EXHIBIT 10.45
CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT BIOGEN INC. TREATS AS PRIVATE OR CONFIDENTIAL.

Execution Version

AMENDED AND RESTATED COLLABORATION AGREEMENT

dated as of October 22, 2017 between
BIOGEN MA INC.

and

EISAI CO., LTD.

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TABLE OF CONTENTS

Page
ARTICLE 1 DEFINITIONS    1
ARTICLE 2 COLLABORATION; GOVERNANCE    30
2.1.Collaboration Overview    30
2.2.Joint Steering Committee    30
2.3.Subcommittees    32
2.4.Administration of Committees    35
2.5.Decision-Making    36
2.6.Phase II/III Criteria Panel    41
2.7.Alliance Managers    42
2.8.General Authority; Conduct of Parties    42
ARTICLE 3 DEVELOPMENT; OPTIONS    43
3.1.Joint Development    43
3.2.Development Costs    44
3.3.Diligence; Standards of Conduct    49
3.4.Development Records and Reports; Inspections    49
3.5.Development Subcontractors    50
3.6.Option Products; Option Exercise    50
3.7.Backups for the E2609 Eisai Collaboration Product    52
ARTICLE 4 REGULATORY MATTERS    56
4.1.Overview    56
4.2.Ownership of Regulatory Filings and Regulatory Approvals    56
4.3.Regulatory Meetings and Correspondence    56
4.4.Eisai Collaboration Product Withdrawals and Recalls    57
4.5.Pharmacovigilance Agreement    57
ARTICLE 5 COMMERCIALIZATION    58
5.1.Overview    58
5.2.Global Branding Strategy    58
5.3.Commercialization Plans and Budgets    58
5.4.Reporting.    59
5.5.Commercialization Standards of Conduct    60
5.6.Commercialization Subcontractors    61
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5.7.Generic Entry    61
5.8.Pricing of Combination Products and Co-Administration    61
5.9.Expansion of Field for Eisai Collaboration Products Containing Molecule BAN2401 62 ARTICLE 6 MANUFACTURE AND SUPPLY    62

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6.1.Overview    62
6.2.Development of Manufacturing Process; Certain Clinical Supply    62
6.3.Supply Agreement    63
6.4.Pre-NDA Review    63
ARTICLE 7 GRANT OF RIGHTS    63
7.1.Rights Granted to Company.    63
7.2.Rights Granted to Eisai    64
7.3.Covenant Not to Sue    64
7.4.No Implied Licenses    64
7.5.Generic or Proprietary Molecule Combination Products    64
7.6.Third Party Molecule Combination Products    65
7.7.Compliance with Third Party Agreements    66
7.8.Limited Disclosure of Know-How.    67
ARTICLE 8 FINANCIAL TERMS    67
8.1.Commercialization Agreements    67
8.2.Milestone Payments    68
8.3.Third Party Obligations    69
8.4.Payment Terms    70
8.5.Taxes    70
8.6.Records and Audit Rights    71
8.7.No Projections    72
8.8.Accounting Principles; Calculations    72
ARTICLE 9 INTELLECTUAL PROPERTY    72
9.1.Disclosure of Inventions    72
9.2.Ownership of Inventions    73
9.3.Prosecution and Maintenance of Patents    73
9.4.Infringement of Patent Rights by Third Parties    76
9.5.Defense of Patent Rights    79
9.6.Patent Marking    79
9.7.Confirmatory Patent Licenses    79
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9.8.Personnel Obligations    79
9.9.No Challenge    80
9.10.Trademarks    81
ARTICLE 10 REPRESENTATIONS AND WARRANTIES    81
10.1.Mutual Representations and Warranties    81
10.2.Representations, Warranties and Covenants by Eisai    82
10.3.Representations and Warranties by Company    84
10.4.Restrictions on Technology    86

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10.5.No Other Representations or Warranties    87
ARTICLE 11 INDEMNIFICATION    87
11.1.Indemnification by Eisai    87
11.2.Indemnification by Company    88
11.3.Indemnification Procedures    89
11.4.Defense of and Indemnification for Product Liability Claims    89
11.5.Limitation of Liability    90
11.6.Insurance    90
11.7.Knowledge Exception    91
ARTICLE 12 CONFIDENTIALITY    91
12.1.Duty of Confidence    91
12.2.Exceptions    91
12.3.Residual Knowledge Exception    92
12.4.Authorized Disclosure    92
12.5.Public Disclosures of Data    93
12.6.Publicity    93
ARTICLE 13 TERM AND TERMINATION    94
13.1.Term    94
13.2.Termination by Either Party for Breach or Insolvency    95
13.3.Termination by Either Party for Safety Reasons    96
13.4.Termination by either Party for Failure to meet Phase II/III Criteria    96
13.5.Termination by Company    97
13.6.Effects of Expiration or Termination    97
13.7.Company’s Surviving Rights in certain events of Termination    99
13.8.Rights in Bankruptcy    100
13.9.Survival    101
ARTICLE 14 NON-COMPETITION; CHANGE OF CONTROL; STAND STILL    101
14.1.Non-Competition    101
14.2.Acquisition; Change of Control    103
14.3.Stand-Still    108
ARTICLE 15 GOVERNING LAW; DISPUTE RESOLUTION    109
15.1.Governing Law    109
15.2.Dispute Resolution    110
15.3.Injunctive Relief; Remedy for Breach of Exclusivity    112
15.4.Dispute Relating to Satisfaction of Phase II/III Criteria    113
ARTICLE 16 MISCELLANEOUS    113
16.1.Entire Agreement; Amendment; Conflict with Commercialization Agreements    113
16.2.Force Majeure    114
16.3.Notices    114

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16.4.No Construction Against the Drafter; Headings    115
16.5.Assignment    116
16.6.Performance by Affiliates    116
16.7.Further Assurances.    116
16.8.Compliance with Law    116
16.9.Severability    116
16.10.No Waiver    116
16.11.Relationship of the Parties    116
16.12.No Third Party Beneficiary Rights    117
16.13.English Language.    117
16.14.Expenses    117
16.15.Counterparts    117
16.16.Effect of This Agreement    117
16.17.Mutual Release    118

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EXHIBITS

Exhibit 1(A)    - Molecule E2609
Exhibit 1(B)    - Molecule BAN2401
Exhibit 1(C)    - Molecule Anti-Tau
Exhibit 1(D)    - Eisai Patents
Exhibit 1(E)    - Company Patents
Exhibit 1(F)    - Commercial Territories

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Exhibit 1(G)    - Existing Third Party Licenses
Exhibit 1(H)    - Field
Exhibit 1(I)    - Form of Quarterly Forecast and Quarterly Report Exhibit 2.2(a)(ii)     - Minimum Shared Development Information Content Exhibit 3.1(a)(i)     - E2609 Eisai Collaboration Product Development Plan
Exhibit 3.1(a) (ii)    - BAN2401 Eisai Collaboration Product Development Plan
Exhibit 3.1(b)(i)    - E2609 Eisai Collaboration Product - Established Overall Budget and Development Plan Budget
Exhibit 3.1(b)(ii)    - BAN2401 Eisai Collaboration Product - Established Overall Budget and Development Plan Budget
Exhibit 3.6(b)(i)    - Anti-Tau Option Product Plan of Development
Exhibit 3.6(b)(ii)    - Basic Terms and Conditions of the Definitive Anti-Tau Agreement for the Anti-Tau Option Product
Exhibit 3.7(b)    - Milestone Payments for Backup Products
Exhibit 3.7(d)    - Milestone Payments for the First Backup Candidate that becomes a Backup Product
Exhibit 5.3    - Global Branding Strategy
Exhibit 7.7    - Obligations under Existing Third Party Licenses Exhibit 8.1(a)    - Form of Commercialization Agreement
Exhibit 8.8    - Accounting Principles
Exhibit 10.2(b)    - License, Assignment, Distribution and Other Agreements relating to Eisai Patents and Eisai Know-How
Exhibit 10.3(a)(ii)    - License, Assignment, Distribution and Other Agreements relating to Company Patents and Company Know-How
Exhibit 10.3(b)(ii)    - Form of Authorized Representative Certificate Exhibit 12.6(a)    - Form of Joint Press Release
Exhibit 13.4    - Phase II/III Criteria BAN2401 Collaboration Product Exhibit 13.4(b)(1)    - BAN2401-201 Clinical Study Protocol, Amendment 01
Exhibit 13.6(b)(vi)    - Amounts Payable by Eisai upon Termination by Company for Eisai’s Breach
Exhibit 14.2    - Operational Separation

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AMENDED AND RESTATED COLLABORATION AGREEMENT

This AMENDED AND RESTATED COLLABORATION AGREEMENT (the
“Agreement”) is entered into as of October 22, 2017 (the “Effective Date”) by and between EISAI CO., LTD., a Japanese corporation having its principal place of business at 4-6-10, Koishikwa, Bunkyo-ku Tokyo 112-8088, Japan (“Eisai”), and BIOGEN MA INC., a Massachusetts corporation having its principal place of business at 225 Binney Street, Cambridge, MA 02142 (“Company”). Company and Eisai are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

BACKGROUND

WHEREAS, the Parties are global pharmaceutical companies with expertise in the development, manufacture and commercialization of human therapeutic products;

WHEREAS, the Parties entered into a Collaboration Agreement, dated as of March 4, 2014 (“Original Agreement Effective Date”) with regard to the development and commercialization of certain pharmaceutical products (together with such First Amendment to the Collaboration Agreement, effective January 27, 2017, entered into by the Parties, the “Original Agreement”);

WHEREAS, commensurate with entering into this Agreement, the Parties are entering into the Other Transaction Documents, including the BIIB037 Collaboration Agreement, dated October 22, 2017, with regard to the development and commercialization of Molecule BIIB037 (the “BIIB037 Collaboration Agreement); and

WHEREAS, the Parties desire to amend and restate the Original Agreement in its entirety in accordance with this Agreement.

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

ARTICLE 1 DEFINITIONS
As used in this Agreement, the following initially capitalized terms, whether used in the singular or plural form, shall have the meanings set forth in this ARTICLE 1. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereunder,” “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Agreement; (d) the terms “Article,” “Section” or “Exhibit” refer to the specified Article, Section or Exhibit of this Agreement; (e) the terms “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (f) “days” refers to calendar days; (g) all references to “U.S.” or “United States” refer to the United States of America; (h) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (i) any reference herein to any Person shall be construed to include the Person’s successors and assigns; and (j) any definition of or reference to any agreement, instrument or other document herein shall be construed

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as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein). All accounting terms used but not otherwise defined herein shall have the meanings ascribed to such terms under the applicable Accounting Standards as applied to a Party. All references to “$” amounts hereunder shall be deemed to be U.S. Dollars.

1.1“AB JDC” means the JDC that oversees the Development Program for Eisai Collaboration Products containing Molecule BAN2401.

1.2“Accounting Standards” means, with respect to Company, U.S. GAAP, and means, with respect to Eisai, IFRS or JP GAAP (with respect to Japan only), in each case, as generally and consistently applied throughout the applicable Party’s organization.

1.3“Acquired Party” has the meaning set forth in Section 14.2(a).

1.4“Acquired Party Election Date” has the meaning set forth in Section 14.2(c)(ii).

1.5“Acquiring Party” has the meaning set forth in Section 14.1(d).

1.6“AD related Disease” means dementia which relates to neurodegeneration other than Alzheimer’s disease, including dementia with Lewy bodies and dementia with Parkinson’s disease.

1.7“AD related Indications” means indications for AD related Disease with respect to Molecule BAN2401.

1.8“Affiliate” means, with respect to a Person, any other Person that controls, is controlled by, or is under common control with such Person. For the purpose of this definition, “control” shall mean, direct or indirect, ownership of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors in the case of a corporation, or more than fifty percent (50%) of the equity interest in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby the entity or person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity. In the case of entities organized under the laws of certain countries, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and in such case such lower percentage shall be substituted in the preceding sentence, provided that, in such case, such foreign investor has the power to direct the management and policies of such entity.

1.9“Agreement” has the meaning set forth in the preamble hereto.

1.10“Alliance Manager” has the meaning set forth in Section 2.7(a).

1.11“Annual Development Plan Budget” has the meaning set forth in Section 3.1(b). The initial Annual Development Plan Budget for the E2609 Eisai Collaboration Product and the BAN2401 Eisai Collaboration Product are set forth on Exhibit 3.1(b)(i) or 3.1(b)(ii), as applicable.

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1.12“Anti-Tau Option” has the meaning set forth in Section 3.6(b).

1.13“Anti-Tau Option Period” has the meaning set forth in Section 3.6(b).

1.14“Anti-Tau Option Product” has the meaning set forth in Section 3.6(b).

1.15“Anti-Tau Updated Schedules” has the meaning set forth in Section 3.6(b).

1.16“Anti-Tau Updated Schedules Date” has the meaning set forth in Section 3.6(b).

1.17“Applicable Law” means all applicable laws, statutes, rules, regulations, guidelines, orders, judgments and/or ordinances of any Governmental Authority.

1.18“Arbitral Tribunal” has the meaning set forth in Section 15.2(a).

1.19“Arbitration Rules” has the meaning set forth in Section 15.2(a).

1.20“Asia Territory” means Hong Kong, Bahrain, Bangladesh, Bhutan, Brunei, Cambodia, India, Indonesia, Laos, Malaysia, Maldives, Myanmar, Nepal, Pakistan, Philippines, Singapore, Sri Lanka, Thailand, the State of Mongolia, Timor-Leste, Taiwan, Macau and Vietnam

1.21“Auditor” has the meaning set forth in Section 8.6(b)(i).

1.22“Backup Candidate” means a Small Molecule pharmaceutical product candidate having a primary mechanism of action through inhibition of beta-secretase that, at any time during the Backup Term (a) is Controlled by Eisai and/or its Affiliates and (b) has initiated or has been evaluated in IND-enabling toxicology studies, but for which Eisai has not, as of the Backup Trigger Date, commenced evaluation in a Phase II Clinical Study or evaluated in a Phase II Clinical Study.

1.23“Backup Candidate Package” has the meaning set forth in Section 3.7(c).

1.24“Backup Product” means

(a)each Small Molecule pharmaceutical product having a primary mechanism of action through inhibition of beta-secretase that, on the Backup Trigger Date (1) is Controlled by Eisai and/or its Affiliates, (2) has been evaluated in a Phase I Clinical Study and (3) Eisai is evaluating in a Phase II Clinical Study or has evaluated in a Phase II Clinical Study; and

(b)any Backup Candidate that has been deemed a Backup Product pursuant to
Section 3.7(c).

1.25“Backup Product Package” has the meaning set forth in Section 3.7(a).

1.26“Backup Term” means the period beginning on the Effective Date and ending on March 4, 2018.

1.27“Backup Trigger Date” has the meaning set forth in Section 3.7(a).

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1.28“BAN2401-201” means the Phase II Clinical Study being conducted by Eisai as of the Effective Date with an Eisai Collaboration Product containing Molecule BAN2401.

1.29“BAN2401 Eisai Collaboration Product” means the Eisai Collaboration Product containing Molecule BAN2401 that Eisai is testing in the BAN2401-201 Phase II Clinical Study as of the Effective Date.

1.30“BIIB037 Collaboration Agreement” has the meaning set forth in the preamble hereto.

1.31[***]

1.32[***]

1.33“Biological Product” means a virus, therapeutic serum, toxin, antitoxin, vaccine, blood, blood component or derivative, allergenic product (including any antibody), protein (except any chemically synthesized polypeptide), or analogous product, or arsphenamine or derivative of arsphenamine (or any other trivalent organic arsenic compound), applicable to the prevention, treatment, or cure of a disease or condition.

1.34“Breaching Party” has the meaning set forth in Section 13.2(a).

1.35“Business Day” means a day other than (a) a Saturday or a Sunday, (b) a bank or other public holiday in Tokyo, Japan, (c) a bank or other public holiday in Boston, Massachusetts, or (d) the nine (9) consecutive calendar days beginning on December 24th and continuing through January 1st. Any measurement of a number of Business Days or calendar days, as applicable, shall be determined with respect to Eastern Standard Time or Eastern Daylight Time, as applicable.

1.36“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.37“Calendar Year” means a period of twelve (12) consecutive calendar months ending on December 31.

1.38“Cease(s) Commercializing” means, with respect to any product, that a Party terminates all of such Party’s Commercialization activities with respect to such product, which may be achieved by (a) all Commercialization activities with respect to such product ceasing or
(b) such Party divesting substantially all of its rights to such product, whether by sale or exclusive license pursuant to which such Party has terminated or divested all rights to control or exercise influence (other than as may be customary for a licensor solely to the extent necessary to ensure compliance by the licensee under any applicable agreement) of the course of Development or Commercialization of such product. “Cease(s) Commercialization” shall have a correlative meaning.

1.39“Change of Control” means, with respect to a Party, any of the following events:

(a)any Third Party (or group of Third Parties acting in concert) becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power

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of the capital stock then outstanding of such Party normally entitled to vote in elections of directors other than pursuant to a consolidation or merger;

(b)such Party consolidates with or merges into another corporation or entity, or any corporation or entity consolidates with or merges into such Party, in either event pursuant to a transaction or series of related transactions following which more than fifty percent (50%) of the total voting power of the capital stock outstanding of the surviving entity, or its ultimate parent entity, normally entitled to vote in elections of directors is not held by Persons who held the outstanding shares of such Party immediately preceding such consolidation or merger; provided, however, that notwithstanding the foregoing, the occurrence of an event described in this clause
(b) of this Section 1.39 with respect to a Party shall not be a Change of Control if either (X) a majority of the board of directors or other governing body of such Party or the surviving entity, or its ultimate parent entity, as applicable, after three (3) months following such event is comprised of members who were members of the board of directors or other governing body of such Party immediately prior to such event or (Y) a majority of the Executive Officers of such Party or the surviving entity, or its ultimate parent entity, as applicable, after three (3) months following such event are individuals who were Executive Officers of such Party immediately prior to such event; or

(c)such Party conveys, transfers or leases all or substantially all of its assets related to this Agreement to any Third Party, whether resulting from merger, acquisition, consolidation or otherwise.

1.40“Change of Control Notice” has the meaning set forth in Section 14.2(a).

1.41“Claims” has the meaning set forth in Section 11.1.

1.42“Clinical Study” means a clinical study conducted on human subjects that is designed to (a) establish that a pharmaceutical product is reasonably safe for continued testing, (b) investigate the safety and efficacy of the pharmaceutical product for its intended use, and to define warnings, precautions and adverse reactions that may be associated with the pharmaceutical product in the dosage range to be prescribed or (c) support Regulatory Approval, Pricing Approval or label expansion of such pharmaceutical product. Without limiting the foregoing, Clinical Study includes any Phase I Clinical Study, Phase II Clinical Study, Phase II Clinical Study, Phase III Clinical Study and any Phase IV Clinical Study.

1.43“Co-Administration” means the administration of two or more drugs or therapies together, but not necessarily initiated at the same time. “Co-Administration” includes therapies or drugs for Alzheimer’s disease, AD related Disease or any other indication (whether of not for Alzheimer’s disease or AD related Disease) being administered as concomitant, add-on or sequenced drugs or therapies, as applicable. “Co-Administered” shall have a correlative meaning.

1.44“COC Competing Product” means either of (a) a Competing Product, as defined in Section 1.75 or as defined in the corresponding provision of any Option Product Agreement entered into prior to the date of the applicable Change of Control, or (b) any product which has received Regulatory Approval in one or more countries of the Territory for the treatment, prevention, or amelioration of cognitive decline in Alzheimer’s Disease or AD related Disease.

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1.45“COC Competing Product Termination Notice” has the meaning set forth in Section 14.2(c)(i).

1.46“Code” has the meaning set forth in Section 13.8(a).

1.47“Collaboration” has the meaning set forth in Section 2.1.

1.48“Collaboration Product Value” has the meaning set forth in Section 14.2(d).

1.49“Collaboration Gross Margin” means, with respect to an Eisai Collaboration Product in a Commercial Territory, Net Sales of such Eisai Collaboration Product in such Commercial Territory less Cost of Sales with respect to such Eisai Collaboration Product in such Commercial Territory.

1.50“Collaboration Operating Profit/Loss” means, with respect to an Eisai Collaboration Product in a Commercial Territory, Collaboration Gross Margin with respect to such Eisai Collaboration Product in such Commercial Territory less Commercialization Costs with respect to such Eisai Collaboration Product in such Commercial Territory.

1.51“Combination Product” means a product containing both the Eisai Collaboration Product and one or more other active ingredients in addition to such Eisai Collaboration Product where the Eisai Collaboration Product and such other active ingredients are together in a physical mixture or packaged and priced together as a single product. For the avoidance of doubt, “Combination Product” shall not include the Co-Administration of one or more drugs or therapies.

1.52“Combination Product Amount” shall mean the following: in the event an Eisai Collaboration Product is sold in the form of a Combination Product, Gross Sales for such Eisai Collaboration Product will be determined for each Calendar Quarter that such Combination Product is sold by [***], in each case in the same country and in the same dosage as in the Combination Product. If, on a country-by-country basis, the other active ingredients in the Combination Product are not sold separately in such country, Gross Sales for such Calendar Quarter shall be calculated [***], in each case in the same country and in the same dosage as in the Combination Product. If, on a country-by-country basis, the Eisai Collaboration Product component of the Combination Product is not sold separately in such country, but the other active ingredients are sold separately, Gross Sales for such Calendar Quarter shall be calculated by [***], in each case in the same country and in the same dosage as in the Combination Product. If, on a country-by-country basis, neither the Eisai Collaboration Product nor the other active ingredients of the Combination Product are sold separately in such country, Gross Sales for such Calendar Quarter for such Combination Product shall be determined by the Parties in good faith. If there are no prior year’s invoices, the Parties may use an estimate of future invoice prices.

1.53“Combination Therapy” or “Combination Therapies” has the meaning set forth in Section 3.2(a)(vi).

1.54“Commercial Territory” means each of the United States and its territories, Japan, the Asia Territory, the European Territory and the Rest of World Territory.

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1.55“Commercialization Affiliate” has the meaning set forth in Section 8.1(a).

1.56“Commercialization Agreement” has the meaning set forth in Section 8.1(a).

1.57“Commercialization Costs” means Marketing Costs, Sales Costs, Medical Costs, Distribution Costs, General and Administrative Costs, Third Party Milestones and Royalties and Other Commercialization Out-of-Pocket Costs, whether incurred before or after the launch of the relevant Eisai Collaboration Product, but in each case excluding any Development Costs and any costs or expenses specified in this Agreement as being solely the responsibility of a Party or otherwise not included in Commercialization Costs.

1.58“Commercialization Plan” has the meaning set forth in Section 5.3(a).

1.59“Commercialization Plan Budget” has the meaning set forth in Section 5.3(a).

1.60“Commercialize” means all activities constituting importing, marketing, distributing, preparing to offer for sale, offering for sale or selling an Eisai Collaboration Product in the Field in the Territory and shall include Medical Activities, Marketing Activities, Promotion activities, pre-launch activities to prepare a market for potential sales, pricing and reimbursement activities and activities required to fulfill ongoing regulatory obligations, including adverse event reporting. When used as a verb, “Commercialize” shall mean to engage in Commercialization.

1.61“Commercially Reasonable Efforts” means, with respect to any objective, those reasonable, diligent and good faith efforts to accomplish such objective as a Party would customarily use to accomplish a similar objective under similar circumstances, which are no less than those efforts used by such Party in its Development, Manufacture or Commercialization projects as the case may be with such Party’s own compounds and products having comparable commercial potential, stage of development, medical/scientific, technical and regulatory profile, and intellectual property protection, taking into account all Commercially Relevant Factors at the time such efforts are to be expended. To the extent that each Party’s performance of its obligations hereunder is adversely affected by the other Party’s failure to perform its obligations under this Agreement or any supply agreement (including the supply agreement referenced in Section 6.3) or any Commercialization Agreement, then the impact of such performance failure will be taken into account in determining whether a Party has used its Commercially Reasonable Efforts to perform any such affected obligations, but only to the extent such other Party’s performance failure is the cause of such Party’s failure to meet such obligations.

1.62“Commercially Relevant Factors” means, with respect to an Eisai Collaboration Product or an Option Product, as the case may be, including as applicable to such product, all relevant factors that may affect the Development, Regulatory Approval or Commercialization of such Eisai Collaboration Product or such Option Product, including (as applicable): safety, efficacy, quality or stability; product profile (including product modality, category and mechanism of action); stage of Development or life cycle status; Development, Regulatory Approval, Manufacturing, and Commercialization costs and risk; feasibility of Manufacture; the likelihood of obtaining Regulatory Approvals (including satisfactory price approvals) and the timing of such approvals; the current guidance and requirements for Regulatory Approval and the current and projected regulatory status; labeling or anticipated labeling; the then-current competitive

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environment external to the Parties and the likely competitive environment external to the Parties at the time of projected entry into the market (i.e., not taking into consideration any other Eisai Collaboration Products, Option Products or other products in which a Party has an economic interest); past performance; present and future market potential; existing or projected pricing, sales, reimbursement and profitability; pricing or reimbursement changes in relevant countries; proprietary position, strength and duration of patent protection and anticipated exclusivity; and other scientific, technical, regulatory, and commercial factors that the decision-making Party reasonably believes to be relevant to such Eisai Collaboration Product or Option Product, as applicable.

1.63“Company” has the meaning set forth in the preamble to this Agreement.

1.64“Company Disclosure Schedule” means the disclosure schedule prepared by Company and delivered by Company to Eisai on the Effective Date.

1.65“Company Indemnitees” has the meaning set forth in Section 11.1.

1.66“Company Know-How” means any Know-How (including Results) owned or Controlled by Company or any of its Affiliates as of the Effective Date or thereafter during the Term that is reasonably necessary or useful, or that is actually used for the Development, Manufacture, use or Commercialization of Eisai Collaboration Molecules and/or Eisai Collaboration Products. For the avoidance of doubt, “Company Know-How” excludes Joint Inventions, Joint Know-How and Eisai Know-How.

1.67“Company Manufacturing Patents” means the Patent Rights relating to inventions or discoveries (a) conceived, discovered, or otherwise made by or on behalf of Company, other than jointly with Eisai, and arising out of the Manufacturing activities to be conducted by Company under this Agreement or otherwise Controlled by Company relating, but not necessarily limited, to Eisai Collaboration Products containing Molecule BAN2401 and (b) having claims Covering the Manufacture of Eisai Collaboration Products containing Molecule BAN2401 or having claims that are reasonably necessary or useful, or that are actually used by Company for the Manufacture of Eisai Collaboration Products containing Molecule BAN2401.

1.68“Company Option Product Know-How” means any Know-How owned or Controlled by Company or any of its Affiliates as of the Effective Date or thereafter during the Term that is reasonably necessary or useful, or that is actually used for the Development, Manufacture or use of the Option Molecules and/or Option Products.

1.69“Company Option Product Patents” means any Patent Rights owned or Controlled by Company or any of its Affiliates as of the Effective Date or thereafter during the Term having claims Covering any of the Option Molecules and/or Option Products, or their use, composition or Manufacture or having claims that are reasonably necessary or useful, or that are actually used for the Development, Manufacture or use of the Option Molecules and/or Option Products.

1.70“Company Option Product Technology” means the Company Option Product Know-How and the Company Option Product Patents.

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1.71“Company Patents” means the Patent Rights identified in Exhibit 1(E) attached hereto, and any other Patent Rights owned or Controlled by Company or any of its Affiliates as of the Effective Date or thereafter during the Term, (a) claiming Company Know-How, (b) otherwise arising out of activities conducted pursuant to the Collaboration which Cover Eisai Collaboration Molecules and/or Eisai Collaboration Products and/or Backup Candidates and/or Backup Products or (c) having claims that are reasonably necessary or useful, or that are actually used for the Development, Manufacture, use or Commercialization of Eisai Collaboration Molecules and/or Eisai Collaboration Products, and/or Backup Candidates and/or Backup Products. For the avoidance of doubt, “Company Patents” shall include Company Manufacturing Patents and Company Substantially Related Patents, but exclude Joint Patents and Eisai Patents.

1.72“Company Prosecution Patents” has the meaning set forth in Section 9.3(a)(i).

1.73“Company Substantially Related Patents” has the meaning set forth in Section 9.3(a)(i).

1.74“Company Technology” means the Company Patents, Company Know-How, and Company’s interest in Joint Know-How, Joint Patents and Joint Inventions.

1.75“Competing Product” means (a) with respect to an Eisai Collaboration Product containing Molecule BAN2401, an antibody pharmaceutical product having a primary mechanism of action (or in the case of a Combination Product or Co-Administration of an Eisai Collaboration Product containing Molecule BAN2401, any active ingredient contained in such Combination Product or such Co-Administration of an Eisai Collaboration Product containing Molecule BAN2401 having as its primary mechanism of action) through inhibition of amyloid beta, and (b) with respect to Eisai Collaboration Product containing Molecule E2609 or a Backup Product or Backup Candidate being Developed under the Collaboration pursuant to Section 3.7(c), a Small Molecule pharmaceutical product having a primary mechanism of action (or in the case of a Combination Product or Co-Administration containing Molecule E2609 or a Backup Product or Backup Candidate being Developed under the Collaboration pursuant to Section 3.7(c), any component of such product having as its primary mechanism of action) through inhibition of beta- secretase; provided that the definition of Competing Product shall not include (i) any antibody pharmaceutical product containing Molecule BIIB037 or (ii) anti-tau product being Developed or Commercialized by one of the Parties at the time an Option Product Agreement is executed.

1.76“Competitive Change of Control” means an acquisition of either Party by a Third Party resulting in a Change of Control of such Party where:

(a)such Change of Control occurs during the applicable Non-Compete Term (for either Eisai Collaboration Products containing Molecule BAN2401 or Eisai Collaboration Products containing Molecule E2609 (or a Backup Product)) or, if an Option Product Agreement has been entered into during the applicable non-compete term for either of the Option Products under either such Option Product Agreement; and

(b)the Third Party acquirer in such Change of Control or any of its Affiliates is, at the time of such Change of Control, promoting, distributing, marketing or selling a COC Competing Product.

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1.77“Confidential Information” means, with respect to a disclosing Party or any of its Affiliates, all Know-How and other proprietary information and data of a financial, commercial or technical nature which such disclosing Party or any of its Affiliates has supplied or otherwise made available to the other Party or its Affiliates, whether made available orally, in writing or in electronic form. Notwithstanding anything to contrary in this Section 1.77, any Results that either Party or its Affiliates (and permitted subcontractors and distributors) generates under this Agreement that, in each case, Substantially Relate to Eisai Collaboration Molecules, Eisai Collaboration Products, Backup Candidates and/or Backup Products shall be deemed Confidential Information of Eisai.

1.78“Control” or “Controlled” means, with respect to any Know-How, Patent Rights, other intellectual property rights, or any other proprietary or trade secret information, the legal authority or right (whether by ownership, license or otherwise other than pursuant to this Agreement) of a Party or any of its Affiliates (or, as described below, a Future Acquirer) to grant a license or a sublicense of or under such Know-How, Patent Rights, other intellectual property rights, or any other proprietary or trade secret information to another Person, or to otherwise disclose such proprietary or trade secret information to another Person to the extent set forth in this Agreement, without breaching the terms of any agreement with a Third Party, or misappropriating the proprietary or trade secret information of a Third Party. Notwithstanding the foregoing, any intellectual property right Controlled by a Future Acquirer of a Party shall not be treated as “Controlled” by a Party or its Affiliates for purposes of this Agreement to the extent, but only to the extent, that such intellectual property (a) is Controlled by such Future Acquirer of such Party immediately prior to the time such Future Acquirer qualifies as such, other than pursuant to a license or other grant of rights by such Party, or (b) is Controlled by such Future Acquirer subsequent to the time that such Future Acquirer qualifies as such but was not Controlled by such Party or its Affiliates immediately prior to the time such Future Acquirer qualifies as such and did not come under the Control of such Future Acquirer due to any reference or access to Eisai Technology or Company Technology, as applicable, by such Future Acquirer.

1.79“Cost of Goods Sold” or “COGS” means [***] of the following: a Party’s costs to produce or acquire commercial supplies of an Eisai Collaboration Product to the extent that such costs would ordinarily be included as a cost of goods sold under the applicable Accounting Standards for a similar product or are Inventory Build Costs, including direct and indirect labor costs, material costs, allocable depreciation and amortization, allocable facilities costs, allocable product quality assurance/control costs, external CMO manufacturing/fill and pack costs, label and packaging costs, transportation, custom and duty clearance, warehousing and storage costs, corporate overhead and any other costs borne by a Person such as state property taxes, FDA manufacturing fees and Third Party distribution costs, manufacturing scrap, inventory write-off due to quality rejects or excess and obsolete inventory, stability costs, training kit costs, technology transfer costs related to new processes or facilities, costs to rectify contamination, costs to qualify a new supplier or process and idle capacity costs if such idle capacity has been originally reserved for the Manufacture of such Eisai Collaboration Product within the next [***]. COGS shall exclude idle manufacturing costs of a Party’s manufacturing plant that is underutilized, other than such idle capacity reserved for the manufacture of such Eisai Collaboration Product within the next [***].

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1.80“Cost of Sales” means, with respect to an Eisai Collaboration Product and a Commercial Territory, Cost of Goods Sold with respect to such Eisai Collaboration Product and such Commercial Territory.
1.81“Cover”, “Covering” or “Covered” means, with respect to a given Molecule or product in a given country in the Territory, that, in the absence of ownership of or a license granted under a Valid Claim, the manufacture, use, offer for sale, sale or importation of such Molecule or product in such country would infringe such Valid Claim (or, in the case of a claim that has not yet issued, would infringe such claim if it were to issue without modification).
1.82“Customer-Facing Activities” means, with respect to each Eisai Collaboration Product, any contact of a Representative within a country of the Territory with a medical professional with prescribing authority or other individuals or entities that have a significant impact or influence on prescribing decisions, in an effort to inform such persons about such Eisai Collaboration Product for its approved uses within such country of the Territory.

1.83“Decision Period” has the meaning set forth in Section 14.1(d).

1.84“Definitive Anti-Tau Agreement” has the meaning set forth in Section 3.6(b)(ii).

1.85“Develop” or “Development” means drug research and development activities, including test method development and stability testing, assay development and audit development, toxicology, formulation, quality assurance/quality control development, statistical analysis, Nonclinical Studies, Clinical Studies, health technology assessments, packaging development, regulatory affairs, and the preparation, filing, prosecution and maintenance of any Regulatory Filings or Regulatory Approvals, including post-approval commitments.
1.86“Developing Party” has the meaning set forth in Section 3.6(b)(ii).

1.87“Development Costs” means the costs and expenses incurred by or on behalf of a Party or its Affiliates, including FTE costs and Out-of-Pocket Costs, attributable or reasonably allocable to the Development of the Eisai Collaboration Molecule or an Eisai Collaboration Product. “Development Costs” shall include (a) the costs of internal personnel engaged in such efforts, which costs shall be determined based on the FTE Rate and represented in the FTE costs,
(b) toxicological, pharmacokinetical and metabolical studies, other Nonclinical Studies or Clinical Studies, data analysis, safety management, medical writing support and regulatory publishing and submissions from such studies, which include expenses for data management, statistical designs and studies, document preparation, TMF records management, various complaint reporting requirements (e.g., clinical adverse events reporting) and other administrative expenses associated with the clinical testing program or Post-Approval Clinical Trial Commitments, (c) Regulatory Expenses, (d) costs of Development subcontractors, (e) the costs of Manufacturing process development, process improvement, scale-up and validation costs, including costs associated with the transfer and implementation of manufacturing technology necessary to qualify a Manufacturing facility, (f) costs for the Development related to biomarkers and companion diagnostics and (g) the cost of contract research organizations (CROs) and clinical supply, including: (i) costs of manufacturing Eisai Collaboration Products, packaging of Eisai Collaboration Products and distribution of Eisai Collaboration Products, in each case, to the extent used in Clinical Studies, (ii) expenses incurred to purchase and/or package comparator and

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combination drugs, and (iii) costs and expenses of disposal of clinical samples. “Development Costs” shall not include (i) Inventory Build Costs, or (iii) any costs or expenses specified in this Agreement as being solely the responsibility of a Party. For the avoidance of doubt, FTE costs to be included as Development Costs shall include only the cost of time spent by FTEs directly performing work pursuant to the Development Plan and shall be calculated at the FTE Rate.

1.88“Development Costs Calculation Report” has the meaning set forth in Section 3.2(b).
1.89“Development Costs Report” has the meaning set forth in Section 3.2(b).

1.90“Development Plan” has the meaning set forth in Section 3.1(a). The initial Development Plan for the E2609 Eisai Collaboration Product and the BAN2401 Eisai Collaboration Product are set forth on Exhibit 3.1(a)(i) or 3.1(a)(ii), as applicable.
1.91“Development Program” means with respect to each Eisai Collaboration Product, the Development activities with respect to such Eisai Collaboration Product under the applicable Development Plan, in each case in accordance with the terms of this Agreement.
1.92“Disclosed Inventions” has the meaning set forth in Section 9.1.
1.93“Discretionary Development” means any Development activities that are not Original Development, Required Development or New Development.
1.94“Discretionary Development Overage” has the meaning set forth in Section 3.2(a)(v)(B).
1.95“Discretionary Development Overall Cap” has the meaning set forth in Section 3.2(a)(v)(A).
1.96“Distribution Costs” means, with respect to an Eisai Collaboration Product, the FTE costs and other direct costs identifiable or allocable to the distribution of such Eisai Collaboration Product, including warehousing, transportation, order entry, customs, duties, insurance, billing, shipping, credit and collection and other such activities.
1.97“E2609 Eisai Collaboration Product” means the Eisai Collaboration Product containing Molecule E2609 that Eisai is testing in a Clinical Study as of the Effective Date.
1.98“Effective Date” has the meaning set forth in the preamble of this Agreement.
1.99“Eisai” has the meaning set forth in the preamble to this Agreement.
1.100“Eisai Buy/Sell Product(s)” means, with respect to the applicable COC Competing Product:

(a)If such COC Competing Product is an antibody pharmaceutical product having a primary mechanism of action (or in the case of a combination product, any component of such combination product having as its primary mechanism of action) through inhibition of amyloid beta, any Eisai Collaboration Product being Developed and/or Commercialized under the Collaboration that is an antibody pharmaceutical product having a primary mechanism of action

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(or in the case of a combination product, any component of such combination product having as its primary mechanism of action) through inhibition of amyloid beta;

(b)If such COC Competing Product is a Small Molecule pharmaceutical product having a primary mechanism of action (or in the case of a combination product, any component of such combination product having its primary mechanism of action) through inhibition of beta- secretase, any Eisai Collaboration Product or Backup Candidate being Developed and/or Commercialized under the Collaboration that is Small Molecule pharmaceutical product having a primary mechanism of action (or in the case of a combination product, any component of such combination product having its primary mechanism of action) through inhibition of beta-secretase; or

(c)If such COC Competing Product is a product which has received Regulatory Approval in one or more countries of the Territory for the treatment, prevention, or amelioration of cognitive decline in Alzheimer’s Disease or AD related Disease, any Eisai Collaboration Product or Backup Candidate that is being Developed and/or Commercialized under the Collaboration for the treatment, prevention, or amelioration of cognitive decline in Alzheimer’s Disease or AD related Disease.

1.101“Eisai Collaboration Molecule” means Molecule E2609, Molecule BAN2401, and any active molecule in any Backup Product deemed to be an Eisai Collaboration Product pursuant to Section 3.7.
1.102“Eisai Collaboration Product” means
(a)any pharmaceutical product or composition containing an Eisai Collaboration

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Molecule, Section 3.7,

(b)any Backup Product deemed to be an Eisai Collaboration Product pursuant to

(c)any Generic or Proprietary Molecule Combination Product that is permitted to be Developed under Section 7.5,

(d)any Third Party Molecule Combination Product to the extent the Parties agree to Commercialize such Third Party Molecule Combination Product under the Collaboration pursuant to Section 7.6(b), and

(e)any Restricted Product deemed to be an Eisai Collaboration Product pursuant to Section 14.1(d).

1.103“Eisai Disclosure Schedule” means the disclosure schedule prepared by Eisai and delivered by Eisai to Company on the Effective Date.

1.104“Eisai Indemnitees” has the meaning set forth in Section 11.2.
1.105“Eisai Know-How” means any Know-How (including Results) owned or Controlled by Eisai or any of its Affiliates as of the Effective Date or thereafter during the Term

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that is reasonably necessary or useful, or that is actually used for the Development, Manufacture, use or Commercialization of Eisai Collaboration Molecules and/or Eisai Collaboration Products, and Backup Candidates and/or Backup Products. For the avoidance of doubt, “Eisai Know-How” excludes Joint Inventions, Joint Know-How and Company Know-How.
1.106“Eisai Patents” means the Patent Rights identified in Exhibit 1(D) attached hereto, and any other Patent Rights owned or Controlled by Eisai or any of its Affiliates as of the Effective Date or thereafter during the Term having claims Covering any of the Eisai Collaboration Molecules and/or Eisai Collaboration Products and/or Backup Candidates and/or Backup Products, or having claims that are reasonably necessary or useful, or that are actually used for the Development, Manufacture, use or Commercialization of the Eisai Collaboration Molecules and/or Eisai Collaboration Products and/or Backup Candidates and/or Backup Products. For the avoidance of doubt, “Eisai Patents” exclude Joint Patents and Company Patents.
1.107“Eisai Prosecution Patents” has the meaning set forth in Section 9.3(a)(i).
1.108“Eisai Reversion Period” has the meaning set forth in Section 2.5(c)(i)(B)(3).
1.109“Eisai Technology” means the Eisai Patents, Eisai Know-How, and Eisai’s interest in Joint Know-How, Joint Patents and Joint Inventions.
1.110“EMA” means the European Medicines Agency or any successor entity thereto.
1.111“Encumbrance” means any claim, charge, equitable interest, hypothecation, lien, mortgage, pledge, option, license, assignment, power of sale, retention of title, right of preemption, right of first refusal or security interest of any kind.
1.112“Established Overall Budget” has the meaning set forth in Section 3.1(a). The initial Established Overall Budget for the E2609 Eisai Collaboration Product and the BAN2401 Eisai Collaboration Product are set forth on Exhibit 3.1(b)(i) or 3.1(b)(ii), as applicable.
1.113“EU” means all of the European Union member states as of the applicable time during the Term.
1.114“European Territory” means Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, Albania, Armenia, Belarus, Gibraltar, Iceland, Kosovo, Liechtenstein, Macedonia, Norway, Switzerland, Turkey, Ukraine, Vatican City State and the United Kingdom.
1.115“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
1.116“Executive Officer” means (a) with respect to Company, any “officer” of Company as such term is defined in Rule 16a-1 under the Exchange Act, and (b) with respect to Eisai, a “Corporate Officer” of Eisai under the Japanese Corporation Act.
1.117“Existing Third Party License” means an agreement entered into by Eisai with a Third Party prior to the Effective Date, including any amendments thereto as of the Effective Date,

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pursuant to which such Third Party granted Eisai a license to Patent Rights or Know-How that are Controlled by Eisai or its Affiliates as of the Effective Date and that are necessary or useful to research, Develop, Manufacture, Commercialize, market, import, export, sell or offer for sale or otherwise use an Eisai Collaboration Molecule or Eisai Collaboration Product for any purpose in the Field. All Existing Third Party Licenses as of the Effective Date are listed on Exhibit 1(H).
1.118“FCPA” has the meaning set forth in Section 5.5(b).
1.119“FD&C Act” means the United States Federal Food, Drug and Cosmetic Act, as amended.
1.120“FDA” means the United States Food and Drug Administration or any successor entity thereto.
1.121“Field” means all human and veterinary therapeutic, diagnostic and prophylactic

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uses.

1.122“Final Clinical Study Report” has the meaning set forth in Section 13.5(a).
1.123“First Commercial Sale” means the first sale to a Third Party of an applicable pharmaceutical product in a certain country after all Regulatory Approvals have been obtained in such country; provided that any sales of such applicable pharmaceutical product arising from named patient, compassionate use, or other similar programs in the applicable country will not be considered a First Commercial Sale.
1.124“First Subsequent 12 Month Commercialization Period” has the meaning set forth in Section 2.5(c)(i)(B)(1).
1.125“First Subsequent Follow-On Period” has the meaning set forth in Section 2.5(c)(i)(B)(2).
1.126“First Subsequent Reversion Period” has the meaning set forth in Section 2.5(c)(i)(B)(3).
1.127“Follow-On 2 Year Commercialization Period” has the meaning set forth in Section 2.5(c)(i)(B)(2).
1.128“Force Majeure” has the meaning set forth in Section 16.2.
1.129“FTE” means a full-time dedicated, non-executive, non-administrative person year, or in the case of less than a full-time dedicated non-administrative person, a full-time equivalent non-administrative person year, based upon a total of [***] weeks (i.e., [***]) hours) per year of Development, Manufacturing or Commercialization work undertaken by non- administrative personnel of Eisai or Company or their respective Affiliates, as applicable.
1.130“FTE Rate” means the rate per FTE (which may be prorated on a daily basis as necessary) of [***] per annum with respect to activities conducted pursuant to this Agreement, subject to annual adjustment on each anniversary of the Effective Date by the change in the rate of the Employment Cost Index for total compensation for the “management, professional and

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related” occupational group, as published by the United States Department of Labor, Bureau of Labor Statistics (or any similar index agreed upon by the Parties if such index ceases to be compiled and published). For the avoidance of doubt, the FTE Rate shall be used only with respect to Development Costs and not any other costs, including Commercialization Costs, which shall have different FTE rates as determined by the JCC pursuant to Section 2.3(b)(ii).
1.131“Future Acquirer” means a Third Party to any Change in Control transaction involving a Party.
1.132“General and Administrative Costs” means costs chargeable to Eisai Collaboration Products relating to the Commercialization of Eisai Collaboration Products in a Commercial Territory equal to a portion of Net Sales of Eisai Collaboration Products in such Commercial Territory as set by the JCC. The JCC shall determine such portion by calculating each Party’s general and administrative cost budget relating to the Territory as a percentage of projected Eisai Collaboration Product sales in each Commercial Territory (which projection is to be set by the JCC prior to the time an Eisai Collaboration Product is expected to be first sold in each Commercial Territory).
1.133“Generic Collaboration Product” means a Generic Product approved by reference to an approved Eisai Collaboration Product.
1.134“Generic or Proprietary Molecule Combination Product” has the meaning set forth in Section 7.5(a).
1.135“Generic Product” means:
(a)with respect to a pharmaceutical product containing a Biological Product, any pharmaceutical product which (i) has been approved as a biosimilar or interchangeable product by reference to a previously approved Biological Product, including as applicable an Eisai Collaboration Product, by FDA pursuant to Section 351(k) of the Public Health Service Act (42
U.S.C. 262(k)), as may be amended, or any subsequent or superseding law, statute or regulation,
(ii) has been approved as a similar biological medicinal product to a previously approved Biological Product, including as applicable an Eisai Collaboration Product, by EMA pursuant to Directive 2001/83/EC, as may be amended, or any subsequent or superseding law, statute or regulation, or (iii) has otherwise achieved analogous regulatory approval from another applicable Regulatory Authority,

(b)with respect to a pharmaceutical product containing a Small Molecule, any pharmaceutical product that is approved by reference to a previously approved pharmaceutical product (i) for purposes of the United States, (1) under Section 505(j) or 505(b)(2) of the FD&C Act, and (2) if approved under such Section 505(b)(2), has received an “AB” rating pursuant to the FDA’s therapeutic equivalence coding system, or (ii) for purposes of the EU, under ARTICLE 10 of Directive 2001/83EC, as amended or (iii) for purpose of a country outside the US and EU, and for specific countries in the EU, in reliance on an analogous regulatory pathway to those described in clause (1) and (2), as determined by the applicable Regulatory Authority in such country; and

1.136“Global Branding Strategy” has the meaning set forth in Section 5.2.

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1.137“Governmental Authority” means any court, agency, department, authority or other instrumentality of any multi-national, national, state, county, city, province or other political subdivision.

1.138“Gross Sales” means, with respect to any Eisai Collaboration Product and any Commercial Territory, the gross amount invoiced by a Party or its Affiliates or sublicensees for sales of such Eisai Collaboration Product in such Commercial Territory to unrelated Third Parties in bona fide arm’s length transactions, including sales to distributors. For clarity, “Gross Sales” will include a Party’s revenue received from distributors, and not revenue of the distributors themselves. A sale or transfer of an Eisai Collaboration Product by a Party to one of its Affiliates shall not be considered a sale to a Third Party for the purpose of this provision but the resale of such Product by such Affiliate to a Third Party shall be a sale for such purposes. In the event the Eisai Collaboration Product is sold in the form of a Combination Product, Gross Sales in respect of such Eisai Collaboration Product will be the Combination Product Amount.
1.139“ICC” has the meaning set forth in Section 15.2(a).
1.140“IFRS” means International Financial Reporting Standards, consistently applied.
1.141“IND” means an Investigational New Drug application in the U.S. filed with the FDA or the corresponding application for the investigation of an Eisai Collaboration Product in any other country or group of countries, as defined in the Applicable Laws and filed with the Regulatory Authority of a given country or group of countries.
1.142“Indemnitee” has the meaning set forth in Section 11.3.
1.143“Indemnitor” has the meaning set forth in Section 11.3.
1.144“Initial 3 Year Commercialization Period” has the meaning set forth in Section 2.5(c)(i)(B)(1).
1.145“Initial Launch Plan” means the first Commercialization Plan for each of the Major Commercialization Countries submitted to the JSC under Section 5.3(a) that describes the initial launch of the Eisai Collaboration Product in such Major Commercialization Country.
1.146“Initial Launch Plan Budget” has the meaning set forth in Section 5.3(a).
1.147“Insolvency Event” means, in relation to either Party, any one of the following: (a) that Party becomes insolvent; (b) that Party is the subject of voluntary or involuntary bankruptcy proceedings, civil rehabilitation proceedings (Minji-saisei-tetsuzuki) or corporate reorganization proceedings (Kaisha-kousei-tetsuzuki) instituted on behalf of or against such Party (except for involuntary bankruptcy proceedings, civil rehabilitation proceedings (Minji-saisei-tetsuzuki) or corporate reorganization proceedings (Kaisha-kousei-tetsuzuki) which are dismissed within sixty
(60) days); (c) an administrative receiver, receiver and manager, interim receiver, custodian, sequestrator or similar officer is appointed in respect of that Party; (d) a notice shall have been issued to convene a meeting for the purpose of passing a resolution to wind up that Party, or such a resolution shall have been passed other than a resolution for the solvent reconstruction or reorganization of that Party; (e) a resolution shall have been passed by that Party or that Party’s directors to make an application for an administration order or to appoint an administrator; or (f)

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that Party proposes or makes any general assignment, composition or arrangement with or for the benefit of all or some of that Party’s creditors or makes or suspends or threatens to suspend making payments to all or some of that Party’s creditors or that Party submits to any type of voluntary arrangement relating to any of the events described in this clause (f).
1.148“Interim Period” has the meaning set forth in Section 13.7.
1.149“Inventory Build Costs” means a Party’s costs to produce or acquire supplies of an Eisai Collaboration Product prior to the First Commercial Sale of such Eisai Collaboration Product to the extent that such costs are not incurred in connection with a clinical trial and would ordinarily be included as a cost of research and development under the applicable Accounting Standards.
1.150“Joint Commercialization Committee” or “JCC” has the meaning set forth in Section 2.3(b)(i).
1.151“Joint Development Committee” or “JDC” has the meaning set forth in Section 2.3(a)(i).
1.152“Joint Inventions” has the meaning set forth in Section 9.2.
1.153“Joint Know-How” has the meaning set forth in Section 9.2.
1.154“Joint Manufacturing Committee” or “JMC” has the meaning set forth in Section 2.3(c)(i).
1.155“Joint Manufacturing Patents” means Joint Patents relating to inventions or discoveries (a) arising out of the Manufacturing activities to be conducted under this Agreement relating, but not necessarily limited, to Eisai Collaboration Products containing Molecule BAN2401 and (b) having claims Covering the Manufacture of Eisai Collaboration Products containing Molecule BAN2401 or having claims that are reasonably necessary or useful, or that are actually used for the Manufacture of Eisai Collaboration Products containing Molecule BAN2401.
1.156“Joint Other Patents” means Joint Patents that are not Joint Manufacturing Patents or Joint Substantially Related Patents.
1.157“Joint Patents” has the meaning set forth in Section 9.2.
1.158“Joint Steering Committee” or “JSC” has the meaning set forth in Section 2.2(a).
1.159“Joint Substantially Related Patents” means Joint Patents claiming inventions made in the course of conducting Development, Manufacturing and/or Commercialization activities for any Eisai Collaboration Product under or relating to this Agreement that Substantially Relate to an Eisai Collaboration Product or Eisai Collaboration Molecule, excluding any Joint Manufacturing Patents.
1.160“JP GAAP” means Japanese generally accepted accounting principles, consistently applied.

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1.161“Know-How” means all technical information, know-how and data, including inventions (whether patentable or not), discoveries, trade secrets, specifications, instructions, processes, formulae, materials, expertise and other technology applicable to compounds, formulations, compositions, products or to their manufacture, development, registration, use or commercialization or methods of assaying or testing them or processes for their manufacture, formulations containing them, compositions incorporating or comprising them and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data, instructions, processes, formulae, expertise and information, regulatory filings and copies thereof, relevant to the development, manufacture, use or commercialization of and/or which may be useful in studying, testing, development, production or formulation of products, or intermediates for the synthesis thereof.
1.162“LOE” means, on an Eisai Collaboration Product-by-Eisai Collaboration Product and country-by-country basis, the earlier of (a) the date of expiration, lapse, or invalidation of the last Valid Claim Covering such Eisai Collaboration Product in such country and (b) the First Commercial Sale of a Generic Collaboration Product with respect to such Eisai Collaboration Product in such country.
1.163“LOE Term” has the meaning set forth in Section 7.6(b).
1.164“[***]
1.165[***]
1.166“Losses” has the meaning set forth in Section 11.1.
1.167“Major Commercialization Country” means each of the United States, Japan, Germany, China and the United Kingdom.
1.168“Major European Country” means each of the United Kingdom, France, Germany, Italy and Spain.
1.169“Major Market” means each of the US and each Major European Country.
1.170“Manufacture” means, with respect to a molecule or product, to synthesize, express, manufacture, process, formulate, package, label, hold, store, quality control test and release such molecule or product, and “Manufacturing” means those activities that relate to the synthesis, expression, manufacture, processing, formulation, packaging, labeling, holding, storing, quality control testing and release of such molecule or product, including manufacturing process development and scale-up, validation, qualification and audit of clinical and commercial manufacturing facilities, bulk product and fill/finish work and related quality assurance technical support activities.
1.171“Marketing Activities” means, with respect to an Eisai Collaboration Product, any activity that incurs a Marketing Cost.
1.172“Marketing Authorization Application” or “MAA” means an application for the authorization to market an Eisai Collaboration Product in any country or group of countries outside

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the United States, as defined in Applicable Law and filed with the Regulatory Authority of a given country or group of countries.
1.173“Marketing Costs” means, with respect to an Eisai Collaboration Product, the FTE costs (based on FTE rates as determined by the JCC) and other direct costs actually incurred by a Party in connection with the marketing, Promotion and advertising of such Eisai Collaboration Product, including providing samples of such Eisai Collaboration Product, costs for preparing and reproducing detailing aids, Eisai Collaboration Product promotional materials and other promotional materials, costs for product related public relations, costs to build or otherwise maintain relationships with opinion leaders and professional societies, costs for market research and market studies (before and after product approval), and healthcare economics studies, including cost of care valuations, and costs for other similar activities directly related to the Eisai Collaboration Products. “Marketing Costs” shall also include, to the extent directly related to an Eisai Collaboration Product and actually incurred by a Party, (a) actual Out-of-Pocket costs for outside services and expenses (e.g., consultants, agency fees, meeting costs, etc.) and (b) costs for activities related to obtaining reimbursement from payers, pricing (other than costs for obtaining Pricing Approvals), advocacy, policy, patient services and marketing data. Marketing Costs will specifically exclude the costs of activities which promote either Party’s business as a whole without being specific to an Eisai Collaboration Product (such as corporate image advertising).
1.174“Marks” has the meaning set forth in Section 9.10(b).
1.175“Medical Activities” means, with respect to an Eisai Collaboration Product, any activity that incurs a Medical Cost.
1.176“Medical Costs” means, with respect to an Eisai Collaboration Product, the FTE costs and other direct costs designed to ensure or improve appropriate medical use of, conduct medical education for, or further research regarding, such Eisai Collaboration Product, including:
(a) activities of medical science liaisons and supporting medical staff; (b) grants to support continuing medical education, symposia, or Third Party research related to an Eisai Collaboration Product in the Territory; (c) development, publication and dissemination of publications relating to such Eisai Collaboration Product, as well as medical information services provided in response to inquiries communicated via internal staff or received by letter, phone call or email; (d) conducting advisory board meetings or other consultant programs, the purpose of which is to obtain advice and feedback related to the commercialization of such Eisai Collaboration Product;
(e) Post-Approval Clinical Trials; (f) activities related to patient registries and (g) clinical, patient, marketplace or technical data generation.
1.177“Milestone” has the meaning set forth in Section 8.2.
1.178“Milestone Payment” has the meaning set forth in Section 8.2.
1.179“Molecule” means any Eisai Collaboration Molecule or any Option Molecule.
1.180“Molecule Anti-Tau” means the antibody described on Exhibit 1(C) attached

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hereto.

hereto.

1.181“Molecule BAN2401” means the antibody described on Exhibit 1(B) attached

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hereto.
1.182
“Molecule E2609” means the Small Molecule described on Exhibit 1(A) attached

1.183“Mutual Consent Matter” means those matters defined as a Mutual Consent

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Matter in Section 2.5(c) and any other matter that the Parties expressly mutually agree to designate as a “Mutual Consent Matter” under this Agreement. With respect to each Mutual Consent Matter, each Party must expressly provide their consent (including any such consent delivered by electronic transmission). Unless otherwise specified herein, consent shall mean, with respect to Eisai, the written consent of a duly authorized Representative of Eisai or Eisai’s CEO (or their designee) and, with respect to Company, the written consent of a duly authorized Representative of Company or Company’s CEO (or their designee).
1.184“NDA” means, with respect to an Eisai Collaboration Product, a New Drug Application or Biologic License Application, as applicable, in the United States for authorization to market such Eisai Collaboration Product, as defined in Applicable Law and filed with the FDA.
1.185“Net Sales” means, with respect to an Eisai Collaboration Product in a Commercial Territory, Gross Sales less the following deductions actually incurred, allowed, paid, accrued or specifically allocated by the applicable Selling Party to such Eisai Collaboration Product in such Commercial Territory:
(a)[***]

(b)[***]

(c)[***]

(d)[***]

(e)[***]

(f)other future similar deductions, taken in the ordinary course of business and in accordance with the Accounting Standards and the Party’s standard practices.

Upon any commercial sale or other disposal of an Eisai Collaboration Product by or on behalf of Selling Parties hereunder other than in a bona fide arm’s length transaction exclusively for money, Net Sales for such sale or other disposal shall be determined [***]

1.186“New Development” means any Development activities (including with respect to a Combination Product or the Co-Administration of an Eisai Collaboration Product) not set forth in the Development Plan then in effect that are (a) required to support a new form or new indication, or (b) designed to be “adequate and well-controlled studies” as defined in Section
314.126 of Chapter 1, Subchapter D in the FDA Title 21, to obtain a Regulatory Approval of a change to the Clinical Studies, Warnings and Precautions, or Adverse Reactions sections of the then-existing prescribing information for such Eisai Collaboration Product to the extent such change expands the FDA-approved patient population in Alzheimer’s disease specified in such then-existing prescribing information.
1.187“New Development Overage” has the meaning set forth in Section 3.2(a)(iv)(B).

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1.188“New Development Overall Cap” has the meaning set forth in Section 3.2(a)(iv)(A).
1.189“New Development Success Payment” has the meaning set forth in Section 3.2(a)(iv)(C).
1.190“Non-Acquired Party” has the meaning set forth in Section 14.2(a).
1.191“Non-Breaching Party” has the meaning set forth in Section 13.2(a).
1.192“Nonclinical Studies” means all non-human studies, including preclinical studies and toxicology studies, of Eisai Collaboration Molecules and Eisai Collaboration Products.
1.193“Non-Compete Term” means, on an Eisai Collaboration Product-by-Eisai Collaboration Product and country-by-country basis, the period beginning on the Effective Date and ending on the earlier of (a) the termination of this Agreement with respect to such Eisai Collaboration Product in such country and (b) seven (7) years following the First Commercial Sale in such country of such Eisai Collaboration Product; provided that if such country is not the U.S., a Major European Country or Japan and the First Commercial Sale of such Eisai Collaboration Product in such country does not occur prior to the First Commercial Sale of a Generic Collaboration Product with respect to such Eisai Collaboration Product in a Major European Country, the US or Japan, then the Non-Compete Term for such Eisai Collaboration Product in such country shall end upon such First Commercial Sale of a Generic Collaboration Product with respect to such Eisai Collaboration Product in the earlier of a Major European Country, the US or Japan; further provided that, notwithstanding the foregoing, if this Agreement is terminated pursuant to Section 13.2(a), (i) the Non-Compete Term for the Non-Breaching Party shall end upon such termination pursuant to clause (a) of this Section 1.193 and (ii) the Non-Compete Term for the Breaching Party shall continue until the end of the seven (7)-year period described in clause
(b) of this Section 1.193, in each case ((i) and (ii)) for the Eisai Collaboration Product(s) with respect to which this Agreement is terminated.
1.194“Operational Separation Notice” has the meaning set forth in Section 14.2(b)(i).
1.195“Option Molecule” means Molecule Anti-Tau.
1.196“Option Product” means any pharmaceutical product or composition containing an Option Molecule.
1.197“Option Products Agreements” means the Definitive Anti-Tau Agreement.
1.198“Original Agreement” has the meaning set forth in the preamble hereto.
1.199“Original Agreement Effective Date” has the meaning set forth in the preamble hereto.
1.200“Original Development” means, with respect to each Eisai Collaboration Product, the Development activities described in the applicable Development Plan attached hereto as of the Effective Date.

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1.201“Original Development Overage” has the meaning set forth in Section 3.2(a)(iii)(B).
1.202“Original Development Overall Cap” has the meaning set forth in Section 3.2(a)(iii)(A).
1.203“Original Development Success Payment” has the meaning set forth in Section 3.2(a)(iii)(C).
1.204“Other Indications” means indications for diseases other than Alzheimer’s disease and AD related Disease with respect to Molecule BAN2401.
1.205“Other Commercialization Out-of-Pocket Costs” means, with respect to an Eisai Collaboration Product, other Out-of-Pocket Costs paid by the Parties or their Affiliates to Third Parties which are not part of Development Costs and are not otherwise allocated pursuant to ARTICLE 9, but are expenses with respect to the Manufacture or Commercialization of such Eisai Collaboration Product, including the following:
(a)to the extent not accounted for pursuant to Section 9.10(b), Trademark Costs that are directly related to the Commercialization of an Eisai Collaboration Product;

(b)product liability insurance to the extent the Parties obtain a joint policy; and

(c)legal settlements (unless otherwise allocated under ARTICLE 9 or included as a Regulatory Expense).

1.206“Other Transaction Agreements” means (i) the Amended and Restated Confidentiality Agreement, dated October 24, 2013, between an Affiliate of Company and Eisai and (ii) the BIIB037 Collaboration Agreement.
1.207“Out-of-Pocket Costs” means, with respect to activities pursuant to this Agreement, expenses paid or payable by either Party or its Affiliates to Third Parties (other than employees of such Party or its Affiliates) to the extent specifically identifiable and attributable or reasonably allocable and incurred to conduct such activities for Eisai Collaboration Molecules and/or Eisai Collaboration Products, have been recorded in accordance with applicable Accounting Standards, and for the avoidance of doubt, do not include pre-paid amounts or capital expenditures.
1.208“Overall Development Spending Cap” has the meaning set forth in Section 3.2(a)(ii).
1.209“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.
1.210“Patent Action” has the meaning set forth in Section 9.9.
1.211“Patent Rights” means the rights and interests in and to issued patents and pending patent applications in any country, jurisdiction or region (including inventor’s certificates and utility models), including all provisionals, non-provisionals, substitutions, continuations, continuations-in-part, divisionals, renewals and all patents granted thereon, and all reissues, reexaminations, extensions, confirmations, revalidations, registrations and patents of addition

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thereof, including supplementary protection certificates, PCTs, pediatric exclusivity periods and any foreign equivalents to any of the foregoing.
1.212“Patent Term Extension” has the meaning set forth in Section 9.3(e).
1.213“Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.
1.214“Phase I Clinical Study” means a Clinical Study that generally provides for the introduction into humans of a pharmaceutical product with the primary purpose of determining safety, metabolism and pharmacokinetic properties and clinical pharmacology of such product, in a manner that is generally consistent with 21 CFR § 312.21(a), as amended (or its successor regulation) and/or any analogous Applicable Law outside of the United States, as applicable, provided, however, a Phase I Clinical Study does not include any study generally characterized by the FDA as an “exploratory IND study” in CDER’s Guidance for Industry, Investigators, and Reviewers Exploratory IND Studies, January 2006, irrespective of whether or not such study is actually performed in the United States or under an IND.
1.215“Phase II Clinical Study” means a Clinical Study, the principal purpose of which is to make a preliminary determination as to whether a pharmaceutical product is safe for its intended use and to obtain sufficient information about such product’s efficacy, in a manner that is generally consistent with 21 CFR § 312.21(b), as amended (or its successor regulation) and/or any analogous Applicable Law outside of the United States, as applicable, to permit the design of further Clinical Studies.
1.216“Phase II/III Criteria” means the criteria set forth on Exhibit 13.4.
1.217“Phase II/III Criteria Expert” means a disinterested, conflict-of-interest-free individual not affiliated or consulting with either Party with acknowledged expertise in biostatistics as such relates to the analysis and interpretation of the results of clinical trials of pharmaceutical products sufficient to determine whether an Eisai Collaboration Product satisfies the Phase II/III Criteria described in paragraph 1) (“Primary endpoint efficacy”) or 2) (“Safety”) of Exhibit 13.4. The selected individual shall not be or have been at any time an Affiliate, employee, consultant, officer or director of either Party or any of its respective Affiliates
1.218“Phase II/III Criteria Expert List” has the meaning set forth in Section 2.6.
1.219“Phase II/III Criteria Panel” means a panel of three (3) Phase II/III Criteria Experts constituted in accordance with Section 2.6.
1.220“Phase III Clinical Study” means a phase III Clinical Study carried out prior to initiation of pivotal Phase III Clinical Studies, that is intended to be the definitive dose range finding study in patients with efficacy as primary endpoint, as well as safety, initiated after completion of a Phase I Clinical Study (or phase III Clinical Study, if performed), that will evaluate the dose-dependent effectiveness of a pharmaceutical product for a particular indication or indications in patients with the disease or condition under study, as well as to collect further adverse effects and safety data to assess the risks associated with the pharmaceutical product, and further pharmacokinetic data.

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1.221“Phase III Clinical Study” means a Pivotal Clinical Study with a defined dose or a set of defined doses of a pharmaceutical product designed to ascertain efficacy and safety of such product, in a manner that is generally consistent with 21 CFR § 312.21(c), as amended (or its successor regulation) and/or any analogous Applicable Law outside of the United States, as applicable, for the purpose of enabling the preparation and submission of an NDA or MAA.
1.222“Phase III Package” has the meaning set forth in Section 3.6(b)(ii).
1.223“Phase IV Clinical Study” means any Clinical Study in an indication for an Eisai Collaboration Product to be conducted after a Regulatory Approval in such indication which was mandated by the applicable Regulatory Authority as a condition of such Regulatory Approval or was otherwise conducted for any other purpose, including for medical observation or commercial purposes.
1.224“Phase 3 Option” has the meaning set forth in Section 3.6(b)(ii).
1.225“PhRMA Code” means the PhRMA Code on Interactions with Health Care Professionals.
1.226“Pivotal Clinical Study” means a Phase III Clinical Study of an Eisai Collaboration Product or any other Clinical Study of such Eisai Collaboration Product which is intended to be sufficient to support Regulatory Approval of such Eisai Collaboration Product in a particular country, which may be either a Clinical Study conducted to support Regulatory Approval in one or more countries including such country or that is conducted specifically to support Regulatory Approval in such country.
1.227“Post-Approval Clinical Trial” means any Clinical Study in an indication for an Eisai Collaboration Product, other than a Phase IV Clinical Trial, to be conducted after a Regulatory Approval for such indication.
1.228“Post-Approval Clinical Trial Commitment” shall mean any studies or Clinical Trials for an Eisai Collaboration Product that are required by a Regulatory Authority as part of the registration, license or authorization, or in the post-approval setting and which is necessary to market and sell such Eisai Collaboration Product, as applicable, in such country or jurisdiction.
1.229“Post-Phase 3 Option Period” has the meaning set forth in Section 3.6(b)(ii).
1.230“President Arbitrator” has the meaning set forth in Section 15.2(b).
1.231“Pricing Approval” means, with respect to any country where a Governmental Authority authorizes reimbursement, or approves or determines pricing, for pharmaceutical products, receipt (or, if required to make such authorization, approval or determination effective, publication) of such reimbursement authorization or pricing approval or determination (as the case may be).
1.232“Primary Indication” means, with respect to an Eisai Collaboration Product, a target indication for Alzheimer’s disease being sought by the Parties for Regulatory Approval in one or more countries in the Territory as identified and being carried out in the Development Plan in effect as of the Effective Date for such Eisai Collaboration Product.

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1.233“Product Liability Claim” means any Claim of product liability or damage to person or property or death resulting from the use or consumption of any Eisai Collaboration Product in the Territory.
1.234“Profit Sharing Calculation Report” has the meaning set forth in Exhibit 8.1(a).
1.235“Promotion” means those activities, including, without limitation, normally undertaken by a pharmaceutical company’s sales force to implement marketing plans and strategies aimed at encouraging the appropriate use of a particular Licensed Product in a specific indication. When used as a verb, “Promote” shall mean to engage in such activities.
1.236“Proprietary Product” means, with respect to each Party, a compound or product which (a) is Controlled by such Party or its Affiliates or to which such Party or its Affiliates otherwise has obtained rights and (b) is Covered by a Valid Claim of an issued and unexpired patent or a patent application Controlled by such Party or its Affiliates or is subject to data exclusivity as conferred by a competent Regulatory Authority.
1.237“Publications” has the meaning set forth in Section 12.5(c).
1.238“Purchase Price” has the meaning set forth in Section 14.2(d).
1.239“Qualifications” has the meaning set forth in Section 15.2(b).
1.240“Quarterly Forecast” means, in respect of any Calendar Quarter, a forecast in the form of Exhibit 1(I) setting forth on a Commercial Territory-by-Commercial Territory basis the information specified therein to be included in such forecast for such Calendar Quarter.
1.241“Quarterly Report” means, in respect of any Calendar Quarter, a report in the form of Exhibit 1(I) setting forth on a Commercial Territory-by-Commercial Territory basis the information specified therein to be included in such report in respect of such Calendar Quarter.
1.242“Regulatory Approval” means, with respect to an Eisai Collaboration Product, in any country or jurisdiction, any approval (including where required, Pricing Approvals and reimbursement approvals (including health technology assessments)), registration, license or authorization from a Regulatory Authority or other Governmental Authority in a country or other jurisdiction that is necessary to Manufacture, market and sell such Eisai Collaboration Product, as applicable, in such country or jurisdiction and, in the case of New Development, includes any approval from a Regulatory Authority or other Governmental Authority necessary to change the Clinical Studies, Warnings and Precautions, or Adverse Reactions sections of the then-existing prescribing information for such Eisai Collaboration Product to the extent such Regulatory Approval (i) is based on “adequate and well-controlled studies” (as defined in Section 314.126 of Chapter 1, Subchapter D in the FDA Title 21), and (ii) expands the FDA-approved patient population in Alzheimer’s disease specified in such then- existing prescribing information.
1.243“Regulatory Authority” means, any Governmental Authority responsible for granting Regulatory Approvals for Eisai Collaboration Products, including the FDA, EMA and any corresponding national or regional regulatory authorities.

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1.244“Regulatory Expenses” means, with respect to an Eisai Collaboration Molecule or Eisai Collaboration Product, all Out-of-Pocket Costs and FTE costs, which shall be determined based on the FTE Rate, incurred by or on behalf of a Party or its Affiliates in connection with the preparation, filing, prosecution and maintenance of Regulatory Filings, interfacing, corresponding and meeting with any Regulatory Authority and obtaining, maintaining or expanding Regulatory Approvals for any Eisai Collaboration Molecule or such Eisai Collaboration Product.
1.245“Regulatory Filing” means, with respect to the Eisai Collaboration
Molecules or Eisai Collaboration Products, any submission to a Regulatory Authority of any appropriate regulatory application, and shall include any submission to a regulatory advisory board, marketing authorization application, and any supplement or amendment thereto. For the avoidance of doubt, Regulatory Filings shall include any IND, NDA or the corresponding application in any other country or group of countries.

1.246“Representatives” means, with respect to a Person, such Person’s officers, directors, managers, employees, general partners, outside counsel, financial advisors, consultants and agents.
1.247“Required Development” means, with respect to an Eisai Collaboration Product and a particular country or territory of multiple countries, such Development activities (including Clinical Studies, Post-Approval Clinical Trial Commitments and Nonclinical Studies that are not described in the Development Plan for such Eisai Collaboration Product) that are reasonably necessary to obtain or support filings for, or maintain, Regulatory Approval for a Primary Indication for such Eisai Collaboration Product in such country(ies), including such studies which are required by Regulatory Authorities in such country(ies). As used in this Section 1.247, “reasonably necessary” means (a) required by Applicable Law; (b) that a Regulatory Authority has proposed such Development activity, including any Clinical Study or Nonclinical Study; or
(c) such Development activity, including such Clinical Study or Nonclinical Study, has been proposed by Company in response to a specific concern raised by a Regulatory Authority, in each case as a condition to receiving or maintaining Regulatory Approval in such country(ies).
1.248“Residual Knowledge” means knowledge, techniques, experience and Know-How that are (a) reflected in any Confidential Information owned or Controlled by the disclosing Party and (b) retained in the unaided memory of any authorized Representative of the receiving Party after having access to such Confidential Information. A person’s memory will be considered to be unaided only if the person has not intentionally memorized the Confidential Information for the purpose of retaining and subsequently using or disclosing it. In no event, however, will Residual Knowledge include any knowledge, techniques, experience and Know-How to the extent (at any time, for such time) within the scope of any valid patent claim owned or Controlled by the disclosing Party.
1.249“Rest of World Territory” means the group of countries consisting of all countries in the world excluding all of (a) the United States and its territories, (b) the countries in the European Territory, (c) Japan, and (d) the Asia Territory.
1.250“Restricted Period” has the meaning set forth in Section 14.1(d).
1.251“Restricted Product(s)” has the meaning set forth in Section 14.1(d)(i).

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1.252“Results” means, with respect to a product, all analysis, results and raw data from all Development activities undertaken with respect to such product, including as provided for under this Agreement, and any related correspondence or information received from or sent to any Regulatory Authority relating to such product.
1.253“Sale Price” has the meaning set forth in Section 14.2(d).
1.254“Sales Costs” means, with respect to an Eisai Collaboration Product, FTE costs (based on the FTE rates determined by the JCC) and other direct costs specifically identifiable to sales of such Eisai Collaboration Products, which shall include costs associated with sales Representatives (such as recruiting, relocation, compensation, benefits and travel) and training of the sales Representatives, sales meetings, sales call reporting, work on managed care accounts, costs related to customer service, customer engagement and other sales and customer service- related expenses.
1.255“SEC” means the U.S. Securities and Exchange Commission.
1.256“Selling Party” means a Party and its Affiliates, licensees, sublicensees or other transferees and their respective distributors, in each case, engaging in Eisai Collaboration Product sales activities.
1.257“Senior Officers” means the CEO of Eisai (or one of his direct reports) and the CEO of Company (or one of his direct reports).
1.258“Separation Date” has the meaning set forth in Section 14.2(b)(ii)(B).
1.259“SM JDC” has the meaning set forth in Section 3.7(b)(v).
1.260“Small Molecule” means a chemical entity that has a molecular weight that is less than 1,000 Daltons.
1.261“Subcommittee” has the meaning set forth in Section 2.3.
1.262“Subsequent 12 Month Commercialization Period” has the meaning set forth in Section 2.5(c)(i)(B)(1).
1.263“Substantially Relate(s)” means, with respect to an invention or discovery, that such invention or discovery relies upon or requires an Eisai Collaboration Molecule, Eisai Collaboration Product, a Backup Candidate or a Backup Product. “Substantially Related” shall have a correlative meaning.
1.264“Sunshine Act” has the meaning set forth in Section 5.5(b).
1.265“Target Party” has the meaning set forth in Section 14.3(a).
1.266“Target Party’s Entities” means, with respect to Eisai, Eisai and/or [***] and with respect to Company, Company and/or [***].
1.267“Term” has the meaning set forth in Section 13.1.
1.268“Termination Date” has the meaning set forth in Section 14.2(c)(iv)(A).

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1.269“Territory” means all countries of the world.
1.270“Territory Development” means Required Development, New Development, Original Development and Discretionary Development, in each case relating to one or more countries in the Territory.
1.271“Third Party” means any Person other than a Party or an Affiliate of a Party.
1.272“Third Party Combination Package” has the meaning set forth in Section 7.6(b).
1.273“Third Party Infringement” has the meaning set forth in Section 9.4(a).
1.274“Third Party Licenses” means the Existing Third Party Licenses and any Third Party agreement that is deemed to be a Third Party License pursuant to Section 8.3(b).
1.275“Third Party Milestones and Royalties” means milestone amounts and royalties payable after the date of this Agreement to a Third Party pursuant to an agreement between a Party and such Third Party under which intellectual property rights are licensed by the Party from such Third Party that are based upon or result from sales or Development, as applicable, of the Eisai Collaboration Molecule or any Eisai Collaboration Product, in each case after the date of this Agreement, and any amounts deemed to be Third Party Milestones and Royalties pursuant to Section 8.2(b), but shall exclude (a) the value of any shares of a Party provided to such Third Party as consideration for such license, (b) amounts payable by a Party to such Third Party in connection with any financing, credit facility, or securitization arrangement for such intellectual property rights or (c) amounts payable to such Third Party for the reduction or restructuring of payment obligations due to such Third Party under such agreement with such Third Party; provided that,
(x) the foregoing clauses (a), (b) and (c) shall not apply in cases where the Party that is not making the relevant payment or providing the relevant value to such Third Party receives, as a result of such Third Party agreement, economic value in an amount that is at least equal to its applicable percentage share of Collaboration Operating Profit/Loss (as described in the relevant Commercialization Agreement) in the applicable Commercial Territory, (y) any such milestone amount contemplated by this Section 1.275 shall be recognized as a Commercialization Cost based on the gross amount and timing of the payment to such Third Party, irrespective of its treatment under the applicable Accounting Standards, and (z) for any one-time payments made to Third Parties that are treated as a Commercialization Cost in full at the time of such payment for the purpose of Profit Sharing Calculation Report (as defined in the applicable Commercialization Agreement) used in connection with the applicable Commercialization Agreement, the Party making such one-time payment shall not include the amortization expense for such one-time payment as Commercialization Cost for the purpose of Profit Sharing Calculation Report to avoid double counting.
1.276“Third Party Molecule Combination Product” has the meaning set forth in Section 7.6(a).
1.277“Total Development Spending Cap” means (a[***]for the E2609 Eisai Collaboration Product, and (b) [***] for the BAN2401 Eisai Collaboration Product, in each case, incurred since the Original Agreement Effective Date.

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1.278“Trademark Costs” mean the FTE costs and Out-of-Pocket Costs including filing and maintenance expenses, in each case incurred in connection with the establishment and maintenance of rights under trademarks applicable to Eisai Collaboration Products in the Territory, including costs of Territory trademark filing and registration fees, actions to enforce or maintain a Territory trademark and other Territory trademark proceedings.
1.279“Transition Date” has the meaning set forth in Section 14.2(c)(ii).
1.280“Undiscounted List Price” means, for any Calendar Quarter, the weighted average cost to obtain such product in a specific country on the first day of such Calendar Quarter.
1.281“UK Bribery Act” has the meaning set forth in Section 5.5(b).
1.282“U.S.” or “US” or “United States” means the United States of America and its territories and possessions.
1.283“U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.
1.284“Valid Claim” means, with respect to a particular country in the Territory, (a) a claim of an issued and unexpired patent in such country Covering the applicable product in each case that has not been revoked or held unenforceable, un-patentable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is not appealable or has not been appealed within the time allowed for appeal, and that has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise and (b) a claim of a patent application in such country Covering the applicable product, in each case that has been pending less than [***] from the earliest date on which such patent application claims priority and which claim was filed and is being prosecuted in good faith and has not been cancelled, withdrawn or abandoned or finally rejected by an administrative agency action from which no appeal can be taken. Where the product referred to in this definition is an Eisai Collaboration Product, the term “patent” in clause (a) of this definition shall mean an Eisai Patent, Company Patent or Joint Patent and the phrase “a claim of a patent application” in clause
(b) of this definition shall mean a claim of a patent application included in an Eisai Patent, Company Patent or Joint Patent.
1.285“Wind-down Period” has the meaning set forth in Section 14.2(d).
1.286“VAT” has the meaning set forth in Section 8.3(b).
ARTICLE 2 COLLABORATION; GOVERNANCE
2.1.Collaboration Overview. The Parties desire and intend to collaborate with respect to the Development, Manufacturing and Commercialization of Eisai Collaboration Products in the Field in the Territory, as and to the extent set forth in this Agreement (the “Collaboration”).

2.2.Joint Steering Committee.

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(a)Establishment; Reporting.

(i)The Parties shall establish a joint steering committee (“Joint Steering Committee” or “JSC”) within thirty (30) days after the Effective Date that will have the responsibility for the overall coordination and oversight of the Parties’ activities under the Collaboration and this Agreement. Each Party shall be entitled to appoint three (3) Representatives on the JSC. As soon as practicable following the Effective Date (but in no event more than ten
(10) days following the Effective Date), each Party shall either confirm its existing Representative on the JSC or designate a new Representative to serve on the JSC. Each Party shall be free to change its JSC Representatives on notice to the other Party or to send a substitute Representative to any JSC meeting; provided, however, that each Party shall ensure that at all times during the existence of the JSC, its Representatives on the JSC are appropriate in terms of expertise and seniority (including at least one member of senior management) for the then- current stage of Development and Commercialization of the Eisai Collaboration Products and have sufficient authority to act on behalf of such Party with respect to matters within the purview of the JSC. Each Party’s JSC Representatives and any substitute for a JSC Representative shall be bound by the obligations of confidentiality set forth in ARTICLE 12.

(ii)Reporting. At a minimum, Eisai shall provide the Development information described in Exhibit 2.2(a)(ii) for review by the JSC and JDC at each scheduled JSC and JDC meeting.

(b)Specific Responsibilities of the JSC. In addition to its overall responsibility for monitoring and providing general oversight with respect to the Parties’ activities under the Collaboration, the JSC shall in particular have the following responsibilities:

(i)overseeing each Subcommittee (including the JDC, JCC and JMC), including, as appropriate in an oversight role, the items discussed and deliberated within each such Subcommittee;

(ii)reviewing periodically, but at least once annually, the overall goals, strategy and progress of each Development Program and adjusting such goals and strategy of each Development Program as needed;

(iii)with respect to the E2609 Eisai Collaboration Product and the BAN2401 Eisai Collaboration Product, reviewing and approving the initial Development Plan and any revisions, updates or amendments to the Development Plan, the Annual Development Plan Budget and the Established Overall Budget for such product;

(iv)reviewing periodically, but at least annually, the overall goals, strategy and progress of the Commercialization of the Eisai Collaboration Products and adjusting such goals and strategy as needed;

(v)reviewing and approving the Commercialization Plans and Commercialization Plan Budgets prepared by the JCC, including any amendments or updates thereto;

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(vi)coordinating the reporting of actual financial results for the Eisai Collaboration Products;

(vii)subject to Sections 7.5 and 7.6(b), as applicable, reviewing and approving any decision to Develop and Commercialize a Generic or Proprietary Molecule Combination Product or Third Party Molecule Combination Product under the Collaboration;

(viii)periodic, but at least once annually, review of the Field for Eisai Collaboration Products containing Molecule BAN2401, including any determination as to whether Eisai should actively engage in discussions with [***] in order to expand such Field in accordance with the procedures set forth in Section 5.9;

(ix)with respect to each BAN2401 Eisai Collaboration Product, meeting within thirty (30) days after Eisai’s submission of the final Phase II Clinical Study report for such BAN2401 Eisai Collaboration Product pursuant to Section 14.2(c)(ii), as applicable, to review and discuss such final Phase II Clinical Study report, attempt to reach consensus at such meeting on whether the Phase II/III Criteria for such BAN2401 Eisai Collaboration Product have been met;

(x)resolution of matters presented to it by, and disputes raised to it by the Joint Development Committee, the Joint Commercialization Committee, the Joint Manufacturing Committee or any other Subcommittee, in each case, that is within the scope of responsibilities delegated to the respective Subcommittee by the JSC under this Agreement; and

(xi)performing such other functions as appropriate, and directing each Subcommittee to perform such other functions as appropriate, to further the purposes of this Agreement and the Collaboration, in each case as mutually agreed in writing by the Parties.

2.3.Subcommittees. The JSC may establish and disband such subcommittees as deemed necessary by the JSC to perform activities and functions delegated to the JSC hereunder (each a “Subcommittee”). Each such Subcommittee shall consist of the same number of Representatives designated by each Party, which number, if not provided for in this Agreement, shall be mutually agreed by the Parties. Each Party shall be free to change its Subcommittee Representatives on notice to the other Party or to send a substitute Representative to any Subcommittee meeting; provided, however, that each Party shall ensure that at all times during the existence of any Subcommittee, its Representatives on such Subcommittee are appropriate in terms of expertise and seniority for the then-current stage of Development and Commercialization of the applicable Eisai Collaboration Product(s) and have sufficient authority to act on behalf of such Party with respect to matters within the purview of the relevant Subcommittee. Each Party’s Subcommittee Representatives and any substitute for such Representatives shall be bound by the obligations of confidentiality set forth in ARTICLE 12. The initial Subcommittees of the JSC will be the Joint Manufacturing Committee, the Joint Development Committee and the Joint Commercialization Committee.
(a)Joint Development Committee.

(i)Establishment. Within thirty (30) days after the establishment of the JSC, the JSC shall establish a joint development committee for each Development Program (each a “Joint Development Committee” or “JDC”) that shall be responsible for the overall

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coordination and oversight of such Development Program. Each Party shall be entitled to appoint three (3) Representatives on each JDC. As soon as practicable following the Effective Date (but in no event more than thirty (30) days following the Effective Date), each Party shall designate its initial Representative to the JDC.

(ii)Specific Responsibilities of each JDC. With respect to the applicable Eisai Collaboration Product, the respective JDC shall have the following responsibilities subject to oversight of the JSC and in accordance with Section 3.1:

(A)reviewing the progress of all Development activities (whether under this Agreement or otherwise) of the Eisai Collaboration Molecule, including Commercial Plan progress and Initial Launch Plan progress, no less than quarterly;

(B)discussing, preparing and recommending to the JSC for review and approval any revisions, updates or amendments to the Development Plan (including for all Discretionary Development, New Development, Original Development and Required Development), the Annual Development Plan Budget and the Established Overall Budget for the E2609 Eisai Collaboration Product and the BAN2401 Eisai Collaboration Product;

(C)discussing, preparing and recommending to the JSC for review and approval any new Territory Development;

(D)overseeing, coordinating and implementing the Development Program for E2609 Eisai Collaboration Product and the BAN2401 Eisai Collaboration Product consistent with the applicable Development Plan;

(E)providing a forum for the Parties to discuss the Development of such Eisai Collaboration Product;

(F)providing a forum for the Parties to discuss the appropriate allocation of costs and expenses under, and in a manner consistent with the terms of, this Agreement for Development of such Eisai Collaboration Product;

(G)with respect to the AB JDC only, prior to Eisai’s exercise of the Anti-Tau Option pursuant to Section 3.6(b), providing a forum for the Parties to discuss Company’s Development activities for the Anti-Tau Option Product, including receiving updates on Company’s Development activities for the Anti-Tau Option Product;

(H)reporting to the JSC on financial matters;

(I)monitoring the spending of the Parties under the Development Plan for such Eisai Collaboration Product; and

(J)performing such other functions as may be appropriate to further the purposes of the Collaboration and this Agreement, in each case with respect to the Development of such Eisai Collaboration Product, as mutually agreed in writing by the Parties and directed by the JSC.

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(b)Joint Commercialization Committee.

(i)Establishment. Within thirty (30) days after the establishment of the JSC, the JSC shall establish a joint commercialization committee (the “Joint Commercialization Committee” or “JCC”) that shall be responsible for overseeing, reviewing and coordinating the Commercialization of the Eisai Collaboration Products. Each Party shall be entitled to appoint three (3) Representatives on the JCC. As soon as practicable following the formation of the JCC (but in no event more than thirty (30) days after the formation of the JCC), each Party shall either confirm its existing Representative on the JCC or designate a new Representative to serve on the JCC.

(ii)Specific Responsibilities of the JCC. The Joint Commercializa- tion Committee shall have the following responsibilities subject to oversight of the JSC and in accordance with Section 3.1:

(A)reviewing the progress of Commercial activities (whether under this Agreement or otherwise) of the Eisai Collaboration Molecule, including Commercial Plan progress and Initial Launch Plan progress, no less than quarterly;

(B)preparing and recommending to the JSC for review and approval, overall strategic objectives, plans and progress related to Commercialization of the Eisai Collaboration Products;

(C)discussing, preparing and submitting to the JSC for review and approval the Global Branding Strategy for the Eisai Collaboration Products and any updates or amendments thereto;

(D)discussing, preparing and submitting to the JSC for review and approval each Commercialization Plan and Commercialization Plan Budget (including each Initial Launch Plan and Initial Launch Plan Budget) and any updates or amendments thereto; provided that Company shall prepare any such Commercialization Plan and Commercialization Plan Budget (including any amendments or updates thereto) for both the E2609 Eisai Collaboration Product and the BAN2401 Eisai Collaboration Product;

(E)overseeing, coordinating and implementing the Commercialization Plans for the E2609 Eisai Collaboration Product and the BAN2401 Eisai Collaboration Product;

(F)providing a forum for the Parties to discuss the Commercialization of the Eisai Collaboration Products;

(G)preparing and recommending to the JSC a procedure for monitoring the rate of spending for Commercialization compared to the applicable Commercialization Plan Budget (including budget overspends or underspends);

(H)providing a forum for the Parties to discuss, but not determine, the appropriate allocation of costs and expenses under this Agreement for Commercialization of Eisai Collaboration Products;

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(I)reporting to the JSC on financial matters;

(J)overseeing the Commercialization Plan Budget;

(K)overseeing the Parties in the development and implementation of co-Promotion terms with respect to the promotion of each Eisai Collaboration Product in the Territory;

(L)setting the FTE rates for Commercialization activities and Commercialization Costs; and

(M)performing such other functions as may be appropriate to further the purposes of the Collaboration and this Agreement with respect to Commercialization of the Eisai Collaboration Products.

(c)Joint Manufacturing Committee

(i)Establishment. Within thirty (30) days after the establishment of the JSC, the JSC shall establish a joint manufacturing committee (the “Joint Manufacturing Committee” or “JMC”) that shall be responsible for overseeing, reviewing and coordinating the Manufacture of Eisai Collaboration Products. Each Party shall be entitled to appoint three (3) Representatives on the JMC. As soon as practicable following the establishment of the JMC (but in no event more than thirty (30) days following the establishment of the JMC), each Party shall either confirm its existing Representative on the JMC or designate its initial Representatives on the JMC.

(ii)Specific Responsibilities of the JMC. With respect to each Eisai Collaboration Product, the JMC shall have the following responsibilities subject to oversight of the JSC and in accordance with Section 3.1:

(A)managing the supply chain for such Eisai Collaboration
Product;

(B)monitoring logistical strategies, capacity planning and
inventory levels for (1) Clinical Studies and (2) Commercialization in the Field in the Territory for such Eisai Collaboration Product; and

(C)providing a forum for the Parties to discuss any material quality-related issues concerning such Eisai Collaboration Product.

2.4.Administration of Committees.

(a)Chairperson.

(i)Each of the JSC and the Subcommittees shall have one chairperson (the “Chairperson”), with Eisai and Company alternating the right to appoint such Chairperson to the JSC and with respect to Chairpersons on Subcommittees Eisai and Company shall have the

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alternating right to appoint such Chairperson to such Subcommittee on an annual basis with Eisai having the initial right to such Chairperson appointment.

(ii)The Chairperson shall not have any greater authority than any other Representative on the JSC or such Subcommittee, as applicable. The Chairperson shall have the right to call a meeting of the JSC or respective Subcommittee, as applicable, and shall have the following responsibilities: (A) preparing and issuing minutes of each such meeting within thirty
(30) days thereafter; (B) ensuring that any decision-making delegated to the JSC or such Subcommittee, as applicable, is carried out in accordance with Section 3.1; and (C) preparing and circulating an agenda for any upcoming meeting of the JSC or respective Subcommittee, as applicable.

(b)Meetings. The JSC and each Subcommittee shall each hold at least one (1) meeting per Calendar Quarter at such times during such Calendar Quarter as the JSC or applicable Subcommittee Chairperson elects to do so. Meetings of the JSC and the Subcommittees, respectively, shall be effective only if at least two (2) Representatives of each Party are present. The JSC and its Subcommittees may meet either (i) in person at such varied locations as the JSC or applicable Subcommittee mutually agrees or (ii) by audio or video teleconference; provided that no less than two (2) meetings of the JSC during each Calendar Year shall be conducted in person. Other Representatives of each Party involved with the Eisai Collaboration Products may attend JSC and Subcommittee meetings as non-voting participants, provided that such Representatives are subject to the confidentiality provisions set forth in ARTICLE 12. Additional meetings of the JSC and its Subcommittees may also be held with the consent of each Party, or as required under this Agreement. Each Party may reasonably request additional meetings of the JSC or any Subcommittee upon fifteen (15) days’ prior notice to the other Party. Each Party shall be responsible for all of its own expenses incurred in connection with participating in all such meetings.

2.5.Decision-Making.

(a)Decision Making. Decisions of the JSC and each of the Subcommittees shall be made following a vote, with the Representatives of each Party collectively having one (1) vote; provided, that if any Subcommittee fails to reach unanimous agreement on a matter before it for a period in excess of thirty (30) days, then the matter shall be referred to the JSC for resolution; and if the JSC cannot resolve a matter specifically delegated to it or a dispute referred to it by a Subcommittee on a matter specifically delegated to such Subcommittee within thirty (30) days after it begins discussing any such delegated matter or the applicable Subcommittee’s referral of such dispute, as applicable, then, subject to the limitations set forth in this Section 3.1, Eisai or Company, as applicable under Sections 3.1(b) and 3.2(a)(iii)(C), shall have final decision-making authority on such matter or decision.

(b)Referral to Senior Officers. If the JSC cannot resolve a matter specifically delegated to it or a dispute referred to it by a Subcommittee on a matter specifically delegated to such Subcommittee within fifteen (15) days after it begins discussing any such delegated matter or the applicable Subcommittee’s referral of such dispute, as applicable, then the JSC shall escalate such matter or dispute to the Senior Officers for resolution. Such Senior Officers shall use good faith efforts to resolve promptly such matter or dispute, which good faith efforts shall include at

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least one in-person meeting between such Senior Officers if such matter or dispute has not been resolved within fifteen (15) days after the JSC’s submission of such matter or dispute to such Senior Officers and such in-person meeting is requested by the Party disagreeing with the Party that has final decision making authority over such matter or dispute. If a Party requests such an in-person meeting, then such meeting shall be held at the other Party’s headquarters within the timeframes described herein; provided that if the other Party is not available to meet during such fifteen (15) day period, then such fifteen (15) day period shall be extended by consecutive fifteen
(15) day periods until such in-person meeting occurs. If the Senior Officers are unable to mutually agree on the resolution of such matter or dispute within the applicable fifteen (15) days after the JSC’s submission of such matter or dispute to them, then subject to the limitations set forth in Section 3.2(a)(iii)(C), Company or Eisai, as applicable, may elect to exercise its final decision- making authority to decide such matter or dispute related to any Eisai Collaboration Product as described in Section 2.5(c). Notwithstanding anything herein to the contrary, if the JSC is unable to reach consensus on the determination of whether the Phase II/III Criteria for BAN2401 Eisai Collaboration Product have been met at the JSC meeting to be held within thirty (30) days after Eisai’s submission of the applicable final Phase II Clinical Study report to the JSC pursuant to Section 2.2(b)(ix), then the JSC shall escalate such dispute to the Senior Officers for resolution. If the Senior Officers are unable to mutually agree on the resolution of such dispute regarding the determination of whether Phase II/III Criteria have been met within fifteen (15) days (which fifteen
(15) day period may or may not include an in-person meeting) after the JSC’s submission of such dispute to them, then either Party may submit the resolution of such determination to the Phase II/III Criteria Panel in accordance with Section 15.2.

(c)Final Decision Making Authority.

(i)Eisai Final Decision-Making Authority.

(A)General Decision-Making Authority. Subject to the limitations set forth in Section 3.2, 3.2(a)(iii)(B), Section 6.1 and Section 3.2(a)(iii)(C), Eisai shall have responsibility for, control over and final decision-making authority on all matters and activities relating to the Collaboration, including all decisions that impact Development, Commercialization, Manufacturing and regulatory matters of the Eisai Collaboration Product, all pricing decisions and decisions related to Pricing Approvals and Regulatory Approvals, and any issues related to Eisai Collaboration Product withdrawals and recalls, Medical Activities, intellectual property matters, all public disclosures of data related to an Eisai Collaboration Product (including publications of scientific data) and all activities related to the distribution of an Eisai Collaboration Product, including all JSC and Subcommittee decisions, determinations and approvals for any and all of the foregoing

(B)US Commercialization; Mutual Consent.

(1)If, during the three (3) year period commencing with the first Calendar Quarter beginning immediately following the launch of an Eisai Collaboration Product in the United States (such three (3) year period the “Initial 3 Year Commercialization Period”), the Commercialization Entities (as defined in the United States Commercialization Agreement) in the United States, taken as a whole, fail to achieve a cumulative Collaboration Operating Profit with respect to such Eisai Collaboration Product in the United States for at least

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one (1) period consisting of four (4) consecutive Calendar Quarters during the Initial 3 Year Commercialization Period, as calculated at the end of the relevant four (4) consecutive Calendar Quarters, then, at the expiration of the Initial 3 Year Commercialization Period, the Commercialization Plan Budget for such Eisai Collaboration Product in the United States shall become a Mutual Consent Matter for purposes of Section 3.2(a)(iii)(C). In the event that the Commercialization Plan Budget for the Eisai Collaboration Product in the United States shall become a Mutual Consent Matter pursuant to this Section 2.5(c)(i)(B)(1), the Parties shall enter into good faith negotiations with respect to the establishment of the Commercialization Plan Budget for the twelve (12) month period following the expiration of the Initial 3 Year Commercialization Period (the “First Subsequent 12 Month Commercialization Period”); provided that, if the Parties are unable to reach an agreement as to such Commercialization Plan Budget for such First Subsequent 12 Month Commercialization Period within thirty (30) days after commencing such good faith negotiations, the Parties agree that the Commercialization Plan Budget for such First Subsequent 12 Month Commercialization Period in the United States shall be equal to the lower of (a) an amount equal to seventy-five percent (75%) of the total amount of Commercialization Costs incurred by the Parties to Commercialize the Eisai Collaboration Product in the United States during the last four (4) consecutive Calendar Quarters of the Initial 3 Year Commercialization Period, or (b) the amount that in the good faith estimate of the Parties would result in the Commercialization Entities in the United States, taken as whole, achieving a cumulative Collaboration Operating Profit of at least One Dollar ($1.00) during the First Subsequent 12 Month Commercialization Period. If the Commercialization Entities in the United States, taken as a whole, fail to achieve a cumulative Collaboration Operating Profit with respect to the Eisai Collaboration Product in the United States during the First Subsequent 12 Month Commercialization Period, then, subject to Section 2.5(c)(i)(B)(3), for each consecutive twelve
(12) month period thereafter (each such period, a “Subsequent 12 Month Commercialization Period”), if the Parties are unable to reach agreement as to the Commercialization Plan Budget for such Subsequent 12 Month Commercialization Period in the United States as a Mutual Consent Matter, subject to Section 13.5(b), the Commercialization Plan Budget for such Subsequent 12 Month Commercialization Period shall be equal to the lower of (x) an amount equal to seventy- five percent (75%) of the total amount of Commercialization Costs incurred by the Parties to Commercialize the Eisai Collaboration Product in the United States during the twelve (12) month period prior to such Subsequent 12 Month Commercialization Period , or (y) the amount that in the good faith estimate of the Parties would result in the Collaboration Entities in the United States, taken as a whole, achieving a cumulative Collaboration Operating Profit of at least One Dollar ($1.00) during such Subsequent 12 Month Commercialization Period.

(2)If during any consecutive eight (8) Calendar Quarter period commencing with the first Calendar Quarter immediately after the expiration of the Initial 3 Year Commercialization during which the Commercialization Entities in the United States, taken as a whole, achieved a cumulative Collaboration Operating Profit in at least one (1) period consisting of four (4) consecutive Calendar Quarters such that the Commercialization Plan Budget for the applicable Eisai Collaboration Product in the United States did not become a Mutual Consent Matter pursuant to Section 2.5(c)(i)(B)(1) (each such eight (8) Calendar Quarter period, a “Follow-On 2 Year Commercialization Period”), the Commercialization Entities (as defined in the United States Commercialization Agreement) in the United States, taken as a whole, fail to achieve a cumulative Collaboration Operating Profit with respect to the applicable Eisai Collaboration Product in the United States for at least one (1) period consisting of four (4)

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consecutive Calendar Quarters during such Follow-On 2 Year Commercialization Period, as calculated at the end of the relevant four (4) consecutive Calendar Quarters, then at the expiration of such Follow-On 2 Year Commercialization Period, the Commercialization Plan Budget for such Eisai Collaboration Product in the United States shall become a Mutual Consent Matter for purposes of Section 3.2(a)(iii)(C). In the event that the Commercialization Plan Budget for such Eisai Collaboration Product in the United States becomes a Mutual Consent Matter pursuant to this Section 2.5(c)(i)(B)(2), the Parties shall enter into good faith negotiations with respect to the establishment of the Commercialization Plan Budget for the twelve (12) month period following the expiration of the relevant Follow-On 2 Year Commercialization Period (the “First Subsequent Follow-On Period”); provided that, if the Parties are unable to reach an agreement as to such Commercialization Plan Budget for such First Subsequent Follow-On Period within thirty (30) days after commencing such good faith negotiations, the Parties agree that the Commercialization Plan Budget for such First Subsequent Follow-On Period in the United States shall be equal to the lower of (a) an amount equal to seventy-five percent (75%) of the total amount of Commercialization Costs incurred by the Parties to Commercialize such Eisai Collaboration Product in the United States during the last four (4) consecutive Calendar Quarters of the relevant Follow-On 2 Year Commercialization Period, or (b) the amount that in the good faith estimate of the Parties would result in the Collaboration Entities in the United States, taken as whole, achieving a cumulative Collaboration Operating Profit of at least One U.S. Dollar ($1.00) during the First Subsequent Follow-On Period. If the Commercialization Entities in the United States, taken as a whole, fail to achieve a cumulative Collaboration Operating Profit with respect to such Eisai Collaboration Product in the United States during the First Subsequent Follow-On Period, then, subject to Section 2.5(c)(i)(B)(3), for each Subsequent 12-Month Commercialization Period, if the Parties are unable to reach agreement as to the Commercialization Plan Budget for such Subsequent 12-Month Commercialization Period in the United States as a Mutual Consent Matter, subject to Section 13.5(b), the Commercialization Plan Budget for such Subsequent 12-Month Commercialization Period shall be equal to the lower of (x) an amount equal to seventy-five percent (75%) of the total amount of Commercialization Costs incurred by the Parties to Commercialize such Eisai Collaboration Product in the United States during the twelve (12) month period prior to such Subsequent 12 Month Commercialization Period, or (y) the amount that in the good faith estimate of the Parties would result in the Collaboration Entities in the United States, taken as a whole, achieving a cumulative Collaboration Operating Profit of at least One U.S. Dollar ($1.00) during such Subsequent 12 Month Commercialization Period.

(3)If during any of the First Subsequent 12-Month Commercialization Period, the First Subsequent Follow-On Period, the First Subsequent Reversion Period (as defined in this Section 2.5(c)(i)(B)(3)) or any Subsequent 12-Month Commercialization Period, as applicable, the Commercialization Parties in the United States, taken as a whole, achieve a cumulative Collaboration Operating Profit for the relevant twelve (12) month period, then, for each consecutive two (2) year period commencing with the first Calendar Quarter immediately following such twelve (12) month period (each such two (2) year period, an “Eisai Reversion Period”), the Commercialization Plan Budget for the applicable Eisai Collaboration Product in the United States shall no longer be a Mutual Consent Matter for purposes of Section 3.2(a)(iii)(C), and, consistent with Section 2.5(c)(i)(A), shall be within the final decision-making authority of Eisai. If, during the Eisai Reversion Period, the Commercialization Entities in the United States, taken as a whole, fail to achieve a cumulative Collaboration Operating Profit with respect to the Eisai Collaboration Product in the United States for at least one (1) period consisting

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of four (4) consecutive Calendar Quarters during the Eisai Reversion Period, as calculated at the end of the relevant four (4) consecutive Calendar Quarters, then, at the expiration of the Eisai Reversion Period, the Commercialization Plan Budget for the Eisai Collaboration Product in the United States shall become a Mutual Consent Matter for purposes of Section 3.2(a)(iii)(C). In the event that the Commercialization Plan Budget for the Eisai Collaboration Product in the United States shall become a Mutual Consent Matter pursuant to this Section 2.5(c)(i)(B)(3), the Parties shall enter into good faith negotiations with respect to the establishment of the Commercialization Plan Budget for the twelve (12) month period following the expiration of the relevant Eisai Reversion Period (the “First Subsequent Reversion Period”); provided that, if the Parties are unable to reach an agreement as to such Commercialization Plan Budget for such First Subsequent Reversion Period within thirty (30) days after commencing such good faith negotiations, the Parties agree that the Commercialization Plan Budget for such First Subsequent Reversion Period in the United States shall be equal to the lower of (a) an amount equal to seventy-five percent (75%) of the total amount of Commercialization Costs incurred by the Parties to Commercialize the Eisai Collaboration Product in the United States during the last four (4) consecutive Calendar Quarters of the relevant Eisai Reversion Period, or (b) the amount that in the good faith estimate of the Parties would result in the Collaboration Entities in the United States, taken as whole, achieving a cumulative Collaboration Operating Profit of at least One U.S. Dollar ($1.00) during First Subsequent Reversion Period. If the Commercialization Entities in the United States, taken as a whole, fail to achieve a cumulative Collaboration Operating Profit with respect to the Eisai Collaboration Product in the United States during the First Subsequent Reversion Period, then, subject to this Section 2.5(c)(i)(B)(3), for each Subsequent 12-Month Commercialization Period, if the Parties are unable to reach agreement as to the Commercialization Plan Budget for such Subsequent 12-Month Commercialization Period in the United States as a Mutual Consent Matter, subject to Section 13.5(b), the Commercialization Plan Budget for such Subsequent 12- Month Commercialization Period shall be equal to the lower of (x) an amount equal to seventy- five percent (75%) of the total amount of Commercialization Costs incurred by the Parties to Commercialize the Eisai Collaboration Product in the United States during the twelve (12) month period prior to such Subsequent 12 Month Commercialization Period, or (y) the amount that in the good faith estimate of the Parties would result in the Collaboration Entities in the United States, taken as a whole, achieving a cumulative Collaboration Operating Profit of at least One U.S. Dollar ($1.00) during such Subsequent 12 Month Commercialization Period.

(4)Eisai agrees that it shall exercise its final-decision making authority and engage in its Commercialization activities in the United States in good faith, including, to the extent commercially reasonable, incurring Commercialization Costs along a consistent trajectory during the course of each Commercialization Period, and shall not engage in, or fail to engage in, any Commercialization activities with the intent of manipulating Commercialization Costs in order to achieve a Collaboration Operating Profit for the sole purpose of avoiding the consequences intended under this Section 3.2.

(5)Any reference in this Section 3.2 to “cumulative” Collaboration Operating Profit for any period means the cumulative Collaboration Operating Profit measured from the beginning of such period and shall (a) include Third Party Milestones and Royalties that are one-time payments under Third Party Licenses in force and effect as of the Effective Date that are not sales-based milestone payments that are made by the Commercialization Entities during such period, provided that any such one-time payments shall

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be counted solely on an amortized basis, and (b) exclude (i) one-time sales-based milestone payments incurred after the commercial launch of the Eisai Collaboration Product under Third Party Licenses in force and effect as of the Effective Date, and (ii) Third Party Milestones and Royalties and upfront payments under Third Party Licenses that are not in force and effect as of the Effective Date, for each of (a) and (b) solely for the purpose of determining whether a “cumulative” Collaboration Operating Profit has occurred under Section 3.2.

(ii)Company Final Decision Making Authority. Notwithstanding anything to the contrary herein, Company shall have final decision making authority on all matters related to the Option Product prior to the time when the Parties enter into a definitive agreement with respect to the Option Product pursuant to Section 3.6(b)(ii).

(d)Mutual Consent Matters. Notwithstanding anything to the contrary herein, the following matters shall each be a Mutual Consent Matter with respect to each Eisai Collaboration Product, and each Party must expressly provide their written consent with respect to each such Mutual Consent Matter:

(i)the Commercialization Plan Budget of an Eisai Collaboration Product in the United States at such times as such Commercialization Plan Budget is a Mutual Consent Matter pursuant to Section 3.2;

(ii)the termination of any Development Program or Commercialization Plan for an Eisai Collaboration Product, except as permitted in accordance with Section 14.2(c)(i) (due to safety reason), which shall not be a Mutual Consent Matter;

(iii)any decision, with respect to each Eisai Collaboration Product, to not include Company’s logo and relevant trademarks on all packaging for and materials (including promotional materials) regarding such Eisai Collaboration Product; and

(iv)any decision, with respect to each Eisai Collaboration Product, to not include Eisai’s logo and relevant trademarks on all packaging for and materials (including promotional materials) regarding such Eisai Collaboration Product.

2.6.Phase II/III Criteria Panel. Within sixty (60) days of the Effective Date, the Parties will mutually agree in writing on a list of ten (10) Phase II/III Criteria Experts (the “Phase II/III Criteria Expert List”). On a BAN2401 Eisai Collaboration Product-by- BAN2401 Eisai Collaboration Product basis, beginning on the date that Eisai delivers the final Phase II Clinical Study report for such BAN2401 Eisai Collaboration Product, the Parties will jointly contact Phase II/III Criteria Experts from the Phase II/III Criteria Expert List in alphabetical order by last name or confirm any existing Phase II/III Criteria Experts currently serving in such capacity. In the event there are no Phase II/III Criteria Experts appointed for a BAN2401 Eisai Collaboration Product, the first three (3) Phase II/III Criteria Experts contacted pursuant to the preceding sentence who advise that they have availability to act on the Phase II/III Criteria Panel during the period when the Parties anticipate, based on the timeline for consideration of such report by the JSC and Senior Officers pursuant to Section 3.1(b), that a dispute could arise regarding whether or not the Phase II/III Criteria have been met for such BAN2401 Eisai Collaboration Product, shall constitute the Phase II/III Criteria Panel for such BAN2401 Eisai Collaboration Product; provided

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that, if any such Phase II/III Criteria Expert is not actually available at the time that the Phase II/III Criteria Panel is required to act pursuant to Section 15.4, then the Parties will continue to jointly contact Phase II/III Criteria Experts from the Phase II/III Criteria Panel List in alphabetical order by last name until three (3) Phase II/III Criteria Experts are actually able to serve on the Phase II/III Criteria Panel at such time, and such three (3) Phase II/III Criteria Experts shall constitute the applicable Phase II/III Criteria Panel. In order to serve as a member of a Phase II/III Criteria Panel, a Phase II/III Criteria Expert must first enter into an appropriate confidentiality agreement, in a form submitted to him or her by the Parties, otherwise the Parties shall continue to jointly contact Phase II/III Criteria Experts in order to constitute a Phase II/III Criteria Panel pursuant to this Section 2.6. The fees and costs of the Phase II/III Criteria Panel shall be shared equally (50%/50%) by the Parties.

2.7.Alliance Managers.

(a)Appointment. Within thirty (30) days following the Effective Date each Party will appoint, or confirm the current appointment of, (and notify the other Party of the identity of) a senior Representative of such Party having a general understanding of pharmaceutical Development and Commercialization issues to act as its alliance manager under this Agreement (each an “Alliance Manager”). Each Party may replace its Alliance Manager at any time by written notice to the other Party.

(b)Specific Responsibilities. The Alliance Managers will serve as the primary contact point between the Parties for the Collaboration for the purpose of providing each Party with information on the progress of Development and Commercialization of each Eisai Collaboration Product and shall have the following responsibilities:

(i)facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties for such Eisai Collaboration Product;

(ii)coordinating the various functional Representatives of each Party, as appropriate, in developing and executing strategies and plans for the applicable Eisai Collaboration Product;

(iii)providing a single point of communication for seeking consensus both internally within the respective Party’s organization and between the Parties regarding key strategy and planning issues for such Eisai Collaboration Product;

(iv)assisting the integration of teams across functional areas for such Eisai Collaboration Product;

(v)assisting Subcommittees in identifying and raising cross-Party and/or cross-functional disputes in a timely manner; and

(vi)performing such other functions as directed by the JSC.

2.8.General Authority; Conduct of Parties. Each of the JSC, the Subcommittees and the Alliance Managers shall have solely the powers expressly assigned to them in this ARTICLE

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2 and elsewhere in this Agreement. Neither the JSC nor any Subcommittee or Alliance Manager shall have any power to amend, modify, or waive compliance with this Agreement. In conducting themselves on the JSC and the Subcommittees, and as Alliance Managers, and in exercising their rights under this ARTICLE 2, all Representatives of both Parties shall consider diligently, reasonably and in good faith all input received from the other Party, and shall use reasonable efforts to reach unanimity, where required, on all matters before them.

ARTICLE 3 DEVELOPMENT; OPTIONS
3.1.Joint Development.

(a)General. Subject to the terms and conditions of this Agreement, the Parties intend and agree to collaborate with one another with respect to the Development of Eisai Collaboration Products in the Field as provided in this ARTICLE 3 under the direction of the applicable JDC and pursuant to the respective Development Program throughout the Territory. The Parties’ respective responsibilities with respect to each Eisai Collaboration Product shall be as set forth in a detailed written development plan (each, a “Development Plan”) for each of the E2609 Eisai Collaboration Product and the BAN2401 Eisai Collaboration Product set forth in Exhibit 3.1(a)(i) or Exhibit 3.1(a)(ii), as applicable. Each Development Plan shall be updated annually, upon review by the applicable JDC and approval by the JSC in accordance with ARTICLE 2. Each Development Plan and any updates thereto shall (i) reflect the application of Commercially Reasonable Efforts to Develop the applicable Eisai Collaboration Product, (ii) set forth and be consistent with the then-current Established Overall Budget for such Eisai Collaboration Product, (iii) specify in reasonable detail all material Development activities to (A) generate the preclinical, clinical, CMC, regulatory and other information required for filing Regulatory Approval applications for such Eisai Collaboration Product and (B) achieve Regulatory Approval for such Eisai Collaboration Product in the Territory and (iv) include those obligations assigned to each Party with respect to the performance of the Development activities contemplated by such Development Plan. In the event of any inconsistency between any Development Plan and this Agreement, the terms of this Agreement shall prevail. The JDC shall be responsible for preparing and submitting to the JSC an overall budget for the Development Program for each Eisai Collaboration Product (such initial budgets are set forth on Exhibit 3.1(b)(i) or 3.1(b)(ii), as applicable) (as each such budget may be amended from time to time, an “Established Overall Budget”). Notwithstanding anything to the contrary in this Agreement, neither Party shall have the right to increase the Total Development Spending Cap without executing a formal amendment in accordance with Section 16.1.

(b)Annual Development Plan Budgets. The applicable JDC shall be responsible for preparing and submitting to the JSC a detailed budget consistent with the Established Overall Budget for Development Costs relating to the activities set forth in the Development Plan for both the E2609 Eisai Collaboration Product and the BAN2401 Eisai Collaboration Product for each Calendar Year (broken down by Calendar Quarters) covered by the Development Plan (as such budget may be amended from time to time, the “Annual Development Plan Budget”). The Annual Development Plan Budgets for the E2609 Eisai Collaboration Product and the BAN2401 Eisai Collaboration Product for the Calendar Year ending December

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31, 2018 are set forth on Exhibit 3.1(b)(i) or 3.1(b)(ii), as applicable. Subject to Section 3.6(b)(ii), each Party shall use Commercially Reasonable Efforts to manage the Development activities allocated to such Party in the applicable Development Plan such that the Development Costs associated with such Development activities do not exceed the applicable budgeted amounts for such activities in the applicable Established Overall Budget and Annual Development Plan Budget.

(c)Amendments to Development Plans and Annual Development Plan Budgets. From time to time as the applicable JDC shall deem appropriate, such JDC shall prepare amendments to the then-current Development Plan for the applicable Eisai Collaboration Product for approval by JSC. Each such amended Development Plan shall reflect any changes, re- prioritization of studies within, reallocation of resources with respect to, or additions to the then- current Development Plan for such Eisai Collaboration Product, including any Discretionary Development, Required Development or New Development for such Eisai Collaboration Product. In addition, such JDC shall prepare annual updates to the Annual Development Plan Budget for such Eisai Collaboration Product (without necessarily having to amend the corresponding Development Plan) no later than November 1st of each Calendar Year in order to reflect changes in such budget for the following Calendar Year and recommend such amendment for approval by the JSC. Each such amended Annual Development Plan Budget shall specify with reasonable detail the budget for the items described in the applicable Development Plan. Once approved by the JSC, each amended Development Plan and/or Annual Development Plan Budget shall become effective for the applicable period on the date approved by the JSC (or such other date as the JSC shall specify). Any JSC-approved amended Development Plan and/or Annual Development Plan Budget shall supersede the previous Development Plan and/or Annual Development Plan Budget for the applicable period.

(d)Amendments to the Established Overall Budget. From time to time as the applicable JDC shall deem appropriate, such JDC shall prepare amendments to the then- current Established Overall Budget for the applicable Eisai Collaboration Product for approval by the JSC. Any JSC-approved amended Established Overall Budget shall supersede the previous Established Overall Budget.

(e)Territory Development. If the Eisai desires to undertake Territory Development for an Eisai Collaboration Product that is Required Development, New Development or Discretionary Development, then Eisai may propose such Territory Development by submitting to Company and the JDC a written summary of, and proposed protocol for, such Territory Development. The JDC shall consider in good faith, take into account and implement where possible the reasonable comments made by Company with respect to such Territory Development and the JDC shall prepare amendments to the then-current Development Plan and Annual Development Plan Budget in each case for approval by the JSC, subject to Section 3.2(a). Upon JSC approval, Eisai shall undertake such Territory Development.

3.2.Development Costs.

(a)Allocation of Development Costs in the Territory
(i)Required Development. With regards to Territory Development that is Required Development, Eisai shall be responsible for fifty percent (50%) and Company

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shall be responsible for fifty percent (50%) of all Development Costs incurred by the Parties with respect to each Eisai Collaboration Product.

(ii)Overall Development Spending Cap for Original Development, Discretionary Development and New Development. With respect to the aggregate Development Costs for Territory Development that is Original Development, Discretionary Development and New Development, notwithstanding any other provision of this Agreement, Company shall have no obligation to pay to Eisai any amounts in excess of Company’s fifty percent (50%) of one hundred and fifty percent (150%) (i.e., seventy-five percent (75%)) of the applicable Total Development Spending Cap (the “Overall Development Spending Cap”) for either E2609 Eisai Collaboration Product or the BAN2401 Eisai Collaboration Product, except to the extent that Company becomes obligated to pay Original Development Success Payments or New Development Success Payments following obtaining Regulatory Approval for an Eisai Collaboration Product as contemplated by Section 3.2(a)(iii)(C) and Section 3.2(a)(iv)(C), as applicable; provided that Company may, at any time prior to the time that Regulatory Approval is obtained, elect to share in such Development Costs above the Overall Development Spending Cap, New Development Overall Cap and/or Original Development Overall Cap, as applicable, in which event the Original Development Success Payment or New Development Success Payment, as applicable, shall only apply to Company’s portion of Development Costs in excess of the applicable Original Development Overall Cap or New Development Overall Cap that Company did not so elect to fund. For the purpose of clarification, the Overall Development Spending Cap shall not apply to Territory Development that is Required Development.

(iii)Original Development.

(A)With regards to Territory Development that is Original Development, Eisai shall be responsible for fifty percent (50%) and Company shall be responsible for fifty percent (50%) up to an aggregate amount of all Development Costs for such Original Development incurred by both Parties equal to one hundred and twenty percent (120%) of the applicable Total Development Spending Cap (the “Original Development Overall Cap”).

(B)Subject to Sections 3.2(a)(ii) (Overall Development Spending Cap) and 3.2(a)(iii)(A) (Original Development Overall Cap) and unless Company otherwise agrees prior to when such Development Costs are incurred or as otherwise provided in Section 3.2(a)(iii)(C), Eisai shall be solely responsible for all Development Costs for Territory Development that is Original Development that are in excess of the applicable Original Development Overall Cap and the Overall Development Spending Cap, as applicable (such excess Development Costs, the “Original Development Overage”), and notwithstanding any other provision of this Agreement, Company shall have no obligation to pay to Eisai any Original Development Overage for such Eisai Collaboration Product except to the extent Company becomes obligated to pay Original Development Success Payments following obtaining Regulatory Approval for the applicable Eisai Collaboration Product (unless Company in its sole discretion otherwise elected to share in such Original Development Overage as described in Section 3.2(a)(ii)(b)) as contemplated by Section 3.2(a)(iii)(C).

(C)Eisai shall report on the progress of Original Development activities associated with Original Development Overage at each meeting of the applicable JDC.

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Subject to the immediately following sentence, if, following the completion of such Original Development activities, a Regulatory Approval for the Primary Indication(s) of the applicable Eisai Collaboration Product is obtained in one or more Major Markets, then Company shall pay to Eisai within thirty (30) days of such Regulatory Approval, an amount equal to seventy five percent (75%) of the difference between the Original Development Overage and any amount above the Original Development Overall Cap that Company has paid pursuant to an election made under Section 3.2(a)(ii) (such amount, the “Original Development Success Payment”). At any time before such Regulatory Approval, Company in its sole discretion may elect to pay to Eisai that portion of the Original Development Success Payment due for the period beginning when Eisai began undertaking such Original Development activities associated with Original Development Overage at its sole cost and expense and ending on the date when Company pays such amount, and thereafter (1) Company shall not owe to Eisai any other portion of the Original Development Success Payment and (2) Eisai shall be responsible for fifty percent (50%) and Company shall be responsible for fifty percent (50%) of all Development Costs for such Original Development activities incurred by the Parties with respect to the applicable Eisai Collaboration Product.

(iv)New Development.

(A)With regards to Territory Development that is New Development, Eisai shall be responsible for fifty percent (50%) and Company shall be responsible for fifty percent (50%) up to an aggregate amount of all Development Costs for such New Development incurred by both Parties equal to thirty five percent (35%) of the applicable Total Development Spending Cap (the “New Development Overall Cap”).

(B)Subject to both Sections 3.2(a)(ii) (Overall Development Spending Cap) and 3.2(a)(iv)(A) (New Development Overall Cap) and unless Company otherwise agrees prior to when such Development Costs are incurred or as otherwise provided in Section 3.2(a)(iv)(C), Eisai shall be solely responsible for all Development Costs for Territory Development that is New Development that are in excess of both the New Development Overall Cap and the Overall Development Spending Cap, as applicable (such excess Development Costs, the “New Development Overage”), and notwithstanding any other provision of this Agreement, Company shall have no obligation to pay to Eisai any New Development Overage for such Eisai Collaboration Product except to the extent Company becomes obligated to pay New Development Success Payments following obtaining Regulatory Approval for the applicable Eisai Collaboration Product (unless Company in its sole discretion otherwise elected to share in such New Development Overage as described in Section 3.2(a)(ii)) as contemplated by Section 3.2(a)(iv)(C).
(C)Eisai shall report on the progress of New Development activities associated with New Development Overage at each meeting of the JDC. Subject to the immediately following sentence, if following the completion of such New Development activities, a Regulatory Approval for the applicable Eisai Collaboration Product for (a) a new form or new indication, or (b) a change to the Clinical Studies, Warnings and Precautions, or Adverse Reactions sections of the then-existing prescribing information for such Eisai Collaboration Product to the extent such change (i) is the result of “adequate and well-controlled stud(ies)” (as defined in Section 314.126 of Chapter 1, Subchapter D in the FDA Title 21), and (ii) expands the FDA- approved patient population in Alzheimer’s disease specified in such then-existing prescribing information and wherein such Regulatory Approval is obtained in one or more Major Markets and

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data from such New Development activities supported such Regulatory Approval, then, in each case (a) and (b), Company shall pay to Eisai within thirty (30) days of such Regulatory Approval, an amount equal to seventy five percent (75%) of the difference between the New Development Overage and any amount above the New Development Overall Cap that Company has paid pursuant to an election made under Section 3.2(a)(ii) (such amount, the “New Development Success Payment”). At any time before such Regulatory Approval, Company in its sole discretion may elect to pay to Eisai that portion of the New Development Success Payment due for the period beginning when Eisai began undertaking such New Development activities associated with New Development Overage at its sole cost and expense and ending on the date when Company pays such amount, and thereafter (1) Company shall not owe to Eisai any other portion of the New Development Success Payment and (2) Eisai shall be responsible for its Applicable Development Cost Percentage and Company shall be responsible for its Applicable Development Cost Percentage of all Development Costs for such New Development activities incurred by the Parties with respect to the applicable Eisai Collaboration Product.

(v)Discretionary Development.

(A)With regards to Territory Development that is Discretionary Development, Eisai shall be responsible for fifty percent (50%) and Company shall be responsible for fifty percent (50%) up to an aggregate amount of all Development Costs for such Discretionary Development incurred by both Parties equal to twenty percent (20%) of the applicable Total Development Spending Cap (the “Discretionary Development Overall Cap”).

(B)Subject to both Sections 3.2(a)(ii) (Overall Development Spending Cap) and 3.2(a)(v)(A) (Discretionary Development Overall Cap) and unless Company otherwise agrees prior to when such Development Costs are incurred or as otherwise provided in this Section 3.2(a)(v)(B), Eisai shall be solely responsible for all Development Costs for Territory Development that is Discretionary Development that are in excess of both the Discretionary Development Overall Cap and the Overall Development Spending Cap, as applicable (such excess Development Costs, the “Discretionary Development Overage”), and notwithstanding any other provision of this Agreement, Company shall have no obligation to pay to Eisai any amounts in excess of the Discretionary Development Overall Cap for such Eisai Collaboration Product, unless Company in its sole discretion otherwise agrees.

(C)Eisai shall report on the progress of Discretionary Development activities associated with Discretionary Development Overage at each meeting of the applicable JDC. Following the completion of such Discretionary Development activities, the Parties, through the applicable JDC, shall discuss in good faith the results of such Discretionary Development activities and if Company, in its sole discretion, determines whether such Discretionary Development activities are reasonably useful to achieve Regulatory Approval for the applicable Eisai Collaboration Product in one or more Major Markets for the initial indications contemplated by the Original Development and whether Company would pay to Eisai amount equal to fifty percent (50%) of the Discretionary Development Overage, then Company may do so; provided that, for the avoidance of doubt, Company shall have no obligation to pay any amount of the Discretionary Development Overage.

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(vi)Combination Products; Co-Administration. With respect to Development Costs for Combination Products or Co-Administration of the Eisai Collaboration Molecule with another drug or therapy (each a “Combination Therapy” and collectively “Combination Therapies”), Company shall only have the obligation to pay fifty percent (50%) of the Development Costs that are directly allocable to the Development of the Eisai Collaboration Molecule; provided, however, that any amounts in excess of the development plan budgets for any Development Costs excluded hereunder shall not be used to calculate any Original Development Success Payment or New Development Success Payment. By way of example and not limitation, if a Clinical Study for a Combination Product has the following four arms: (a) Eisai Collaboration Molecule; (b) placebo; (c) Eisai Collaboration Molecule + product other than Eisai Collaboration Molecule and (d) product other than Eisai Collaboration Molecule, then Company would be responsible for (w) fifty percent (50%) of the Development Costs for the Eisai Collaboration Molecule arm, (x) twenty five percent (25%) of the Development Costs for the placebo arm, (y) twenty five percent (25%) of the Development Costs for the Eisai Collaboration Molecule + product other than Eisai Collaboration Molecule arm, and (z) zero percent (0%) of the Development Costs for the product other than Eisai Collaboration Molecule arm.

(b)Calculation and Payment of Development Costs. With respect to each Eisai Collaboration Product, each Party will keep accurate records of its Development Costs. Beginning with the first Calendar Quarter after the Effective Date, each Party shall report to the other Party (i) within three (3) Business Days after the end of each Calendar Quarter during the Term a preliminary report of all of its Development Costs, by applicable Territory and Development activity, incurred in such Calendar Quarter for each Eisai Collaboration Product and
(ii) within twenty-one (21) days after the end of such Calendar Quarter, a final report of all of such Development Costs (each such final report, a “Development Costs Report”); provided, that the initial Development Costs Report shall also include those Development Costs incurred by Eisai for the period beginning on the Effective Date and ending on the day immediately before the first day of the first full Calendar Quarter of the Term. Each Development Costs Report shall include a progress report of actual versus budgeted Development Costs allocated to and incurred by the applicable Party during the applicable Calendar Quarter and a forecast of any remaining budgeted Development Costs expected to be incurred in the remaining Calendar Quarters of the respective Calendar Year. Promptly following the exchange of the Development Costs Reports, but no later than forty-five (45) days after the end of the relevant Calendar Quarter, Eisai shall submit to Company a report setting forth the calculation of the amount (if any) a Party will need to pay to the other Party to result in the sharing of the Development Costs in the proportions described in Section 3.6(b)(ii), as applicable (the “Development Costs Calculation Report”). The Party which is owed such amount as set forth in the Development Costs Calculation Report shall submit an invoice for such amount to the other Party. Within forty-five (45) Business Days after receipt of such invoice, Eisai or Company, as applicable, shall make a payment to Company or Eisai, respectively, as applicable, so that each of Eisai and Company has borne its respective share of the Development Costs as set forth hereunder. Following the Effective Date, each Party shall consider in good faith other reasonable procedures proposed by the other Party for sharing financial information in order to permit each Party to close its books periodically in a timely manner. In addition, at the request of either Party, the other Party shall provide any supporting documentation of the Development Costs incurred by it as reported in a Development Costs Calculation Report.

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3.3.Diligence; Standards of Conduct. Each Party shall use Commercially Reasonable Efforts to perform its obligations with respect to the Development of the Eisai Collaboration Products (including regulatory matters) set forth in the applicable Development Plan. Company shall use Commercially Reasonable Efforts to perform its obligations with respect to the Development of the Option Products (including regulatory matters) before the expiration of the applicable option periods provided for in Section 3.6(a). Each Party shall conduct such activities (including regulatory matters) in a good scientific manner and in compliance with Applicable Law. Each Party agrees that each Clinical Study and each Nonclinical Study with respect to an Eisai Collaboration Product and an Option Product that is required to be posted pursuant to Applicable Law or applicable industry codes, including the PhRMA Code, on clinicaltrials.gov or any other similar registry shall be so posted. Unless otherwise agreed upon by the Parties (and as permitted by Applicable Law or applicable industry codes), Eisai shall be responsible for such posting for the Eisai Collaboration Products and Company shall be responsible for such posting for the Option Products. In the course of the Development of any of the Eisai Collaboration Products or Option Products, neither Party shall use any employee, agent or independent contractor who has been debarred by any Regulatory Authority, or, to the best of such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority or has been convicted pursuant to Section 306 of the FD&C Act.

3.4.Development Records and Reports; Inspections.

(a)Each Party shall maintain complete and accurate records (in the form of technical notebooks and/or electronic files where appropriate) of all work conducted by it under each Development Program and all Know-How resulting from such work. Such records shall fully and properly reflect all work done, data generated and results achieved in the performance of each Development Program in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. Each Party shall have the right to receive copies of such records maintained by the other Party, including in electronic format if maintained in such format, at reasonable times to the extent reasonably necessary to perform such Party’s obligations or exercise its rights under this Agreement, and to obtain access to originals to the extent needed for patent or regulatory purposes. In addition, each Party shall make available to the other Party such other information about its Development Program activities (including Development activities prior to the Effective Date) as may be reasonably requested by the other Party from time to time for purposes of performing its obligations or exercising its rights under this Agreement.

(b)Each Party shall ensure that the other Party’s authorized Representatives may, during regular business hours and no more than once per Calendar Year, (i) examine and inspect such Party’s and its Affiliates’ and their respective subcontractors’ facilities used by it in the performance of Development activities pursuant to the applicable Development Plan, and (ii) subject to Applicable Law, inspect all data, documentation and work products relating to the activities performed by it, its Affiliates and/or their respective subcontractors, in each case generated pursuant to a Development Plan, provided that to the extent a Party does not have the right to permit the other Party to directly conduct inspections of its subcontractors under subsections (i) and (ii) above, such Party agrees, upon the other Party’s request, to conduct such inspections on the other Party’s behalf. This right to inspect facilities, data, documentation, and work products relating to the Eisai Collaboration Products may be exercised at any time upon thirty (30) days advance written notice. Each Party shall be responsible for all costs incurred by it

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with regard to any inspections conducted pursuant to this Section 3.4(b), which costs shall not be considered Development Costs or Commercialization Costs.

3.5.Development Subcontractors. Either Party may subcontract its Development obligations to one or more Third Parties, provided that (a) the subcontracting Party remains responsible for the work allocated to, and payment to, such subcontractors to the same extent it would if it had done such work itself, including performing the applicable Development activities in accordance with the requirements, timelines and budget set forth in the applicable Development Plan, (b) the subcontractor undertakes in writing to comply with the obligations set forth in Section
9.8 and (c) the non-subcontracting Party shall not bear any cost or liability for any income tax, withholding tax or payroll taxes that may result from the use of a Third Party subcontractor by the subcontracting Party.

3.6.Option Products; Option Exercise.

(a)Eisai Collaboration Product Containing Molecule BAN2401.

(i)Post-Phase    2    Option    for    Eisai    Collaboration    Product Containing Molecule BAN2401

(A)Eisai Collaboration Product containing Molecule BAN2401. Company shall have the right to terminate this Agreement solely with respect to Eisai Collaboration Product containing Molecule BAN2401 pursuant to Section 13.4(a) if such Eisai Collaboration Product fails to meet the applicable Phase II/III Criteria. If Company terminates this Agreement with respect to Eisai Collaboration Product containing Molecule BAN2401 pursuant to Section 13.4(a), Eisai shall have the right, but not the obligation, to Develop Eisai Collaboration Product containing Molecule BAN2401 at its expense outside of the Collaboration, subject to Section 3.6(a)(ii), or license or divest its rights to such Eisai Collaboration Product to a Third Party.

(ii)Post-Phase 3 Option Period for Eisai Collaboration Product Containing Molecule BAN2401. In the event that Eisai determines to Develop the Eisai Collaboration Product containing Molecule BAN2401 outside of the Collaboration pursuant to Section 3.6(a)(i)(A), and has not licensed, granted or divested any material Commercialization rights in a Major Market to its product to any Third Party prior to the end of the Phase III Clinical Study for such product, which Eisai may do in its sole discretion (Eisai, to the extent it has not so licensed or divested such rights, as applicable, the “Developing Party”), then Company shall have the right to exercise the Phase 3 Option as described in this Section 3.6(a)(ii) with respect to the Eisai Collaboration Product containing Molecule BAN2401 in all countries of the Territory in which the Developing Party has not licensed, granted or divested its rights to the Eisai Collaboration Product containing Molecule BAN2401. The Developing Party shall provide to Company (1) the final Phase III Clinical Study report for the Developing Party’s product promptly after such report becomes available and (2) the Development Costs that were incurred by the Developing Party in the conduct of the Phase III Clinical Study and Commercialization Costs, if any, for such product and a proposed Commercialization Plan and Commercialization Plan Budget for such product, in each case within thirty (30) days of providing the report as described in clause
(1) of this sentence (collectively (1) and (2), the “Phase III Package”). During the period

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beginning on the date when the Phase III Package has been delivered to Company and ending ninety (90) days thereafter (such ninety (90) day period, the “Post-Phase 3 Option Period”), Company may elect to co-promote the Eisai Collaboration Product containing Molecule BAN2401 in the Territory in exchange for its share of Collaboration Operation Profit/Loss in accordance with Section 8.1(a) to the extent that Developing Party has not licensed, granted or divested rights in such countries (the “Phase 3 Option”) by providing written notice of such election to the Developing Party during the Post-Phase 3 Option Period. If Company provides such written notice to the Developing Party within the Post-Phase 3 Option Period, then (i) the Parties shall discuss in good faith to promptly reach mutual agreement on an appropriate, expedient, and efficient transition plan for Company to resume activities under this Agreement with respect to the Eisai Collaboration Product containing Molecule BAN2401, (ii) if such transition plan has been agreed to, the terms of this Agreement shall again automatically apply to the Eisai Collaboration Product containing Molecule BAN2401 and Company shall, within ten (10) Business Days of the resumption of activities under this Agreement (which time shall be evidenced by the Parties in writing) pay to the Developing Party an amount equivalent to [***] of the aggregate Development Costs and Commercialization Costs that were incurred by the Developing Party in the conduct of Phase III Clinical Studies and Commercialization activities of the Eisai Collaboration Product containing Molecule BAN2401 by the Developing Party prior to the time that the Phase 3 Option was exercised.

(b)Anti-Tau Option Product.

(i)Development of Anti-Tau Option Product by Company. Company or its Affiliates shall, at its own cost and expense use Commercially Reasonable Efforts to, undertake and complete those certain Development activities to complete a Phase I Clinical Study for the Option Product containing Molecule Anti-Tau (the “Anti-Tau Option Product”), as such plan of Development is specified in Exhibit 3.6(a)(i) attached hereto. If Company desires to materially amend such plan of Development prior to the exercise of the Anti-Tau Option, including termination of Development of Development activities for Molecule Anti-Tau, then Company, prior to effecting any such amendment or termination, shall notify Eisai and the Parties shall discuss such matter at the AB JDC. Commencing on the Effective Date and continuing until the expiration of the Anti-Tau Option Period, Company and its Affiliates shall (A) deal exclusively with Eisai in connection with the Development and/or Commercialization of the Anti-Tau Option Product (other than dealings with Third Parties acting on Company’s behalf); and (B) not solicit, or engage others to solicit offers for, not negotiate with or enter into any agreements or understandings with any Third Party with respect to, the Development and/or Commercialization of the Anti-Tau Option Product, other than any such Third Parties performing Development or Commercialization activities on behalf of Company with respect to the Anti-Tau Option Product; provided that any such dealings with such Third Parties shall not negatively impact Eisai’s rights to exercise the Anti-Tau Option.

(ii)Anti-Tau Option. No later than three (3) months prior to the anticipated delivery of the Anti-Tau Updated Schedules, the Parties shall commence negotiating the terms of the definitive agreement for the co-Development and co-promotion of the Anti-Tau Option Product in accordance with the terms and conditions set forth in Exhibit 3.6(ii) (such agreement, the “Definitive Anti-Tau Agreement”). Promptly following the completion of the Development activities to complete a Phase I Clinical Study for the Anti-Tau Option Product as

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specified in Exhibit 3.6(ii), Company shall deliver to Eisai a data package containing the complete Results of such Development activities as well as (A) a detailed description of and plan for the further Development activities that are proposed for such Anti-Tau Option Product and (B) a detailed proposed budget for undertaking and completing such further Development activities for such Anti-Tau Option Product. Company shall also provide to Eisai (1) any additional information available to Company that Eisai may reasonably request to assist Eisai in evaluating such Results and (2) an updated Company Disclosure Schedule respect to the Anti- Tau Option Product made by Company contained in Section 11.4, which may include a supplement to any Company Disclosure Schedule section or exhibit referred to in Section 11.4 or one or more new Company Disclosure Schedule sections or exhibits to Section 11.4 with respect to the applicable representation and warranty (the “Anti-Tau Updated Schedules”), as if such representations and warranties were made as of the date of delivery of such Anti-Tau Updated Schedules (such date being the “Anti-Tau Updated Schedules Date”). Eisai may elect to conduct co-Development and co-promotion of the Anti-Tau Option Product (“Anti-Tau Option”), by providing written notice of such election to Company within one hundred and twenty (120) days of its receipt of the Anti-Tau Updated Schedules (such one hundred and twenty (120) day period, the “Anti-Tau Option Period”). If Eisai provides such written notice to Company within the Anti-Tau Option Period, the Parties shall enter into the Definitive Anti- Tau Agreement.

(c)During each Calendar Quarter prior to the exercise or expiration of Eisai’s option to each Option Product, Company shall provide reasonably detailed progress updates to the AB JDC on the status of its Development activities for each Option Product, including summaries of data associated with Company’s Development activities and a timetable for completion of the Development activities for each Option Product provided for under this Agreement. In addition, Company shall promptly report to the AB JDC any material developments with respect to each Option Product as and when such developments arise (not wait for the next scheduled update to report such information).

3.7.Backups for the E2609 Eisai Collaboration Product.

(a)If all Development and Commercialization activities with respect to the E2609 Eisai Collaboration Product are terminated at any time during the Backup Term for any reason, then within thirty (30) days following such termination (such thirtieth (30th) day, the “Backup Trigger Date”), Eisai shall deliver to Company (1) a data package containing the complete Results of its Development activities for all Backup Products that exist at such time, (2) any additional information available to Eisai that Company may reasonably request to assist Company in evaluating such Results and (3) a proposed summary Development Plan and summary Established Overall Budget for each such Backup Product (collectively (1) - (3), the “Backup Product Package”).

(b)Backup Products. Company shall notify Eisai in writing within ninety (90) days of receipt of the Backup Product Package, if any, of whether Company elects to Develop and Commercialize any Backup Product(s) set forth in the Backup Product Package under the Collaboration. If Company elects within such ninety (90) day period to Develop and Commercialize any such Backup Product under the Collaboration, then with respect to each such elected Backup Product:

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(i)the definition of Eisai Collaboration Product shall be amended to include such Backup Product;

(ii)this Agreement shall be amended by including the Milestone Payments on Exhibit 3.7(b), in lieu of the Milestone Payments with respect to Eisai Collaboration Products containing Molecule E2609 set forth in ARTICLE 8, by replacing the Development Plan and Established Overall Budget for Eisai Collaboration Products containing Molecule E2609 with the summary Development Plan and summary Established Overall Budget delivered by Eisai to Company pursuant to Section 3.7(a) (in each case as may have been amended by mutual agreement of the Parties) and by any other terms and conditions agreed by the Parties with respect to such Backup Product;

(iii)Company shall pay to Eisai:

(A)a one-time, non-refundable, non-creditable payment of [***] for such Backup Product within fifteen (15) Business Days of when this Agreement is amended pursuant to Section 3.7(b)(ii); and

(B)the applicable Milestone Payments when due as set forth on
Exhibit 3.7(b).

(iv)Company shall share fifty percent (50%) of all Development Costs and Commercialization Costs for such Backup Product incurred on or after Company’s election to include such Backup Product in the Collaboration under this Section 4.3, subject to increase and the limitations set forth in this ARTICLE 3;

(v)the JDC that had overseen the Development Program for Eisai Collaboration Products containing Molecule E2609 (the “SM JDC”) shall oversee Development activities with respect to such Backup Product; and

(vi)Eisai shall provide to the SM JDC (for review by such JDC and approval by the JSC in accordance with ARTICLE 2) the initial Development Plan and initial Established Overall Budget for such Backup Product based on the summary Development Plan and summary Established Overall Budget for such Backup Product, within thirty (30) days following amendment of this Agreement pursuant to Section 3.7(b)(ii) (or as soon as reasonably practicable following such thirty (30) day period).

The Parties shall thereafter Develop, Manufacture and Commercialize each such Backup Product under the Collaboration pursuant to such terms and conditions as agreed by the Parties; and Company shall have no further rights with respect to any other Backup Products or Backup Candidates.

(c)Backup Candidates. If no Backup Product exists as of the Backup Trigger Date or if Company has not exercised its right to an existing Backup Product pursuant to Section 4.3, then Eisai shall promptly deliver to Company on or before the Backup Trigger Date in the event no Backup Product exists as of the Backup Trigger Date (or promptly after the ninety (90)- day period described in Section 4.3, if Company has not exercised its right to an existing Backup Product pursuant to Section 4.3) (1) a data package containing the Results of its Development

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activities for any Backup Candidates that exist at such time for which Eisai has determined to continue Development, (2) any additional information available to Eisai that Company may reasonably request to assist Company in evaluating such Results and (3) a proposed summary Development Plan and summary Established Overall Budget for each such Backup Candidate (collectively (1) - (3), a “Backup Candidate Package”). In the event that no Backup Candidate exists on the date when Eisai is required to deliver a Backup Candidate Package to Company pursuant to the immediately preceding sentence for which Eisai has determined to continue Development, then Eisai shall promptly deliver such a Backup Candidate Package to Company at the time during the Backup Term when (x) a Small Molecule pharmaceutical product Controlled by Eisai and/or its Affiliates and having a primary mechanism of action through inhibition of beta- secretase becomes a Backup Candidate and (y) Eisai has determined to continue Developing such Backup Candidate. Within one hundred and twenty (120) days of when Company receives a Backup Candidate Package from Eisai, Company shall notify Eisai in writing of whether Company elects to Develop Backup Candidates under the Collaboration. Upon Company’s election to Develop Backup Candidates under the Collaboration:

(i)this Agreement shall be amended by including the Milestone Payments on Exhibit 3.7(d), in lieu of the Milestone Payments with respect to Eisai Collaboration Products containing Molecule E2609 set forth in ARTICLE 8, by replacing the Development Plan and Established Overall Budget for Eisai Collaboration Products containing Molecule E2609 with the summary Development Plan and summary Established Overall Budget delivered by Eisai to Company pursuant to Section 3.7(c) (in each case as may have been amended by mutual agreement of the Parties) and by any other terms and conditions agreed by the Parties with respect to such Backup Candidate(s);

(ii)Company shall pay to Eisai a one-time, non-refundable, non- creditable payment of [***] within fifteen (15) Business Days of when this Agreement is amended pursuant to Section 5.3(a) (for clarity such payment shall be in consideration for Company’s right to Develop any and all Small Molecule pharmaceutical products Controlled by Eisai and/or its Affiliates having a primary mechanism of action through inhibition of beta-secretase and that are, became or become Backup Candidates during the Backup Term, and shall be payable only one time, even if there are more than one such Backup Candidates);

(iii)Eisai shall provide to the SM JDC (for review by such JDC and approval by the JSC in accordance with ARTICLE 2) the initial Development Plan(s) and initial Established Overall Budget(s) for such Backup Candidate(s) based on the applicable summary Development Plan and summary Established Overall Budget for each such Backup Candidate, within thirty (30) days following amendment of this Agreement pursuant to Section 5.3(a) (or as soon as reasonably practicable following such thirty (30) day period);

(iv)Eisai shall deliver a data package containing the Results of its Development activities for any other Small Molecule pharmaceutical products Controlled by Eisai and/or its Affiliates and that have a primary mechanism of action through inhibition of beta- secretase which become Backup Candidates during the remainder of the Backup Term promptly after each such Small Molecule pharmaceutical product becomes a Backup Candidate, and thereafter Eisai and Company shall Develop such additional Backup Candidates under the Collaboration pursuant to a Development Plan and Established Overall Budget as mutually agreed

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by the Parties within sixty (60) days of when Eisai delivers such Results (or as soon as reasonably practicable following such sixty (60) day period);

(v)the SM JDC shall oversee Development activities with respect to all Backup Candidates (including any other Small Molecule pharmaceutical products which become Backup Candidates after the Backup Trigger Date and during the Backup Term pursuant to Section 5.4);

(vi)subject to Section 3.7(c)(v), Company shall share fifty percent (50%) of the Development Costs for the ongoing Development of all Backup Candidates incurred on or after Company’s election to include such Backup Candidates in the Collaboration under this Section 3.7(c), subject to increase and the limitations set forth in this ARTICLE 3; and

(vii)the Parties shall thereafter Develop and Manufacture such Backup Candidates under the Collaboration pursuant to such terms and conditions as agreed by the Parties until any such Backup Candidate becomes a Backup Product pursuant to Section 3.7(d).

Notwithstanding the foregoing, on or after the expiration of the Backup Term, (1) Eisai shall have no obligation to disclose to Company its Development activities with respect to any Small Molecule pharmaceutical products Controlled by Eisai and/or its Affiliates that have a primary mechanism of action through inhibition of beta-secretase and that have not become Backup Candidates prior to the expiration of the Backup Term, and Company shall have no right to any such Small Molecule pharmaceutical products and (2) if Company elected to Develop Backup Candidates pursuant to this Section 3.7(c), Eisai and Company shall continue Developing such Backup Candidates under the Collaboration in accordance with this Agreement.

(d)Conversion of the First Backup Candidate to a Backup Product. At the time when the first Backup Candidate completes a Phase I Clinical Study and the SM JDC determines to evaluate such first Backup Candidate in a Phase II Clinical Study (which determination shall be approved in writing by Company):

(i)such first Backup Candidate shall be deemed a Backup Product and the definition of Eisai Collaboration Product shall be amended to include such Backup Product;

(ii)the Parties shall continue Developing and Manufacturing such Backup Product under the Collaboration pursuant to the Development Plan and Established Overall Budget as agreed by the Parties under Section 3.7(c) with respect to the corresponding Backup Candidate, subject to increase and the limitations set forth in this ARTICLE 3, and subsequently Commercialize such Backup Product under the Collaboration;

(iii)Company shall pay to Eisai:

(A)a one-time, non-refundable, non-creditable payment of [***] within fifteen (15) Business Days of such determination by the SM JDC; and

(B)the Milestone Payments when due as set forth on Exhibit 3.7(d), in lieu of the Milestone Payments with respect to Eisai Collaboration Products containing Molecule E2609 set forth in ARTICLE 8; and

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(iv)the Parties shall terminate all Development activities under the Collaboration with respect to any other Backup Candidates, and Eisai shall have the right, but not the obligation, subject to Section 6.1 and Section 14.3 (Stand-Still), to Develop and Commercialize any such other Backup Candidates at its expense outside of the Collaboration, including licensing or divesting its rights to such other Backup Candidates to a Third Party.

(e)Failure to Exercise or Determine to Evaluate. If Company does not timely exercise its rights to one or more Backup Product(s) under Section 4.3 or the Backup Candidates under Section 3.7(c), or the SM JDC determines to not evaluate one or more Backup Candidates in a Phase II Clinical Study under Section 3.7(d), then neither Party shall have any further obligation (financial or otherwise) to the other Party with respect to such Backup Product(s) and Backup Candidates, and subject to Section 14.3 (Stand-Still), Eisai may Develop, Commercialize and otherwise commercially exploit such Backup Product(s) and Backup Candidates in the manner determined by Eisai in its sole direction; provided that if the SM JDC determines not to evaluate one or more Backup Candidates in a Phase II Clinical Study under Section 3.7(d) notwithstanding Company’s written notification to Eisai that Company desired to perform such evaluation at the time the SM JDC was making such decision, then at any time thereafter during the Term if Eisai determines to evaluate any such Backup Candidate in a Phase II Clinical Study, then Eisai shall notify Company in writing prior to any such evaluation and Company, in its sole discretion, may elect within ninety (90) days of any such notification to Develop and Commercialize such Backup Candidate under the Collaboration by providing Eisai written notice of such election, and thereafter, the provisions of 3.7(d)(i) - 3.7(d)(iii) shall apply to any such Backup Candidate.

ARTICLE 4 REGULATORY MATTERS
4.1.Overview. The Development Plan for each Eisai Collaboration Product shall set forth the regulatory strategy for seeking Regulatory Approvals for such Eisai Collaboration Product.

4.2.Ownership of Regulatory Filings and Regulatory Approvals. All Regulatory Filings and Regulatory Approvals relating to the Eisai Collaboration Products shall be filed by and held in the name of Eisai.

4.3.Regulatory Meetings and Correspondence.

(a)Generally. Eisai shall be responsible for interfacing, corresponding and meeting with Regulatory Authorities worldwide with respect to the Eisai Collaboration Products, unless otherwise stipulated herein. The cost for interfacing, corresponding and meeting with Regulatory Authorities in each country in the Commercial Territory shall be equally shared between Parties, except for travel expenses which shall not be shared.

(b)Regulatory Responsibilities.

(i)Eisai shall be responsible for submitting all Regulatory Approval applications and related filings relating to the Eisai Collaboration Molecules and Eisai

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Collaboration Products in the Commercial Territory. Company shall have the right to have up to two (2) senior, experienced employees reasonably acceptable to Eisai, participate (to the extent practicable) as observers in (a) material or scheduled face-to-face meetings, video conferences and any teleconferences, with the FDA, EMA and other applicable Regulatory Authorities in the Commercial Territory, and (b) any preparatory meetings for such meetings with Regulatory Authorities. Eisai shall provide Company copies of (1) Eisai’s material documentation prepared for such meetings and (2) material submissions to the FDA, EMA and other applicable Regulatory Authorities in the Territory relating to Development of, or the process of obtaining Regulatory Approval for, the applicable Eisai Collaboration Products, in each case (to the extent practicable) sufficiently in advance of the applicable meeting or submission, as applicable, to allow Company a reasonable opportunity to review and provide comment on such materials, and Eisai shall consider in good faith Company’s comments with respect thereto. Eisai shall provide Company with copies of any material correspondence from the FDA, EMA and other applicable Regulatory Authorities in the Territory relating to Development of, or the process of obtaining Regulatory Approval for, the applicable Eisai Collaboration Products, and respond within a reasonable time frame to all reasonable inquiries by Company with respect thereto.

(ii)Eisai may delegate to Company its responsibility for interfacing, corresponding and meeting with Regulatory Authorities with respect to an Eisai Collaboration Product in one or more countries in the Commercial Territory, as may be mutually agreed upon by the Parties.

4.4.Eisai Collaboration Product Withdrawals and Recalls. If (a) any Regulatory Authority threatens, initiates or advises any action to remove any Eisai Collaboration Product from the market or requires or advises a Party or any of their respective Affiliates, sublicensees or distributors to distribute a “Dear Doctor” letter or its equivalent regarding use of such Eisai Collaboration Product, or (b) either Party determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal of any Eisai Collaboration Product or distribution of a “Dear Doctor” letter or its equivalent regarding use of such Eisai Collaboration Product, then in each case ((a) or (b)) Eisai or Company, as applicable, shall notify the other Party of such event or determination immediately, and in any event within twenty-four
(24) hours (or sooner if required by Applicable Law) after such Party becomes aware of the event or makes such determination. Eisai shall, to the extent practicable, endeavor to discuss and agree with Company upon whether to recall or withdraw the Eisai Collaboration Product in question; provided, however, that if such discussion is not practicable or if the Parties fail to agree within an appropriate time period (recognizing the exigencies of the situation), then Eisai shall decide whether to recall or withdraw such Eisai Collaboration Product in the applicable country(ies) of the Commercial Territory, as applicable.

4.5.Pharmacovigilance Agreement. The Pharmacovigilance Agreement entered into by the Parties regarding the Eisai Collaboration Products under Section 4.5 of the Original Agreement shall remain in full force and effect after the Effective Date.

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ARTICLE 5 COMMERCIALIZATION
5.1.Overview. The Parties intend and agree to collaborate with one another with respect to the Commercialization of Eisai Collaboration Products in the Field in the Territory, as provided in this ARTICLE 5 under the direction of the JCC, and pursuant to the Commercialization Plan applicable to either the E2609 Eisai Collaboration Product or the BAN2401 Eisai Collaboration Product, including jointly and exclusively Commercializing Eisai Collaboration Products in the Field in the Commercial Territory. Eisai shall book all monies received by Selling Parties from Third Party customers for sale of Eisai Collaboration Products in the Commercial Territory.

5.2.Global Branding Strategy. For both the E2609 Eisai Collaboration Product and the BAN2401 Eisai Collaboration Product, the JCC shall develop and implement (and thereafter update from time to time, in each case with the approval of the JSC) a global branding strategy, including global positioning and global brand elements (as listed on Exhibit 5.3 attached hereto), for such Eisai Collaboration Product for use in the Field in the Territory (each, a “Global Branding Strategy”) with such Global Branding Strategy to be approved by the JSC no later than the first Initial Launch Plan.

5.3.Commercialization Plans and Budgets.

(a)Commercialization Plans. With respect to both the E2609 Eisai Collaboration Product and the BAN2401 Eisai Collaboration Product, the JCC shall prepare a comprehensive rolling, three (3)-Calendar Year plan with the tactics and strategy for the Commercialization of Eisai Collaboration Products in each Commercial Territory (including for each Major Commercialization Country) and shall update each such plan annually as set forth in Section 7.6(a) (each such plan, a “Commercialization Plan”). Unless otherwise agreed to by the Parties, each Commercialization Plan and any updates thereto shall (x) reflect the application of Commercially Reasonable Efforts to Commercialize Eisai Collaboration Products either globally or in the applicable Commercial Territory, (y) implement the Global Branding Strategy for the Eisai Collaboration Products and (z) describe in detail the pre-launch, launch and subsequent Commercialization of Eisai Collaboration Products either globally or in the applicable Commercial Territory, including the following components: (1) overall goals of the Parties with regard to the Commercialization of Eisai Collaboration Products; (2) anticipated activities relating to messaging, branding, marketing and training with respect to Eisai Collaboration Products; and (3) key tactics and strategies with respect to Eisai Collaboration Products. Each Commercialization Plan shall allocate the responsibilities of the Parties for the activities under plan in an equitable fashion taking into account the Parties’ respective capabilities, provide a meaningful role for each Party and be consistent with the co-promotion terms set forth on Exhibit 5.3(a). With respect to
(A) each Commercial Territory that is not a Major Commercialization Country, the JSC shall approve the initial Commercialization Plan at least one hundred eighty (180) days prior to the anticipated First Commercial Sale of an Eisai Collaboration Product anywhere in such Commercial Territory, and (B) each Major Commercialization Country, the JSC shall approve the Initial Commercialization Plan at least ten (10) months prior to the anticipated First Commercial Sale of an Eisai Collaboration Product anywhere in such Major Commercialization Country. In the event

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of any inconsistency between a Commercialization Plan and this Agreement, the terms of this Agreement shall prevail unless otherwise mutually agreed by the Parties.

(b)Commercialization Plan Budgets. The JCC shall be responsible for preparing a detailed rolling three (3)-Calendar Year budget for all costs and expenses relating to the Commercialization activities set forth in each then-current Commercialization Plan (each such budget with respect to the Initial Launch Plan (an “Initial Launch Plan Budget”) and together with each such other budget, each a “Commercialization Plan Budget”) and shall submit such Commercialization Plan Budget to the JSC for approval subject to Section 7.6(a). With respect to each Commercial Territory (including for each Initial Launch Plan for each Major Commercialization Country), an initial Commercialization Plan Budget for the first three (3) Calendar Years of Commercialization of Eisai Collaboration Products in the applicable Commercial Territory shall be prepared by the JCC and submitted to the JSC for approval together with the initial Commercialization Plan in such Commercial Territory pursuant to Section 5.3(a). The JCC will prepare updates to the respective Commercialization Plan Budget on an annual basis as set forth in Section 5.3(a). In addition, the JCC shall review each Commercialization Plan Budget each Calendar Quarter during the applicable Term and may propose amendments to each Commercialization Plan Budget (without necessarily having to propose amendments to the applicable Commercialization Plan) as set forth in Section 7.6(a).

(c)Amendments to Commercialization Plans and Commercialization Plan Budgets. On an annual basis (with the specific timing to be determined by the JCC) or more often as the Parties deem appropriate, the JCC shall prepare and recommend amendments to any then- current rolling, three (3)-Calendar Year Commercialization Plan and Commercialization Plan Budget, as applicable, for approval of the JSC subject to Section 3.1. Each such amended Commercialization Plan and Commercialization Plan Budget shall cover the immediately following three (3) Calendar Years of Commercialization of each Eisai Collaboration Product. Each such amended Commercialization Plan shall reflect any changes, re-prioritization of activities within, reallocation of resources with respect to, or additions to each then-current Commercialization Plan. Each such amended Commercialization Plan Budget shall specify with reasonable detail the budget for the items described in the amended Commercialization Plan. With respect to each Commercialization Plan Budget, the JCC shall review such Commercialization Plan Budget each Calendar Quarter during the applicable Term and may prepare and recommend amendments to such Commercialization Plan Budget (without necessarily having to prepare amendments to the applicable Commercialization Plan) to the JSC for review and approval. In addition, the JCC may prepare amendments for approval by the JSC to each Commercialization Plan and/or the Commercialization Plan Budget from time to time in order to reflect changes in such plan or budget, in each case, in accordance with the foregoing. Once approved by the JSC, an amended Commercialization Plan and/or amended Commercialization Plan Budget shall become effective for the applicable period on the date approved by the JSC (or such other date as the JSC shall specify). Any JSC-approved amended Commercialization Plan and/or Commercialization Plan Budget shall supersede the previous Commercialization Plan and/or Commercialization Plan Budget for the applicable period.
5.4.Reporting. Each Party shall keep the JCC fully informed regarding the progress and results of such Party’s Commercialization activities for the Eisai Collaboration Products

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throughout the Territory, including a quarterly and an annual review of results versus goals (as such goals are set forth in the applicable Commercialization Plan).

5.5.Commercialization Standards of Conduct.

(a)Each Party shall use Commercially Reasonable Efforts to perform its Commercialization obligations in the Territory with respect to each Eisai Collaboration Product in accordance with the Global Branding Strategy and as set forth in the applicable Commercialization Plan.

(b)Each Party shall, and shall cause its Affiliates and its subcontractors and distributors to, in all respects comply with all Applicable Law in Developing and Commercializing the Eisai Collaboration Products, in the Field in the Territory, including to the extent applicable, the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”) and the UK Bribery Act 2010, Chapter 23, as amended (“UK Bribery Act”); the FD&C Act; the Public Health Service Act, as amended; the Prescription Drug Marketing Act of 1987, as amended; Federal Health Care Program Anti-Kickback Law (42 U.S.C. §§ 1320a-7b), as amended; the Health Insurance Portability and Accountability Act of 1996, as amended; the FDA Guidance for Industry-Supported Scientific and Educational Activities; and all federal, state and local “fraud and abuse,” consumer protection and false claims statutes and regulations, including the Medicare and State Health Programs Anti- Fraud and Abuse Amendments of the Social Security Act and the “Safe Harbor Regulations” found at 42 C.F.R. §1001.952 et seq.; the Office of the Inspector General’s Compliance Guidance Program, the Pharmaceutical Research and Manufacturers of America Code on Interactions with Healthcare Professionals, as hereafter amended from time to time; the standards set forth by the Accreditation Council for Continuing Medical Education relating to educating the medical community in the Territory; 42 U.S.C. 1320a-7h and its implementing regulations (also known as the National Physician Payment Transparency Program and the Open Payments Program) (“Sunshine Act”); and all foreign equivalents in the Territory of any of the foregoing; provided that with respect to the Sunshine Act, each Party shall be responsible for reporting relating to payments or other transfers of value actually made by such Party, and each Party shall use Commercially Reasonable Efforts to cooperate with the other Party to coordinate such disclosure. Each Party represents and warrants to the other Party that, as of the Effective Date, such first Party and its Affiliates have adequate procedures in place to support their compliance with the FCPA and the UK Bribery Act in the Territory. Each Party and its Affiliates shall maintain such procedures throughout the Term and shall promptly notify the other Party in writing with respect to any material non-compliance with any Applicable Law regarding the Development or Commercialization of an Eisai Collaboration Product in the Field in the Territory.
(c)Each Party and its Affiliates shall not and shall use Commercially Reasonable Efforts to cause its subcontractors and distributors not to directly or indirectly, promote or market any Eisai Collaboration Product (i) in any country in the Territory for which such Persons are not authorized under or pursuant to this Agreement or (ii) for any use or indication not approved by the applicable Regulatory Authority in such country.

(d)Each Party shall, and shall cause its Affiliates and its subcontractors and distributors to, ensure that all of its and their sales Representatives promoting Eisai Collaboration Products (i) have skills, training and experience generally consistent with industry standards in the

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applicable country in the Territory applicable to the promotion, marketing and sale of prescription pharmaceutical products in such country and (ii) have satisfactorily completed all Eisai Collaboration Product-specific training (including any such training set forth in the Commercialization Plan for such Eisai Collaboration Product) and ethics and compliance training required by such Party.

(e)Each Party shall not, and shall cause its Affiliates and its subcontractors and distributors, and its and their respective sales Representatives not to, (i) make any statement, representation or warranty, oral or written, concerning any Eisai Collaboration Product in any country in the Territory, or use any labeling, literature or promotional or marketing material for any Eisai Collaboration Product in any country in the Territory that (A) is contrary to or inconsistent with Regulatory Approval for such Eisai Collaboration Product in such country in a manner that violates any Applicable Law in such country or (B) violates any Applicable Law in such country or (ii) make any arrangements with, make payments to or provide gifts or other incentives to any healthcare professionals in violation of Applicable Law in such country relating thereto. Each Party shall, and shall cause its Affiliates and its subcontractors and distributors to, ensure that its and their sales Representatives are familiar with the procedures, obligations, rights, and responsibilities imposed by the terms of this Agreement as applicable to the performance of promotional activities hereunder.

5.6.Commercialization Subcontractors. If either Party wishes to subcontract its Commercialization obligations that are Customer-Facing Activities to a contract sales organization or other Third Party, such subcontracting Party shall first notify the other Party in writing, including a description of the Customer-Facing Activities to be performed by the Third Party. The other Party shall have thirty (30) days after receipt of such notice to notify the subcontracting Party whether it wishes to perform such Customer-Facing Activities on behalf of the subcontracting Party. If the other Party wishes to perform such Customer-Facing Activities, then such Customer- Facing Activities shall be included in the applicable Commercialization Plan and such other Party shall perform such Customer-Facing Activities in accordance with the requirements and the timelines set forth in the applicable Commercialization Plan. If the other Party declines to perform such Customer-Facing Activities or fails to respond to such notice, then the subcontracting Party may subcontract such Customer-Facing Activities to one or more Third Parties, provided that (a) the subcontracting Party remains responsible for the work allocated to, and payment to, such subcontractors to the same extent it would if it had done such work itself, (b) the subcontractor undertakes in writing to comply with the obligations set forth in Section 9.8 and (c) the non- subcontracting Party shall not bear any cost or liability for any income tax, withholding tax or payroll taxes that may result from the use of a Third Party subcontractor by the subcontracting Party.

5.7.Generic Entry. During the applicable Term, neither Party nor any of its Affiliates may launch the first Generic Collaboration Product that references the applicable Eisai Collaboration Product in a country in the Territory without the prior written consent of other Party.

5.8.Pricing of Combination Products and Co-Administration. Company shall not, and shall use Commercially Reasonable Efforts to cause its Affiliates and sub-distributors not to, in connection with its or their sale of an Eisai Collaboration Product that is Co-Administered with another drug or therapy in which Company or any of its Affiliates have an economic interest or

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that is sold by Company or any of its Affiliates, disproportionately discount the gross invoiced sales price of the Eisai Collaboration Product in a manner that is intended to benefit, or provide an incentive to enhance sales of, such other drug or therapy, or use such Collaboration Product as a loss leader.

5.9.Expansion of Field for Eisai Collaboration Products Containing Molecule BAN2401. Prior to entering into any agreement with [***] for any AD related Indications or Other Indications with respect to Molecule BAN2401 or other rights to any additional indications with respect to Molecule BAN2401, Eisai shall provide Company with a copy thereof and reasonable opportunity to comment thereon and shall consider all such comments of Company in good faith. Company shall pay to Eisai fifty percent (50%) of all payments due from Eisai to [***]under any such agreement or otherwise in connection with such field expansion and the definition of Field with respect to Eisai Collaboration Products containing Molecule BAN2401 shall be expanded to include such AD related Indications, Other Indications or additional indications, as applicable.

ARTICLE 6 MANUFACTURE AND SUPPLY
6.1.Overview. Eisai shall be responsible for the Manufacture and supply of each Eisai
Collaboration Product throughout the Territory. In the exercise of Eisai’s responsibility for such Manufacture, Eisai shall allocate a role to Company sufficient to permit Company’s activities to constitute manufacturing for purposes of section 954(d) of the Internal Revenue Code to the extent doing so would be commercially reasonable and not result in a material adverse effect to Eisai, certain activities in connection with the Manufacture of either drug substance or drug product for each Eisai Collaboration Product for sale in the Territory as described in this Section 6.1. The Parties acknowledge and agree that during Company’s participation in the Manufacture of each Eisai Collaboration Product (either directly with respect to the activities allocated to Company by Eisai or through the use of Eisai or a Third Party as a contract manufacturing organization (CMO)), title and risk of loss of the respective Eisai Collaboration Product shall remain with Company during the period that Company is responsible for such activities prior to delivery to Eisai of such Eisai Collaboration Product. The Parties also agree that Company shall sell to Eisai a finished Eisai Collaboration Product on a country-by-country basis at an amount equal to Company’s COGS with respect to such Eisai Collaboration Product (such amount, the “Eisai Promotion Inventory Price”). If Company is supplying finished form of an Eisai Collaboration Product, Eisai shall sell to Company intermediate form of such Eisai Collaboration Product at Eisai’s COGS with respect to such intermediate form plus [***]. Commercial samples of Eisai Collaboration Product (or an intermediate or non-finished form thereof) in the Territory shall be supplied at COGS by a Party. The Parties shall have a good faith discussion to arrange the Manufacture and supply of each Eisai Collaboration Product upon the initiation of a Phase III Clinical Trial of such Eisai Collaboration Product based on the structure above described. In ordering its pre-commercial launch supply of an Eisai Collaboration Product, Eisai shall not order an aggregate amount of such Eisai Collaboration Product that is in excess of Eisai’s customary product launch practices.

6.2.Development of Manufacturing Process; Certain Clinical Supply. With respect to each Eisai Collaboration Product, Eisai shall develop the manufacturing process for such each Eisai Collaboration Product or, subject to mutual agreement of the Parties, allocate responsibilities

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to Company to do so. Manufacturing process development and scale up shall be shared as Development Costs. Company and Eisai through the JMC shall establish a manufacturing chain for clinical supplies in mutual agreement considering among other things regulatory requirements and guidelines.

6.3.Supply Agreement. At least one (1) year prior to the anticipated submission of an NDA in respect of an Eisai Collaboration Product in any country in the Territory, the Parties will enter into a mutually agreeable commercial supply agreement on customary and commercially reasonable terms which shall provide for a supply price for such Eisai Collaboration Product at COGS; provided, that entering into such agreement is permitted under Applicable Law.

6.4.Pre-NDA Review. At least eighteen (18) months prior to the anticipated filing of an NDA for the first Eisai Collaboration Product in any country in the Territory, the Parties shall discuss in good faith and review the economic structure contemplated by this Agreement in light of Applicable Law in effect at the time of such discussions. If the Parties mutually agree that any amendment is necessary or desirable, this Agreement may be amended in order to maintain such economic structure consistent with then Applicable Law.

ARTICLE 7 GRANT OF RIGHTS
7.1.Rights Granted to Company.

(a)Development. Subject to the terms and conditions of this Agreement, including Section 7.7, during the Collaboration Term, Eisai hereby grants to Company and its Affiliates a co-exclusive (with Eisai and its Affiliates), licensable (pursuant to Section 7.1(d)) right under the Eisai Patents and Eisai Know-How solely to undertake Development activities for the Eisai Collaboration Products in the Field to the limited extent contemplated by and authorized pursuant to this Agreement.

(b)Commercialization. Subject to the terms and conditions of this Agreement, including Section 7.7, during the Term, Eisai hereby grants to Company and its Affiliates a co-exclusive (with Eisai and its Affiliates), sublicensable (pursuant to Section 7.1(d)), fully paid, royalty free, irrevocable right under the Eisai Patents and Eisai Know-How solely to Commercialize the Eisai Collaboration Products and Eisai Collaboration Molecule in the Field in the Territory to the extent contemplated by and authorized pursuant to this Agreement.

(c)Manufacture. Subject to the terms and conditions of this Agreement, Eisai hereby grants to Company and its Affiliates a co-exclusive (with Eisai and its Affiliates), sublicensable (pursuant to Section 7.1(d)) right under the Eisai Patents and Eisai Know-How solely to undertake Manufacturing activities for the Eisai Collaboration Products in the Field to the extent contemplated by and authorized pursuant to this Agreement and any other written agreement of the Parties.

(d)Sublicense Rights. Subject to the terms and conditions of this Agreement, Company shall have the right to sublicense the rights granted to it by Eisai under this Agreement to Affiliates of Company. Subject to the terms and conditions of this Agreement, Company may,

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only after obtaining the prior written consent of Eisai (which consent shall not be unreasonably withheld, conditioned or delayed) license the rights granted to it by Eisai under this Agreement to Company’s and its Affiliates’ respective subcontractors, distributors and other service providers. Any sublicense shall automatically terminate upon termination of this Agreement and shall be subject in all respects to the terms and conditions of this Agreement, and Company shall be responsible for its licensees’ compliance with such terms and conditions. An uncured failure by any sublicensee of Company to comply with any of the obligations of Company under this Agreement shall constitute a breach of this Agreement by Company.

7.2.Rights Granted to Eisai. Subject to the terms and conditions of this Agreement, including Section 7.7, Company hereby grants to Eisai a fully paid, royalty-free, perpetual, irrevocable right (which shall be sub-licensable in multiple tiers) under the Company Technology solely to Develop (a) Eisai Collaboration Products and (b) Backup Candidates and Backup Products (but only to the extent and only during the period when such Backup Candidates and Backup Products are being Developed under the Collaboration pursuant to Section 4.3, 3.7(c), or 3.7(d), as applicable), and to Manufacture, have Manufactured, use, import, Commercialize and have Commercialized Eisai Collaboration Products in the Field, worldwide. The right granted to Eisai pursuant to this Section 7.2 shall be co-exclusive (with Company and its Affiliates) during the applicable Term and non-exclusive after such Term. For clarity, the license granted by Company to Eisai under this Section 7.2 shall not grant Eisai the right under any Company Technology to Develop, Manufacture, have Manufactured, use, import, Commercialize and have Commercialized any Eisai Collaboration Molecule as a Combination Product or Co-Administered with any other product or treatment.

7.3.Covenant Not to Sue. During the Term, each Party hereby agrees that it and its Affiliates shall not (a) sue the other Party or its Affiliates or sublicensees under or in connection with or (b) commence, aid, prosecute, or cause to be commenced, aided or prosecuted any action or other proceeding against the other Party, its Affiliates or sublicensees with respect to, in each case ((a) and (b)), the exploitation of any Company Technology or Eisai Technology, as applicable that would be infringed or misappropriated by the Development, Manufacture or Commercialization of any Eisai Collaboration Product or Eisai Collaboration Molecule in accordance with this Agreement anywhere in the world.

7.4.No Implied Licenses. Except as explicitly set forth in this Agreement, neither Party grants to the other Party any license, express or implied, under the Patent Rights, Know- How or any other intellectual property rights Controlled by such Party.

7.5.Generic or Proprietary Molecule Combination Products.

(a)During the applicable Term, neither Party shall be permitted to Develop, Manufacture and/or Commercialize any Combination Product containing both (i) the applicable Eisai Collaboration Molecule, and (ii) one or more Proprietary Products and/or Generic Products (a “Generic or Proprietary Molecule Combination Product”), except as permitted under the Collaboration pursuant to Section 7.5(b).

(b)If either Party desires to Develop a Generic or Proprietary Molecule Combination Product during the applicable Term, prior to initiating any such Development

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activities, such Party shall prepare and provide to the JSC and the other Party a proposed Development Plan and Established Overall Budget for such proposed Generic or Proprietary Molecule Combination Product, proposed financial terms under which the Collaboration would thereafter Develop and Commercialize such proposed Generic or Proprietary Molecule Combination Product and such other information as the other Party may reasonably request in connection with the evaluation of such proposed Generic or Proprietary Molecule Combination Product. Following receipt of such materials by the other Party and the JSC, the Parties shall enter into good faith negotiations to attempt to reach agreement on the terms and conditions under which the Parties would jointly Develop, Manufacture and Commercialize such proposed Generic or Proprietary Molecule Combination Product under the Collaboration. Such negotiations shall include discussions of the competitive landscape and commercial viability of such Generic or Proprietary Molecule Combination Product and the likelihood that such Generic or Proprietary Molecule Combination Product would receive Regulatory Approval prior to the end of the applicable Term. If the Parties are able to reach agreement, the definition of Eisai Collaboration Product shall be amended to include such Generic or Proprietary Molecule Combination Product, the Parties shall form a new JDC to oversee Development activities with respect to such Generic or Proprietary Molecule Combination Product, this Agreement shall be amended by any other terms and conditions agreed by the Parties with respect to such Generic or Proprietary Molecule Combination Product (including the financial terms, Development Plan and Established Overall Budget (in each case as may have been amended by mutual agreement of the Parties during the good faith negotiations)) and the Parties shall thereafter Develop, Manufacture and Commercialize such Generic or Proprietary Molecule Combination Product under the Collaboration pursuant to such terms and conditions as agreed by the Parties.

7.6.Third Party Molecule Combination Products.

(a)On a country-by-country basis, during the applicable Non-Compete Term, neither Party shall be permitted to Commercialize any Combination Product, where such Combination Product (i) contains, in addition to an Eisai Collaboration Product, one or more active ingredients that are owned or Controlled by a Third Party, and (ii) is indicated for the prevention, diagnosis or treatment of Alzheimer’s Disease, AD related Disease or any other indication for which such Eisai Collaboration Molecule or an Eisai Collaboration Product is or has been Developed or Commercialized under the Collaboration (a “Third Party Molecule Combination Product”).

(b)With respect to a given Eisai Collaboration Product in a given country, during the period beginning on the day after the last day of the applicable Non-Compete Term and ending on the day that is one (1) year before the anticipated LOE for such given Eisai Collaboration Product in such given country (such period, the “LOE Term”), if Eisai desires to Commercialize a Third Party Molecule Combination Product, Eisai shall provide Company with all relevant information regarding such Third Party Molecule Combination Product, including (1) a data package containing the Results of its Development activities for such Third Party Molecule Combination Product, (2) any additional information available to Eisai that Company may reasonably request to assist Company in evaluating such Results, (3) a proposed Commercialization Plan and Commercialization Plan Budget for such Third Party Molecule Combination Product, (4) proposed financial terms under which the Collaboration would thereafter Commercialize such Third Party Molecule Combination Product in such given country and (5)

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Eisai’s estimate of the anticipated LOE for such given Eisai Collaboration Product in such given country (collectively (1) - (5), a “Third Party Combination Package”). Upon Company’s receipt of the applicable Third Party Combination Package, if Company desires to Develop and Commercialize such Third Party Molecule Combination Product pursuant to this Agreement, Company shall so notify Eisai within thirty (30) days of receipt of the Third Party Combination Package and, if Company does so notify Eisai of such desire within such thirty (30)-day period, each Party shall negotiate in good faith to attempt to reach agreement on the terms under which the Parties would amend this Agreement to Commercialize such Third Party Molecule Combination Product under the Collaboration in such given country. If the Parties do not enter into such an amendment within ninety (90) days after Company notifies Eisai of its desire to Develop and Commercialize such Third Party Molecule Combination Product or Company does not so notify Eisai of such desire within the applicable thirty (30)-day period, Eisai may enter into an agreement with a Third Party to Commercialize such Third Party Molecule Combination Product during the LOE Term in such given country provided that such Third Party agreement provides that Eisai shall have only a financial interest in such Third Party Molecule Combination Product and no operational rights, including no information rights or decision making authority with respect to Developing, Manufacturing or Commercializing such Third Party Molecule Combination Product, except solely to the extent required to reflect Eisai’s financial interest in such Third Party Molecule Combination Product, and Eisai may not otherwise Commercialize a Third Party Molecule Combination Product except pursuant to Section 8.2(b).

(c)Eisai may Commercialize a Third Party Molecule Combination Product outside of the Collaboration directly or indirectly after the applicable LOE Term in a given country.

7.7.Compliance with Third Party Agreements. The license grant under Section 7.1 by Eisai to Company with respect to Molecule BAN2401 and Eisai Collaboration Products containing Molecule BAN2401 include the sublicense of certain rights licensed to Eisai under the Existing Third Party Licenses. Company’s rights and licenses under, or with respect to, such sublicense rights are limited to the rights granted by [***] and [***] to Eisai under the [***] and the [***] and are subject to all applicable restrictions, limitations and obligations imposed on Eisai or its sublicensees in the [***] and the [***]. Company acknowledges receipt of unredacted copies of the [***] and the [***], which Company shall maintain as part of the Confidential Information of Eisai and shall not use or disclose other than in connection with its exercise of rights and fulfillment of its obligations under this Agreement. Exhibit 7.7 sets forth material obligations under the Existing Third Party Licenses that are obligations of Company under this Agreement other than those financial obligations described in Section 8.3(a). Eisai shall promptly provide to Company copies of any notices required to be given to any Third Party licensors (a) of Existing Third Party Licenses, on account of the execution of this Agreement (or any other sublicense executed under this Agreement), (b) of Third Party Licenses entered into after the Effective Date, on account of the grant of a sublicense to Company, and (c) of any Third Party License that is terminated during the Term, wherein such notice would be required upon such termination to effect the applicable sublicensee survival provision with respect to Company’s rights under this Agreement. Eisai agrees that it shall not provide a copy of this Agreement to any Third Party licensor except to the extent otherwise required under the applicable Third Party License. Prior to providing any such copies, Eisai shall, (1) unless otherwise required under the applicable Third Party License, redact the terms of this Agreement to the extent not pertinent to an understanding of a Party’s obligations or benefits under this Agreement or a verification of compliance with the

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applicable Third Party License; (2) provide Company a proposed redacted version of this Agreement within a reasonable amount of time to permit Company to review and comment thereon, and consider in good faith and take into account and implement Company’s reasonable comments with respect to any such proposed redactions; and (3) provide to Company a copy of this Agreement provided to the applicable Third Party licensor.

7.8.Limited Disclosure of Know-How. Eisai has delivered to Company all Eisai Know-How (excluding Manufacturing Know-How which may be disclosed at Eisai’s sole discretion pursuant to (b) below and excluding Third Party Know-How licensed to Eisai to the extent that Eisai does not have the right to disclose such Third Party Know-How) that was in existence as of the Original Agreement Effective Date that Company reasonably needs to know in order to carry out the purposes and intent of this Agreement and that are reasonably necessary for Company’s role in the Development, Manufacture, use and/or Commercialization of the Eisai Collaboration Products, including applicable data and results relating to Development activities, Manufacturing activities, Nonclinical Studies and Clinical Studies conducted by or on behalf of Eisai and/or its Affiliates prior to the Original Agreement Effective Date. On a continuing basis during the Term, each Party, without additional consideration, shall disclose to the other Party additional Eisai Know-How or Company Know-How, as applicable, which comes into existence from time to time, and which the receiving Party reasonably needs to know in order to carry out the purposes and intent of this Agreement provided such Know-How is reasonably necessary for such other Party’s role in the Development, Manufacture, use and/or Commercialization of such Eisai Collaboration Product.

ARTICLE 8 FINANCIAL TERMS
8.1.Commercialization Agreements.

(a)Each Party agrees that, as of the Effective Date, it shall, or shall cause one or more of its Affiliates (each such Affiliate, a “Commercialization Affiliate”) to, enter into individual commercialization agreements with respect to each Commercial Territory, in the form of Exhibit 8.1(a) (the “Commercialization Agreements”), and the Parties shall share the Collaboration Operation Profit/Loss in accordance with such Commercialization Agreements.

(b)Each Party shall deliver to the other Party within forty-five (45) days after the end of each Calendar Quarter (commencing with the first Calendar Quarter in which either Party or its Commercialization Affiliate conducts Commercialization activities or otherwise incurs a Commercialization Cost with respect to any Eisai Collaboration Product) (i) a Quarterly Report in respect of such ended Calendar Quarter (and in the case of the first such Quarterly Report, each prior Calendar Quarter in which such Party or its Commercialization Affiliate incurred any Commercialization Costs) and (ii) a Quarterly Forecast in respect of the current Calendar Quarter. Each Party shall provide to the other Party any supporting documentation with respect to its Quarterly Report reasonably requested by such other Party and, if requested by a Party and reasonably available to the other Party, such preliminary or estimated information in respect of such Calendar Quarter as may be required by the requesting Party in connection with its financial reporting.

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(c)The JCC shall review the Commercialization Plan Budgets during the course of each year based on the previously delivered Quarterly Reports and Quarterly Forecasts. If either Party expects that its or its applicable Commercialization Affiliate’s actual costs of implementing a Commercialization Plan during any Calendar Quarter are expected to vary by more than [***] from the amounts budgeted for expenditure by such Party during such Calendar Quarter pursuant to a Commercialization Plan Budget, then such Party shall promptly propose amendments to such Commercialization Plan Budget and submit such proposed amendments in writing, with an explanation of the variance and the reasons therefore, to the other Party for consideration by the JCC.

8.2.Milestone Payments. In further consideration of the licenses and other rights granted to Company hereunder, upon achievement of each of the milestone events (each, a “Milestone”) set forth in the tables set forth in Section 8.2(a) and Section 8.2(b), the corresponding one-time milestone payment (each, a “Milestone Payment”) shall be payable by Company to Eisai as set forth in Section 8.4.

(a)Milestones for the Eisai Collaboration Product containing Molecule
E2609.

Row	Milestone	Payment (U.S. Dollars Millions)
1	Acceptance by the FDA of the first filing of an NDA in the U.S. for the first Eisai Collaboration Product containing Molecule E2609.	[***]
2	Acceptance by the EMA in the EU of the first MAA for the first Eisai Collaboration Product containing Molecule E2609.	[***]
3	First Commercial Sale in the U.S. for the Eisai Collaboration Product containing Molecule E2609.	[***]
4	First Commercial Sale in the EU for the Eisai Collaboration Product containing Molecule E2609.	[***]
5	First Commercial Sale in Japan for the Eisai Collaboration Product containing Molecule E2609	[***]

(b)Commercial Sales Milestones based on the aggregate Net Sales in a given Calendar Year of the Eisai Collaboration Product containing Molecule E2609.

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In a given Calendar Year, achievement of aggregate Net Sales of Eisai Collaboration Products containing Molecule E2609 in the Territory in the Field, where such total sum first equals or exceeds:	Payment (U.S. Dollars Millions)
US$1 Billion	[***]
US$2 Billion	[***]
US$3 Billion	[***]

(c)Clarifications.

(i)Any Milestone Payment made by Company in accordance with Section 8.2(a) or Section 8.2(b) shall, once they are paid, not be refundable nor creditable for any reason whatsoever (including but not limited to termination of this Agreement for any reason or no reason).

(ii)Each Milestone Payment made by Company in accordance with Section 8.2(a) or Section 8.2(b) shall be made only one time upon achievement of each Milestone described above.

8.3.Third Party Obligations.

(a)Existing In-License Payments. With respect to Eisai Collaboration Product containing Molecule BAN2401, any amounts payable (including royalties, milestone payments and other consideration) to [***] under each of the [***] and the [***] arising on and after the Original Agreement Effective Date and for the duration of the applicable Term from the Development, Manufacture, use or Commercialization of such Eisai Collaboration Product in the Commercial Territory shall be shared equally by the Parties as Commercialization Costs. Further, with respect to Eisai Collaboration Product containing Molecule BAN2401, Eisai shall be responsible for one hundred percent (100%) of any amounts payable (including royalties, milestone payments and other consideration) to [***] under each of the [***] and the [***] arising on and after the Original Agreement Effective Date and for the duration of the applicable Term from the Development, Manufacture, use or Commercialization of such Eisai Collaboration Product containing Molecule BAN2401 in the Commercial, except that any such milestone payments that are owed as a result of events occurring in the Commercial Territory but that are not solely and specifically related to the Development, Manufacture, use or Commercialization of such Eisai Collaboration Product containing Molecule BAN2401 in the Commercial Territory shall be shared equally by the Parties in accordance with the first sentence of this Section 8.3(a).

(b)Other Third Party Payments. In the event that Eisai or any of its Affiliates (A) determines, after reasonable discussion and consultation with Company, that Patent Rights, Know-How or other intellectual property rights owned or Controlled by a Third Party should be licensed or acquired because such rights are necessary in order to Develop, Manufacture, use or Commercialize an Eisai Collaboration Product in the Commercial Territory or (B) shall be subject to a final court or other binding order or ruling requiring any such payments, including the

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payment of a royalty to a Third Party in respect of sales of such Eisai Collaboration Product in the Territory, then, in each case, (1) any such Third Party license or other agreement that Eisai enters into with respect to such rights and any such ruling or order shall be deemed a Third Party License and the rights obtained by Eisai thereunder shall be included as Eisai Technology licensed to Company hereunder and (2) any and all amounts payable to such Third Parties as a result of the exercise or reasonably planned exercise of such rights shall be deemed Out-of-Pocket Costs and allocated in the manner set forth in Exhibit 8.9, provided that (x) any such amounts payable that are incurred with respect to any active ingredient in a Combination Product that is not Eisai Collaboration Molecule or any drug or therapy used for Co-Administration with Eisai Collaboration Molecule that is not an Eisai Collaboration Product in each case shall not be Out- of-Pocket Costs, including any such amounts payable for the acquisition of such rights, (y) any monetary upfront payments payable to such Third Party for entering into such agreements shall be deemed Out-of-Pocket Costs if and when Eisai incurs a milestone or royalty payment obligation that results from the exercise or reasonably planned exercise of such rights by either Party, and (z) for any one-time payments made to Third Parties that are treated as an Out-of-Pocket Cost in full at the time of such payment, Eisai shall not include the amortization expense for such one-time payment as an Out- of-Pocket Cost to avoid double counting.

8.4.Payment Terms.

(a)Milestone Payments. On or after the achievement of a Milestone, Eisai shall send a notice of such achievement in writing to Company and submit an invoice to Company in the form separately to be confirmed between the Parties with respect to the corresponding Milestone Payment. Unless otherwise disputed by Company in good faith, Company shall pay to Eisai the corresponding Milestone Payment within [***] days after receipt of such invoice.

(b)Form of Payment; Currency. All payments made hereunder shall be made by wire transfer in U.S. Dollars in immediately available funds to the credit of such bank account as may be designated by the Party to which the payment is due in this Agreement or in due hereunder. Any payment which falls due on a date which is not a Business Day may be made on the next succeeding Business Day.

(c)Late Payments. If a Party does not receive payment of any sum due to it on or before the due date therefor, interest shall thereafter accrue on the sum due to the Party from the due date until the date of payment at the per annum rate equal to the lesser of (i) the rate announced by Bank of America (or its successor) as its prime rate in effect on the date that such payment would have been first due plus [***] or (ii) the maximum rate permissible under Applicable Law.

8.5.Taxes.

(a)Payment of Taxes; Withholding. Each Party will, and will cause its Commercialization Affiliate to, provide timely and accurate documentation to the other Party upon request that shall enable the Parties to determine if a payment is subject to withholding, or entitled to reduced withholding under an existing income tax treaty. Each Party will, and will cause its Commercialization Affiliate to, pay any and all taxes levied on account of any payments made to it under this Agreement or any Commercialization Agreement. If any taxes are required to be

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withheld by a Party or its Commercialization Affiliate, such Party or Commercialization Affiliate will: (a) deduct such taxes from the payment made to the other Party or its Commercialization Affiliate, as applicable; (b) timely pay the taxes to the proper taxing authority; (c) send proof of payment to the other Party or its Commercialization Affiliate, as applicable; and (d) reasonably assist the other Party or its Commercialization Affiliate, as applicable, in its efforts to obtain a credit for such tax payment. Each Party will, and will cause its Commercialization Affiliate to, reasonably assist the other Party or its Commercialization Affiliate, as applicable, in lawfully claiming exemptions from and/or minimizing such deductions or withholdings under double taxation laws or similar circumstances.

(b)VAT. It is understood and agreed among the Parties hereto that any payments made by or for the benefit of a Party or its Commercialization Affiliate under this Agreement or any Commercialization Agreement are exclusive of any value-added or similar tax (“VAT”) imposed upon such payments. Each Party agrees that none of the payments under this Agreement or any Commercialization Agreement are intended to be subject to VAT. Each Party shall, and shall cause its Commercialization Affiliate to, provide the other Party or its Commercialization Affiliate, as applicable, with any information and documentation reasonably requested to (i) mitigate the levying of any VAT on any payments made by or for the benefit of such Party or Commercialization Affiliate under this Agreement or any Commercialization Agreement and/or (ii) recover any VAT incurred on such payments.

8.6.Records and Audit Rights.

(a)Financial Records. Each Party shall, and shall cause its Commercialization Affiliate to, keep complete and accurate books and records with respect to activities undertaken pursuant to this Agreement and each Commercialization Agreement in accordance with Accounting Standards and in sufficient detail to support calculations of all payments that may become due hereunder or thereunder. The Parties shall reasonably cooperate in good faith to provide assistance to one another in order to translate financial information and results from one set of Accounting Standards to the other, as reasonably necessary. If necessary, a Party will make the appropriate adjustments to the financial information it or its Commercialization Affiliate supplies under this Agreement or any Commercialization Agreement to permit the other Party to conform such financial information to its Accounting Standards in order to facilitate an accurate reporting of results of operations. Each Party will, and will cause its Commercialization Affiliate to, keep such books and records for the longer of (i) seven (7) years following the end of the Calendar Year to which they pertain and (ii) the expiry of the applicable statute of limitations for tax.

(b)Audits.

(i)Each Party shall have the right to appoint an internationally- recognized independent accounting firm (which is reasonably acceptable to the other Party) (the “Auditor”) to audit the relevant books and records of the other Party and the correctness of any payments made or required to be made to or by the other Party or its Commercialization Affiliate, as applicable, pursuant to the terms of this Agreement or the relevant Commercialization Agreement. Before beginning its audit, the Auditor shall execute an undertaking acceptable to the other Party by which the Auditor shall keep confidential all information reviewed during such

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audit. The Auditor shall have the right to disclose to the auditing Party only its conclusions regarding any payments owed under this Agreement.

(ii)The audited Party shall make its books and records available for inspection by such Auditor during regular business hours at such place or places where such books and records are customarily kept, upon receipt of reasonable advance notice from the other Party, solely to verify the accuracy of the payments to be made hereunder or its Commercialization Affiliate, as applicable. The Auditor may only audit the books and records of the audited Party from the three (3) Calendar Years prior to the Calendar Year in which the audit request is made. Such inspection right shall not be exercised more than once in any Calendar Year in respect of any Commercial Territory and not more frequently than once with respect to books and records covering any specific period of time and all such inspections to be conducted in any Calendar Year must be requested in the same notice to the audited Party. All information received and all information learned by a Party in the course of any audit or inspection shall constitute Confidential Information of the other Party.

(iii)The auditing Party shall pay for the cost of the Auditor, as well as its own expenses associated with enforcing its rights with respect to any payments hereunder, except that in the event there is any upward adjustment in aggregate amounts payable for any Calendar Year shown by such audit of more than [***] of the amount paid, the audited Party shall pay for the cost of the Auditor and in no event shall costs incurred under this Section 8.6 be deemed Development Costs or Commercialization Costs.

8.7.No Projections. Eisai and Company acknowledge and agree that nothing in this Agreement or any Commercialization Agreement shall be construed as representing an estimate or projection of anticipated sales of any Eisai Collaboration Product, and that the Milestones and Net Sales levels set forth above or elsewhere in this Agreement or that have otherwise been discussed by the Parties are merely intended to define the Milestone Payments or royalty obligations in the event such Milestones or Net Sales levels are achieved. NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT EITHER PARTY WILL BE ABLE TO SUCCESSFULLY DEVELOP OR COMMERCIALIZE ANY EISAI COLLABORATION PRODUCT OR, IF COMMERCIALIZED, THAT ANY PARTICULAR NET SALES LEVEL OF SUCH EISAI COLLABORATION PRODUCT WILL BE ACHIEVED.

8.8.Accounting Principles; Calculations. All Development Costs, Inventory Build Costs and Commercialization Costs will be calculated based on the principles set forth on Exhibit 8.8.

ARTICLE 9 INTELLECTUAL PROPERTY
9.1.Disclosure of Inventions. Each Party shall promptly disclose to the other Party all inventions and discoveries that are conceived, discovered or otherwise made by or on behalf of such Party in the course of conducting activities under this Agreement and/or the Original Agreement, whether or not patentable, and all Joint Inventions, in each case including all invention

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disclosures or other similar documents submitted to such Party by its, or its Affiliates’, subcontractors’ or sublicensees’ Representatives describing such inventions, as applicable (“Disclosed Inventions”). Each Party shall not take any steps with respect to filing of a patent or other form of intellectual property protection for any such Disclosed Inventions before the inventorship of such Disclosed Invention is determined by the Parties through good faith discussions between their respective intellectual property counsel.

9.2.Ownership of Inventions. Eisai shall own Eisai Patents and Eisai Know-How existing on the Original Agreement Effective Date, and Company shall own Company Patents and Company Know-How existing on the Original Agreement Effective Date. All inventions and discoveries that are conceived, discovered or otherwise made solely by or on behalf of a Party (or any of their Affiliates, subcontractors or sublicensees or its or their respective Representatives), in the course of conducting Development, Manufacturing and/or Commercialization activities for any Eisai Collaboration Product under or relating to this Agreement and/or the Original Agreement, whether or not patentable, shall be owned by such Party. Each Party shall own an equal, undivided interest in all inventions, and discoveries that are conceived, discovered or otherwise made jointly by or on behalf of both Parties (or their respective Affiliates, subcontractors or sublicensees or its or their respective Representatives) in the course of performing activities under this Agreement and/or the Original Agreement whether or not patentable (collectively, “Joint Inventions”), and any and all Patent Rights arising therefrom (collectively, such Patent Rights with respect to Joint Inventions, “Joint Patents”), and Know-How that is conceived, discovered or otherwise made jointly by or on behalf of both Parties (or their respective Affiliates, subcontractors or sublicensees or its or their respective Representatives) in the course of performing activities under this Agreement and/or Original Agreement (collectively “Joint Know- How”), and other intellectual property rights thereto. Each Party shall have full rights to license, assign and exploit such Joint Inventions (and any Patents arising therefrom) anywhere in the world, without any requirement of gaining the consent of, or accounting to, the other Party, subject to the licenses granted herein and subject to Section 7.4. Inventorship shall be determined in accordance with Japanese patent law. For the purpose of clarification, ownership of Regulatory Filings and Regulatory Approvals shall be governed by Section 6.4.

9.3.Prosecution and Maintenance of Patents.

(a)Eisai First Right.

(i)Eisai (or [***], to the extent required by the [***] Agreement, or [***], to the extent required by the [***]) shall have the first right and authority to file, prosecute and maintain in all jurisdictions worldwide (1) the Eisai Patents, (2) Joint Substantially Related Patents and (3) Company Patents Covering inventions made in the course of conducting Development, Manufacturing and/or Commercialization activities for any Eisai Collaboration Product under or relating to this Agreement and/or the Original Agreement, in each case, that Substantially Relate to an Eisai Collaboration Product, excluding any Company Manufacturing Patents (“Company Substantially Related Patents”, and collectively with Eisai Patents and the Joint Substantially Related Patents, the “Eisai Prosecution Patents”). Eisai shall (to the extent not restricted under the [***]or the [***]) provide Company (A) a reasonable opportunity to review and comment on such filing, prosecution and maintenance efforts regarding the Eisai Prosecution Patents in the Territory reasonably prior to any submissions with applicable patent

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authorities, and (B) with a copy of material communications from any patent authority in any jurisdiction in the Territory regarding the Eisai Prosecution Patents, and shall provide drafts of any material filings or material responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses so that Company may have an opportunity to review and comment thereon. All costs in the course of performing the filing, prosecution and maintenance activities in the Territory set forth in this Section 9.3(a)(i) shall be equally shared between the Parties or their Commercialization Affiliates.

(ii)If Eisai desires to abandon any of the Eisai Prosecution Patents in any jurisdiction in the Territory, then to the extent not restricted by the [***] or the [***], Eisai shall provide Company with reasonable written notice of such decision so as to permit Company to decide whether to file, prosecute or maintain such the Eisai Prosecution Patents and to take any necessary action with respect thereto. Following notice from Eisai, Company may, with prior written consent of Eisai, which shall not be unreasonably withheld, conditioned or delayed assume control of the filing, prosecution and/or maintenance of such Eisai Prosecution Patents in one or more countries in the Territory where Eisai desired to abandon such Patent Rights in the name of the owner(s) of such Eisai Prosecution Patents, and the costs thereof shall be borne solely by Company.

(b)Company First Right.

(i)Company shall have the first right and authority to file, prosecute and maintain in all jurisdictions worldwide the Company Patents, excluding Company Substantially Related Patents. Company shall provide Eisai (A) a reasonable opportunity to review and comment on such filing, prosecution and maintenance efforts regarding such Company Patents in the Territory reasonably prior to any submissions with applicable patent authorities, and (B) with a copy of material communications from any patent authority in any jurisdiction in the Territory regarding such Company Patents, and shall provide drafts of any material filings or material responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses so that Eisai may have an opportunity to review and comment thereon. Company shall reflect any such Eisai comments on the filing, prosecution or maintenance of Company Manufacturing Patents, and if Company fails to reflect any such Eisai comments, at Eisai’s election, Company shall delete all specific references to Eisai Collaboration Products from any such filing and, to the extent permitted by Applicable Law, thereafter not include any such specific references to Eisai Collaboration Products in any such filing, prosecution or maintenance of the applicable Company Manufacturing Patent. Company shall be responsible for all costs incurred by it in the course of performing the filing, prosecution and maintenance activities set forth in this Section 9.3(b)(i).

(ii)If Company desires to abandon any Company Patent, excluding Company Substantially Related Patents, in any jurisdiction worldwide, then unless Company has a strategic business or patent portfolio justification for such abandonment, Company shall provide Eisai with reasonable written notice of such decision so as to permit Eisai to decide whether to file, prosecute or maintain such Company Patent and to take any necessary action. Following notice from Company, Eisai may, with prior written consent of Company, which shall not be unreasonably withheld, conditioned or delayed, assume control of the filing, prosecution and/or maintenance of such Company Patent in one or more countries in worldwide where Company

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desires to abandon such Company Patent Rights in the name of Company, and the costs thereof shall be borne solely by Eisai.

(c)Joint Manufacturing Patents.

(i)Company shall have the first right and authority to file, prosecute and maintain for joint ownership in all jurisdictions worldwide the Joint Manufacturing Patents. Company shall provide Eisai (1) a reasonable opportunity to review and comment on such filing, prosecution and maintenance efforts regarding such Joint Manufacturing Patents in the Territory reasonably prior to any submissions with applicable patent authorities, and (2) with a copy of material communications from any patent authority in any jurisdiction in the Territory regarding such Joint Manufacturing Patents, and shall provide drafts of any material filings or material responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses that Eisai may have an opportunity to review and comment thereon. Company shall reflect any such Eisai comments on the filing, prosecution or maintenance of Joint Manufacturing Patents, and if Company fails to reflect any such Eisai comments, at Eisai’s election, Company shall delete all specific references to Eisai Collaboration Products from any such filing and, to the extent permitted by Applicable Law thereafter not include any such specific references to Eisai Collaboration Products in any such filing, prosecution or maintenance of the applicable Joint Manufacturing Patent. All costs in the course of performing the filing, prosecution and maintenance activities in the Territory set forth in this Section 9.3(c)(i) shall be equally shared between the Parties or their Commercialization Affiliates, as applicable.

(ii)If Company desires to abandon any Joint Manufacturing Patent, in any jurisdiction worldwide, then unless Company has a strategic business or patent portfolio justification for such abandonment, Company shall provide Eisai with reasonable written notice of such decision so as to permit Eisai to decide whether to file, prosecute or maintain such Joint Manufacturing Patent and to take any necessary action. Following notice from Company, Eisai may, with prior written consent of Company, which shall not be unreasonably withheld, conditioned or delayed, assume control of the filing, prosecution and/or maintenance of such Joint Manufacturing Patent in one or more countries in worldwide where Company desires to abandon such Joint Manufacturing Patent Rights in the name of the owner(s) of such Joint Manufacturing Patent, and the costs thereof shall be equally shared between the Parties or their Commercialization Affiliates, as applicable.

(iii)Joint Other Patents. The Parties will mutually agree on which Party will file, prosecute and maintain Joint Other Patents.

(d)Cooperation. Each Party shall provide the other Party all reasonable notice, assistance and cooperation in the Patent prosecution efforts of the other Party, including, with respect to patent term extensions, supplemental protection certificates, Orange Book listings and other patent linkages, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

(e)Patent Term Extensions. Eisai shall have the right to select, after giving reasonable consideration to Company’s comments, which patent term extension or related extension of rights, including supplementary protection certificates and similar rights (a “Patent

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Term Extension”), for any of the Eisai Prosecution Patents anywhere worldwide. Company shall provide reasonable assistance to Eisai in connection with obtaining any such Patent Term Extension. To the extent reasonably and legally required in order to obtain any such Patent Term Extension in a particular country, Company shall make available to Eisai a copy of the necessary documentation to enable Eisai to use the same for the purpose of obtaining the Patent Term Extension in such country.

9.4.Infringement of Patent Rights by Third Parties.

(a)Notification. Each Party shall promptly provide the other Party with written notice reasonably detailing any known or alleged infringement by a Third Party of any Eisai Patents, Company Patents or Joint Patents, including any “patent certification” filed in the United States under 21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j)(2) or similar provisions in other jurisdictions, and of any declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability or non-infringement of any such Patent Right (collectively “Third Party Infringement”).

(b)Enforcement.

(i)Eisai Prosecution Patents. Eisai shall have the first right, but not the obligation, to bring an action against any Third Party allegedly engaged in any Third Party Infringement of any Eisai Prosecution Patents (and to defend any related counterclaim). All Out- of-Pocket Costs and expenses incurred in the course of such action shall be equally shared between the Parties or their Commercialization Affiliates, as applicable. If Eisai fails to provide its intention in writing or provide its intention to decline to bring such action within twenty (20) days from first becoming aware of such Third Party Infringement with respect to any Joint Substantially Related Patent or Company Substantially Related Patent, then Company, with prior written consent of Eisai, which shall not be unreasonably withheld, conditioned or delayed, shall have a right, but not the obligation, to bring an action against any Third Party allegedly engaged in any Third Party Infringement of any Patent Rights with respect to such Joint Substantially Related Patent or Company Substantially Related Patent. All Out-of-Pocket Costs and expenses incurred in the course of such action shall be equally shared between the Parties or their Commercialization Affiliates, as applicable.

(ii)Company Patents. Company shall have the sole right, but not the obligation, to bring an action against any Third Party allegedly engaged in any Third Party Infringement of any Company Patents, except Company Substantially Related Patents (and to defend any related counterclaim). All Out-of-Pocket Costs and expenses incurred in the course of such action shall be equally shared between the Parties or their Commercialization Affiliates, as applicable, if such Third Party Infringement relates to any activity by a Third Party that is competitive with the exploitation of the Eisai Collaboration Products and shall otherwise be borne solely by Company. Notwithstanding the foregoing, Company, with prior written consent of Eisai, which shall not be unreasonably withheld, conditioned or delayed, shall have the first right, but not the obligation, to bring an action against any Third Party allegedly engaged in any Third Party Infringement of Company Manufacturing Patents (and to defend any related counterclaim). All Out-of-Pocket Costs and expenses incurred in the course of such action shall be equally shared between the Parties or their Commercialization Affiliates, as applicable. Company shall have a

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period of twenty (20) days from first becoming aware of such Third Party Infringement to notify Eisai of its intent if it will bring such action or not. If Company fails to provide its intention in writing or provide its intention not to bring such action in the time period provided, then Eisai, with prior written consent of Company, which shall not be unreasonably withheld, conditioned or delayed, shall have a right, but not the obligation, to bring an action against any Third Party allegedly engaged in any Third Party Infringement of any Patent Rights related to an Eisai Collaboration Product with respect to such Company Manufacturing Patents.

All out-of-pocket costs and expenses incurred in the course of such action shall be equally shared between the Parties or their Commercialization Affiliates, as applicable.

(iii)Joint Patents.

(A)Joint Manufacturing Patents.

(1)First Right. Company, with prior written consent of Eisai, which shall not be unreasonably withheld, conditioned or delayed, shall have the first right, but not the obligation, to bring an action against any Third Party allegedly engaged in any Third Party Infringement of any Joint Manufacturing Patents (and to defend any related counterclaim). All Out-of-Pocket Costs and expenses incurred in the course of such action shall be equally shared between the Parties or their Commercialization Affiliates, as applicable,. Company shall have a period of twenty (20) days (provided that such time period may be shorter in recognition of the exigencies of the particular situation due to procedural or other demands) from first becoming aware of such Third Party Infringement to notify Eisai of its intention if it will bring such action or not.

(2)Second Right. If Company fails to provide its intention in writing or provide its intention to decline to bring such action in the time period provided in Section 9.4(b)(iii)(A)(1), then Eisai, with prior written consent of Company, which shall not be unreasonably withheld, conditioned or delayed, shall have a right, but not the obligation, to bring an action against any Third Party allegedly engaged in any Third Party Infringement of such Joint Manufacturing Patents related to an Eisai Collaboration Product. All Out-of-Pocket Costs and expenses incurred in the course of such action shall be equally shared between the Parties or their Commercialization Affiliates, as applicable.

(B)Joint Other Patents. The Parties will mutually agree on which Party shall have the first right, but not the obligation, to bring an action against any Third Party allegedly engaged in any Third Party Infringement of any Joint Other Patents (and to defend any related counterclaim).

(iv)Cooperation. Each Party shall provide to the Party enforcing any such rights under this Section 9.4(b) reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including joining in such action as a party plaintiff if required to perfect or maintain jurisdiction to pursue such action. The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, and shall reasonably consider the other Party’s comments on any such efforts.

(v)Settlement.

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(A)Eisai Patents. Eisai, with the prior written consent of Company, which shall not be unreasonably withheld, conditioned, or delayed, shall have the first right, but not the obligation, to enter into a settlement with a Third Party involving Eisai Prosecution Patents. All Out-of-Pocket Costs and expenses incurred in the course of such settlement shall be equally shared by the Parties or their Commercialization Affiliates, as applicable. Eisai shall keep Company regularly informed of the status and progress of such settlement efforts, and shall reasonably consider Company’s comments on any such efforts.

(B)Company Patents. Company, with the prior written consent of Eisai, which shall not be unreasonably withheld, conditioned or delayed, shall have the sole right, but not the obligation, to enter into a settlement with a Third Party involving Company Patents, except Company Substantially Related Patents. All Out-of-Pocket Costs and expenses incurred in the course of such settlement shall be equally shared between the Parties or their Commercialization Affiliates, as applicable, if such Third Party Infringement relates to any activity by a Third Party that is competitive with the exploitation of the Eisai Collaboration Products and shall otherwise be borne solely by Company. Company shall keep Eisai regularly informed of the status and progress of such settlement efforts and shall reasonably consider Eisai’s comments on any such efforts if such Third Party Infringement relates to any activity by a Third Party that is competitive with the exploitation of the Eisai Collaboration Products.

(C)Joint Patents.

(1)Joint Manufacturing Patents. Company shall have the sole right, but not the obligation, to enter into a settlement with a Third Party involving Joint Manufacturing Patents; provided, however, that the Company shall not enter into any such settlement without the prior written consent of Eisai if such settlement would reasonably be expected to have a material adverse effect on an Eisai Collaboration Product. All Out-of-Pocket Costs and expenses incurred in the course of such settlement shall be equally shared between the Parties or their Commercialization Affiliates, as applicable, if such Third Party Infringement relates to any activity by a Third Party that is competitive with the exploitation of the Eisai Collaboration Products and shall otherwise be borne solely by Company or its Commercialization Affiliate. Company shall keep Eisai regularly informed of the status and progress of such settlement efforts and shall reasonably consider Eisai’s comments on any such efforts if such Third Party Infringement relates to any activity by a Third Party that is competitive with the exploitation of the Eisai Collaboration Products.

(2)Joint Other Patents. The Parties will mutually agree on which Party shall have the first right, but not the obligation, to enter into a settlement with a Third Party involving Joint Other Patents. All Out-of-Pocket Costs and expenses incurred in the course of such settlement shall be equally shared between the Parties or their Commercialization Affiliates, as applicable.

(c)Expenses and Recoveries. If a Party recovers monetary damages or settlement fees or awards from a Third Party based on a suit or action described in Section 9.4(b) above, such recovery shall be allocated first to the unreimbursed expenses incurred by the Parties in such litigation (including, for this purpose, a reasonable allocation of expenses of internal

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counsel) and any remaining amount shall be distributed as follows: fifty percent (50%) to Company and fifty percent (50%) to Eisai.

9.5.Defense of Patent Rights. To the extent any Party receives notice by counterclaim, or otherwise, alleging the invalidity or unenforceability of any Eisai Prosecution Patents, Company Patents and/or Joint Patents, it shall bring such fact to the attention of the other Party, including all relevant information related to such claim. The Parties, through the JSC, shall discuss such claim. Where such allegation is made in an opposition, reexamination, interference or other patent office proceeding, the provisions of Section 9.10 shall apply. Where such allegation is made in a counterclaim to a suit or other action brought under Section 9.4, the provisions of Section 9.4 shall apply. With respect to Eisai Prosecution Patents, Eisai, with prior written consent of Company (which shall not be unreasonably withheld, conditioned or delayed), shall take the lead in defending such allegation and Company shall cooperate with Eisai in such defense. All reasonable costs incurred by each Party in connection with such defense shall be included as Commercialization Costs. In the event Eisai does not so elect to defend an action with respect to any Eisai Prosecution Patent under this Section 9.5, it shall so notify Company in writing, and Company shall have the right, but not the obligation, with prior written consent of Eisai (which shall not be unreasonably withheld, conditioned or delayed), to so defend such action, at its expense. With respect to Company Patents (excluding Company Substantially Related Patents) and Joint Manufacturing Patents, Company shall take the lead in defending such allegation and Eisai shall cooperate with Company in such defense. All reasonable costs incurred by each Party in connection with such defense shall be included as Commercialization Costs. With respect to Joint Other Patents, the Parties shall mutually agree on which Party shall take the lead in defending such allegation. The non-defending Party shall cooperate with the defending Party in such defense and all reasonable costs incurred by each Party in connection with such defense shall be included as Commercialization Costs. Each Party shall provide to the Party defending any such rights under this Section 9.5 all reasonable assistance in such enforcement, at such defending Party’s request with any expenses related thereto to be included as Commercialization Costs. The defending Party shall keep the other Party regularly informed of the status and progress of such efforts, and shall reasonably consider the other Party’s comments on any such efforts.

9.6.Patent Marking. Each Party shall, and shall require its Affiliates and sublicensees, to mark Eisai Collaboration Products sold by it hereunder (in a reasonable manner consistent with industry custom and practice) with appropriate patent numbers or indicia to the extent permitted by Applicable Law, in those countries in which such markings or such notices impact recoveries of damages or equitable remedies available with respect to infringements of patents.

9.7.Confirmatory Patent Licenses. Each Party shall, if so requested by the other Party, promptly enter into confirmatory license agreements, in a form consistent with the terms of this Agreement and reasonably acceptable to the Parties, for purposes of recording the licenses granted under this Agreement with such patent offices in the Territory as the licensee hereunder reasonably considers appropriate. Such licensee shall bear any filing costs and any costs of outside counsel or experts required with respect to such recordations.

9.8.Personnel Obligations. Prior to beginning work under this Agreement relating to any Development, Manufacture, use or Commercialization of an Eisai Collaboration Molecule, Eisai Collaboration Product, Backup Candidate or Backup Product, each employee, subcontractor,

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consultant, Representative or agent of Company or Eisai or of either Party’s respective Affiliates or sublicensees shall be bound by non-disclosure and invention assignment obligations which are consistent with the obligations of Company or Eisai, as applicable, in this ARTICLE 9, to the extent permitted by Applicable Law, including: (a) promptly reporting to Company or Eisai, as applicable, any invention, discovery, process or other intellectual property right; (b) assigning to Company or Eisai, as applicable, all of his, her or its right, title and interest in and to any invention, discovery, process or other intellectual property right; (c) taking actions reasonably necessary to secure patent or other intellectual property protection of such invention, discovery, process or other intellectual property right; (d) performing all acts and signing, executing, acknowledging and delivering any and all documents required for effecting the obligations and purposes of this Agreement; and (e) abiding by the obligations of confidentiality and non-use set forth in ARTICLE
12. It is understood and agreed that such non-disclosure and invention assignment agreement need not reference or be specific to this Agreement.

9.9.No Challenge.

(a)During the Term, Eisai and its Affiliates shall not make any request for, or filing or declaration of, or commence or maintain any action involving any interference, opposition, challenges as to ownership, assertions of invalidity or unenforceability, unpatentability, revocation or reexamination relating to any of the Company Patents Covering any Eisai Collaboration Product, or based on any of the foregoing, challenge or withhold any payment under this Agreement, in each case of the foregoing in any lawsuit or any other civil or administrative proceeding, or in connection with making of any claim or counterclaim, before any court, tribunal, agency or governmental entity anywhere in the world (“Patent Action”).

(b)During the Term, Company and its Affiliates shall not make any request for, or filing or declaration of, or commence or maintain any action involving any interference, opposition, challenges as to ownership, assertions of invalidity or unenforceability, unpatentability, revocation or reexamination relating to any of the Eisai Patents or Joint Patents, or based on any of the foregoing in any lawsuit or any other civil or administrative proceeding, or in connection with making of any claim or counterclaim, before any court, tribunal, agency or governmental entity anywhere in the world (also, a “Patent Action”), challenge or withhold any payment under this Agreement, in each case of the foregoing in any Patent Action, except that Company may defend itself in any action brought against it for infringement of an Eisai Patent based on the Development, Manufacture or Commercialization of the Eisai Collaboration Product (as defined in the BIIB037 Collaboration Agreement).

(c)This Section 9.9 shall not apply to any Affiliates of a Party that first become Affiliates of such Party after the Effective Date in connection with a merger or acquisition event, where such Affiliates of such Party were already engaged in a Patent Action prior to such merger or acquisition event, so long as such Party uses reasonable efforts to cause such Patent Action to terminate within forty-five (45) days after such merger or acquisition event. Nothing in this Section 9.9 shall be construed as an admission or concession by a Party that the other Party or its Affiliates has, or ever will have, any standing, right, or basis to challenge the validity or enforceability of any such payment or such Patent Rights included within the Company Patents, Joint Patents or Eisai Patents, as applicable.

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9.10.Trademarks.

(a)Corporate Trademarks and Logos. Each Party and its Affiliates shall retain all right, title and interest in and to its and their respective corporate trademarks, house marks, corporate names or logos. Neither Party shall, without the other Party’s prior written consent, use any such trademarks, house marks, corporate names or logos of the other Party, or marks confusingly similar thereto, in connection with such Party’s Commercialization of Eisai Collaboration Products under this Agreement; provided that with regards to each Eisai Collaboration Product, to the extent legally permissible, Eisai will include Company’s logo and relevant trademarks on all packaging for and materials regarding such Eisai Collaboration Product during the Co-Promotion Term for such Eisai Collaboration Product in a given country of the Commercial Territory.

(b)Marks. Eisai, after reasonable consultation with Company, shall be responsible for the selection of all trademarks (the “Marks”) for use in connection with the sale or marketing of such Eisai Collaboration Product in the Territory in the Field (provided that unless the Parties mutually agree otherwise, no such Mark shall contain the name of the Company or another trademark owned or Controlled by Company). Eisai shall be responsible for the registration, maintenance and defense of such Marks and shall own such Marks. The Trademark Costs incurred in connection therewith for Marks applicable to Eisai Collaboration Products in the Territory shall be determined by the JCC and all Trademark Costs shall be shared equally by the Parties or their Commercialization Affiliates, as applicable. All uses of the Marks in the U.S. shall be reviewed by the JCC and shall comply with Applicable Law (including those laws and regulations particularly applying to the proper use and designation of trademarks).

ARTICLE 10 REPRESENTATIONS AND WARRANTIES
10.1.Mutual Representations and Warranties.    Each Party hereby represents and
warrants to the other Party as of the Effective Date as follows:

(a)Corporate Existence and Power. It is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.

(b)Authority and Binding Agreement. (i) It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder;
(ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

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(c)No Conflict. It is not a party to any agreement, arrangement or commitment that would prevent it from granting, or otherwise limit, the rights granted or intended to be granted to the other Party under this Agreement or from performing its obligations under this Agreement, or that actually results in a restriction on the Parties ability to Develop, Manufacture, use or Commercialize the Eisai Collaboration Molecule and Eisai Collaboration Products in the Field in the Territory.

(d)No Debarment. Neither such Party nor any Affiliate thereof is debarred, has been convicted, or is subject to debarment or conviction pursuant to Section 306 of the FD&C Act.

10.2.Representations, Warranties and Covenants by Eisai. Except as set forth on the Eisai Disclosure Schedule or as supplemented within fourteen (14) days of the Effective Date with information that does not have a material negative impact on Company’s rights under this Agreement, Eisai hereby represents and warrants to Company, as of the Effective Date, and with respect to Section 10.2(l), covenants during the Term as follows with respect to the Eisai Collaboration Products and the Eisai Collaboration Molecules:

(a)Exhibit 1(E) attached hereto, or as supplemented within fourteen (14) days of the Effective Date with information that does not have a material negative impact on Company’s rights under this Agreement, sets forth a complete and accurate list of all Eisai Patents in existence as of the Effective Date, including the owner and/or co-owner(s) thereof;

(b)Exhibit 10.2(b) attached hereto, or as supplemented within fourteen (14) days of the Effective Date with information that does not have a material negative impact on Company’s rights under this Agreement, sets forth a complete and accurate list of all license, assignment, distribution or other agreements relating to the Eisai Patents and Eisai Collaboration Products and true, complete, and correct copies of such agreements as amended on or prior to the Effective Date, have been provided to Company on or prior to the Effective Date;

(c)Eisai or one of its Affiliates owns or licenses all of the Eisai Patents and Eisai Know-How free from Encumbrances and is listed in the records of the appropriate Governmental Authorities as the owner of record or licensee for each registration, grant and application included in the Eisai Patents or Eisai Know-How;

(d)Eisai has, with respect to Patent Rights or Know-How owned by it or one of its Affiliates and to its knowledge with respect to Patent Rights or Know-How licensed to it or one of its Affiliates, obtained from all individuals who participated in any respect in the invention or authorship of any Patent Rights or Know-How, effective assignments of all ownership rights of such individuals in such Patent Rights or Know-How to the extent that any such Patent Rights or Know-How would constitute Eisai Patents or Eisai Know-How, as applicable, if Controlled by Eisai or one of its Affiliates, either pursuant to written agreement or by operation of law;

(e)all of its and its Affiliates’ employees, officers, subcontractors and consultants have executed agreements or have existing obligations under Applicable Law requiring assignment to Eisai or its Affiliates, as applicable, of all inventions made during the course of and as the result of their association with Eisai or one of its Affiliates and obligating the individual to

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maintain as confidential Eisai’s Confidential Information of Eisai and its Affiliates as well as confidential information of other parties (including Company and its Affiliates) which such individual may receive, to the extent required to support Eisai’s obligations under this Agreement;

(f)Eisai has the right to grant to Company the rights under the Eisai Patents and Eisai Know-How that it purports to grant hereunder;

(g)all application, registration, maintenance and renewal fees in respect of the Eisai Patents as of the Effective Date have been, with respect to Eisai Patents owned by Eisai or one of its Affiliates and, to Eisai’s knowledge, with respect to Eisai Patents licensed to Eisai or one of its Affiliates, paid and all necessary documents and certificates have been filed with the relevant agencies for the purpose of maintaining the Eisai Patents;

(h)to Eisai’s knowledge, the Development, Manufacture, use or Commercialization of the Eisai Collaboration Molecules or Eisai Collaboration Products do not infringe the Patent Rights or misappropriate the Know-How of any Third Party, nor has Eisai or ones of its Affiliates received any written notice alleging such infringement or misappropriation;

(i)there are no agreements or arrangements to which Eisai or any of its Affiliates is a party relating to the Eisai Collaboration Products, Eisai Collaboration Molecules, Eisai Patents, or Eisai Know-How that would limit the rights granted to Company under this Agreement or that actually results in a restriction on the Parties’ ability to Develop, Manufacture, use or Commercialize the Eisai Collaboration Molecules and the Eisai Collaboration Products in the Field in the Territory;

(j)neither Eisai nor any of its Affiliates, nor any of its or their respective Representatives has made an untrue statement of material fact or fraudulent statement to the FDA or any other Regulatory Authority with respect to the Development of the Eisai Collaboration Molecules or the Eisai Collaboration Products, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority with respect to the Development of the Eisai Collaboration Molecules or the Eisai Collaboration Products, or committed an act, made a statement, or failed to make a statement with respect to the Development of the Eisai Collaboration Molecules or the Eisai Collaboration Products that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto;

(k)in the course of the Development of Eisai Collaboration Products, neither Eisai nor any of its Affiliates has used prior to the Original Agreement Effective Date any employee, agent or independent contractor who has been debarred by any Regulatory Authority, or, to Eisai’s knowledge, is the subject of debarment proceedings by a Regulatory Authority or has been convicted pursuant to Section 306 of the FD&C Act;

(l)the Existing Third Party Licenses are in full force and effect as modified or amended prior to the Effective Date and Eisai has provided to Company accurate copies of all such Existing Third Party Licenses, and any redacted portions thereof are not material to Company’s decision to enter into or assert its rights and perform its obligation under this Agreement. Neither

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Eisai nor, to Eisai’s knowledge, any Third Party licensor is in default with respect to a material obligation under, and neither such party has claimed or, to Eisai’s knowledge, has grounds upon which to claim that the other party is in default with respect to a material obligation under, any Existing Third Party License. Except as identified in Exhibit 1(I), as supplemented within fourteen (14) days of the Effective Date with information that does not have a material negative impact on Company’s rights under this Agreement, neither Eisai nor any of its Affiliates Controls any other Third Party intellectual property necessary for Company to practice the licenses and rights granted under this Agreement. Eisai shall, during the Term and with respect to each Third Party License (i) maintain in full force and effect such Third Party License; (ii) promptly provide Company with a party’s notice of any default under such Third Party License; (iii) to the extent within Eisai’s reasonable control, not take any action, fail to take any action or allow any event to occur that would give the respective Third Party licensor the right to terminate such Third Party License, without the written consent of Company; (iv) not amend or modify such Third Party License in a manner that will adversely affect Company’s rights under this Agreement, without Company’s prior written consent; (v) not exercise any right to itself terminate or waive any material right under, which waiver would adversely affect Company’s rights under this Agreement, such Third Party License without the prior written consent of Company; and (vi) to the extent practicable, notify Company prior to any termination of such Third Party License. In addition, Eisai shall promptly provide Company with a copy of any amendments to Third Party Licenses made after the Effective Date. No Third Party has granted Eisai or any of its Affiliates a license to Patent Rights or Know-How that are not Controlled by Eisai or its Affiliates but that would, if Controlled by Eisai or its Affiliates, be within the definition of Eisai Technology; and

(m)to Eisai’s knowledge, no breach, event or other circumstance exists that would reasonably be expected to give rise to any Claim or Loss for which Eisai may seek indemnification from Company under Section 11.2 of this Agreement.

10.3.Representations and Warranties by Company.

(a)Except as set forth on the Company Disclosure Schedule, Company hereby represents and warrants to Eisai, as of the Effective Date, as follows with respect to the Eisai Collaboration Products, Eisai Collaboration Molecules, Option Products and Option Molecules, as applicable:

(i)Exhibit 1(F) attached hereto sets forth a complete and accurate list of all Company Patents in existence as of the Effective Date, including the owner and/or co- owner(s) thereof;

(ii)Exhibit 10.3(a)(ii) attached hereto sets forth a complete and accurate list of all license, assignment, distribution or other agreements relating to the Company Patents and true, complete, and correct copies of such agreements have been provided to Eisai on or prior to the Effective Date;

(iii)Company or one of its Affiliates owns or licenses all of the Company Patents and Company Know-How free from Encumbrances and is listed in the records of the appropriate Governmental Authorities as the owner of record or licensee for each registration, grant and application included in the Company Patents or Company Know-How;

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(iv)Company or one of its Affiliates has obtained from all individuals who participated in any respect in the invention or authorship of any Patent Rights or Know-How effective assignments of all ownership rights of such individuals in such Patent Rights or Know- How to the extent that any such Patent Rights or Know-How would constitute Company Patents or Company Know-How, as applicable, if Controlled by Company, either pursuant to written agreement or by operation of law;

(v)all of its and its Affiliates’ employees, officers, subcontractors and consultants have executed agreements or have existing obligations under Applicable Law requiring assignment to Company or its Affiliates, as applicable, of all inventions made during the course of and as the result of their association with Company or one of its Affiliates and obligating the individual to maintain as confidential all Confidential Information of Company and its Affiliates as well as confidential information of other parties (including Company and its Affiliates) which such individual may receive, to the extent required to support Eisai’s obligations under this Agreement;

(vi)Company has the right to grant to Eisai the licenses under the Company Patents and Company Know-How that it purports to grant hereunder;

(vii)all application, registration, maintenance and renewal fees in respect of the Company Patents as of the Effective Date have been paid and all necessary documents and certificates have been filed with the relevant agencies for the purpose of maintaining the Company Patents;

(viii)to Company’s knowledge, the Development, Manufacture, use or Commercialization of the Option Molecule or Option Product do not infringe the Patent Rights or misappropriate the Know-How of any Third Party, nor has Company received any written notice alleging such infringement or misappropriation;

(ix)there are no agreements or arrangements to which Company or any of its Affiliates is a party relating to the Option Product, Option Molecule, Company Option Product Patents, or Company Option Product Know-How that would limit the rights granted to Eisai under this Agreement or that actually results in a restriction on the Parties’ ability to Develop, Manufacture, use or Commercialize the Option Molecule and the Option Product in the Field in the Territory;

(x)neither Company nor any of its Affiliates, nor any of its or their respective officers, employees, representatives or agents has made an untrue statement of material fact or fraudulent statement to the FDA or any other Regulatory Authority with respect to the Development of the Option Molecule or the Option Product, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority with respect to the Development of the Option Molecule or the Option Product, or committed an act, made a statement, or failed to make a statement with respect to the Development of the Option Molecule or the Option Product that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto;

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(xi)in the course of the Development of the Option Product, neither Company nor any of its Affiliates used prior to the Effective Date any employee, agent or independent contractor who has been debarred by any Regulatory Authority, or, to Company’s knowledge, is the subject of debarment proceedings by a Regulatory Authority or has been convicted pursuant to Section 306 of the FD&C Act; and

(xii)to Company’s knowledge, no breach, event or other circumstance exists that would reasonably be expected to give rise to any Claim or Loss for which Company may seek indemnification from Eisai under Section 11.1 of this Agreement.

(b)Option Product containing Molecule Anti-Tau

(i)The representations and warranties of Company contained in Sections 11.7 - (a)(x10.3(a)(xi) be updated by the Anti-Tau Updated Schedules shall be true and correct in all material respects as of the Anti-Tau Updated Schedules Date, except, in each case, for those certain representations and warranties that by their terms are not made on such a date, which representations and warranties shall be true and correct in all material respects as of the date made. Any Anti-Tau Updated Schedules provided by Company pursuant to Section 3.6(b)(ii) shall not cure any breach or inaccuracy of any representation or warranty made in this Agreement on the Original Agreement Effective Date, but the final Anti-Tau Updated Schedules delivered by Company shall be deemed to modify and qualify all representations and warranties made in this Agreement on and as of the Anti-Tau Updated Schedules Date. Solely with respect to the Anti- Tau Updated Schedules, each reference to the “Original Agreement Effective Date” in Section
11.4 shall be deemed to instead refer to the Anti-Tau Updated Schedules Date.
(ii)Within five (5) Business Days after the Anti-Tau Updated Schedules Date, Company shall deliver to Eisai a certificate (substantially in the form attached hereto as Exhibit 10.3(b)(ii)), signed on behalf of Company by the chief executive officer or chief financial officer thereof, certifying that the condition specified in Section 10.3(b)(i) has been fulfilled.
10.4.Restrictions on Technology.

(a)No Transfer of Title.

(i)Eisai covenants and agrees that from the Effective Date until the expiration of the Term, neither it nor its Affiliates shall enter into any agreement with any Third Party, whether written or oral, with respect to, or otherwise assign, transfer, license, convey its right, title or interest in or to or grant any other Encumbrance to or under, the Eisai Technology, Molecule E2609, Molecule BAN2401, any Eisai Collaboration Product containing Molecule E2609, or any Eisai Collaboration Product containing Molecule BAN2401 in each case, that would prevent it from granting the rights to Company by Eisai under this Agreement or that would restrict either Party’s ability to Develop, Manufacture, use or Commercialize such Molecules and such Eisai Collaboration Products in the Field in the Territory in accordance with this Agreement.

(ii)Company covenants and agrees that from the Effective Date until the expiration of the Anti-Tau Option, neither it nor its Affiliates shall enter into any agreement with any Third Party, whether written or oral, with respect to, or otherwise assign, transfer, license, convey its right, title or interest in or to or grant any other Encumbrance to or under, the Company

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Option Product Technology, Molecule Anti-Tau, or the Option Product containing Molecule Anti- Tau, as applicable, in each case, that would prevent it from granting the rights to Eisai by Company under this Agreement or that would restrict either Party’s ability to Develop, Manufacture, use or Commercialize such Molecules and such products in the Field in the Territory in accordance with this Agreement.

(b)Third Party Agreements. During the applicable Term, Eisai and its Affiliates shall not take any action, or omit to take any action, which would result in a material breach or early termination of the [***], the [***], or any material rights thereunder. Eisai shall promptly notify Company upon receipt by Eisai of any notice from [***] or [***], as applicable, of any actual or alleged breach under the [***] or [***], as applicable, that could result in the termination of such agreement(s) or any material reduction or other material limitation in Eisai’s rights thereunder. Company shall be entitled to cure any such breach and set off any Losses incurred in doing so against any payment due to Eisai under this Agreement.

10.5.No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON- INFRINGEMENT IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

ARTICLE 11 INDEMNIFICATION
11.1.Indemnification by Eisai. Subject to the other provisions of this ARTICLE 11,
Eisai shall defend Company, its Affiliates and its sublicensees and each of their respective Representatives (collectively, “Company Indemnitees”) from and against all charges, allegations, notices, civil, criminal or administrative claims, demands, complaints, causes of action, proceedings or investigations of a Third Party (collectively, “Claims”), and indemnify and hold harmless such Company Indemnitees from and against any and all losses, liabilities, obligations, awards, settlements, penalties, fines, sanctions, damages and reasonable costs (including awards of court costs and reasonable attorneys’ fees) (collectively, “Losses”) that result from any such Claims, where and to the extent that such Claims are made or brought against any Company Indemnitee by or on behalf of a Third Party, and solely to the extent such Claim is based on or arises out of:

(a)the grossly negligent, reckless or willful actions or omissions of Eisai or its Affiliates in performing Eisai’s obligations under this Agreement or any other agreement entered into in connection with this Agreement, including any Commercialization Agreement;

(b)the breach of any obligation, covenant, warranty or representation made by Eisai under this Agreement or any other agreement entered into in connection with this Agreement, including any Commercialization Agreement;

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(c)the Development, Manufacture or use of any Eisai Collaboration Molecule or Eisai Collaboration Product by or on behalf of Eisai and/or its Affiliates or licensees prior to the Effective Date;

(d)any violation of Applicable Law by Eisai, its Affiliates or licensees in the course of its activities under this Agreement or any Commercialization Agreement;
(e)Eisai’s breach of any of the [***];

(f)Eisai’s breach of the [***]; or

(g)the Development, Manufacture, Commercialization, or use of any Eisai Collaboration Molecule or Eisai Collaboration Product occurring following the expiration or termination of this Agreement with respect to such Eisai Collaboration Molecule or Eisai Collaboration Product;

provided, however, except in the case of clauses (a) through (f), to the extent that such Claim or Loss is attributable to any matter for which Company is obligated to indemnify an Eisai Indemnitee pursuant to Section 11.2 below.

11.2.Indemnification by Company. Subject to the other provisions of this ARTICLE 11, Company shall defend Eisai, its Affiliates and its sublicensees and each of their respective Representatives (collectively, “Eisai Indemnitees”), from and against all Claims, and indemnify and hold harmless such Eisai Indemnitees from and against any and all Losses that result from such Claims, where and to the extent that such Claims are made or brought against any Eisai Indemnitee by or on behalf of a Third Party, and solely to the extent such Claim is based on or arises out of:

(a)the grossly negligent, reckless or willful actions or omissions of Company or its Affiliates in performing Company’s obligations under this Agreement or any other agreement entered into in connection with this Agreement or any Commercialization Agreement;

(b)the breach of any obligation, covenant, warranty or representation made by Company under this Agreement or any other agreement entered into in connection with this Agreement or any Commercialization Agreement;

(c)the Development, Manufacture or use of any Option Molecule or Option Product by or on behalf of Company and/or its Affiliates or licensees prior to the Original Agreement Effective Date or during the Term prior to the date Eisai exercise its optional rights to the applicable Option Product under this Agreement;

(d)any violation of Applicable Law by Company, its Affiliates or licensees in the course of its activities under this Agreement or any Commercialization Agreement; or

(e)the Development, Manufacture, Commercialization, or use of any Option Product occurring following the expiration or termination of this Agreement with respect to such Option Product;

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provided, however, except in each case of clauses (a) through (d) to the extent that such Claim or Loss is attributable to any matter for which Eisai is obligated to indemnify Company Indemnitee pursuant to Section 11.1 above.

11.3.Indemnification Procedures. A Person entitled to indemnification pursuant to either Section 11.1 or Section 11.2 will hereinafter be referred to as an “Indemnitee.” A Party obligated to indemnify an Indemnitee hereunder will hereinafter be referred to as an “Indemnitor.” In the event any Company Indemnitee or Eisai Indemnitee is seeking indemnification under either Section 11.1 or Section 11.2, Company or Eisai, as applicable, will inform the applicable Indemnitor of a Claim as soon as reasonably practicable, but in no event more than [***] Business Days, after it receives notice of the Claim, it being understood and agreed that the failure to give notice of a Claim as provided in this Section 11.3 will not relieve the Indemnitor of its indemnification obligation under this Agreement except and only to the extent that such Indemnitor is actually and materially prejudiced as a result of such failure to give notice. The Indemnitee will permit the Indemnitor to assume direction and control of the defense of such Claim using counsel of its choosing, and, at the Indemnitor’s expense, will cooperate as reasonably requested in the defense of such Claim. The Indemnitee will have the right to retain its own counsel at its own expense; provided, that, if the Indemnitor assumes control of such defense and the Indemnitee reasonably concludes, based on advice from counsel, that the Indemnitor and the Indemnitee may have conflicting interests with respect to such Claim, the Indemnitor will be responsible for the cost of one counsel for the Indemnitee (and all other Indemnitees in connection with the same Claim or multiple Claims arising out of the same events or circumstances). The Indemnitor may not settle such Claim, or otherwise consent to an adverse judgment in such Claim without the Indemnitee’s prior written consent, not to be unreasonably withheld or delayed; provided that the Indemnitor shall not be required to obtain such consent with respect to the settlement of any Claim under which the sole relief provided is for monetary damages that are paid in full by the Indemnitor, which would not diminish or limit or otherwise adversely affect the rights, activities or financial interests of the Indemnitee, and which does not result in any finding or admission of fault by the Indemnitee.

11.4.Defense of and Indemnification for Product Liability Claims. Subject to the right of a Party to make Claims under Section 11.1 or 11.2 for Losses incurred with respect to a Product Liability Claim under this Section 11.4, during the Term, the Parties agree with respect to a Product Liability Claim that:

(a)Each of Eisai and Company shall indemnify and hold harmless the Company Indemnitees or the Eisai Indemnitees, as applicable, from and against fifty percent (50%) of any and all Losses incurred by such Company Indemnitees or Eisai Indemnitees, as applicable, based on or arising out of any Product Liability Claim made or brought against any Company Indemnitees or Eisai Indemnitees, as applicable, by or on behalf of a Third Party.

(b)If either Party becomes aware of any Product Liability Claim, it shall inform the other Party as soon as soon as reasonably practicable, but in no event more than [***] Business Days, after it receives notice of such Product Liability Claim, it being understood and agreed that the failure by either Party to give notice of a Product Liability Claim will not relieve the other Party of its obligations under this Agreement except and only to the extent that such the other Party is actually and materially prejudiced as a result of such failure to give notice.

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(c)Eisai shall assume direction and control of the defense of any Product Liability Claim, and Company will cooperate as reasonably requested in the defense of such Product Liability Claim; provided that Eisai shall (i) use counsel reasonably acceptable to Company; and provided further that, if Company reasonably concludes, based on advice from counsel, that Eisai and Company have conflicting interests with respect to such Product Liability Claim, Company shall have the right to obtain counsel of its own at its own cost, (ii) keep Company reasonably informed as to the status of such defense, and (iii) consult with Company in good faith with regard to all material litigation strategy decisions in connection with such defense, including, if applicable, joining Company as a co-party. Eisai shall provide Company an invoice for fifty percent (50%) of the costs of such defense each Calendar Quarter during the Term, and unless otherwise disputed by Company in good faith, Company shall pay the amount set forth in such invoice to Company within [***] days after receipt.

(d)Neither Party may settle any Product Liability Claim, or otherwise consent to an adverse judgment in any Product Liability Claim without the other Party’s prior written consent, such consent not to be unreasonably withheld or delayed.

(e)Each Calendar Quarter during the Term, each Party shall provide the other Party with a full accounting of all Losses incurred (if any) in connection with any Product Liability Claim for which each Party is obligated to indemnify the other pursuant to subsection (a) above, together with an invoice for fifty percent (50%) of such Losses. Unless otherwise disputed by the other Party in good faith, such other Party shall pay the amount set forth in the invoice within forty-five (45) days after receipt of such invoice.

11.5.Limitation of Liability. NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE IN LAW, EQUITY, CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS SUFFERED BY THE OTHER PARTY OR ANY OF ITS AFFILIATES, EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS A RESULT OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 11. NOTWITHSTANDING ANYTHING EXPRESS OR IMPLIED IN THIS SECTION 13.5(a), A PARTY OR ITS AFFILIATE, AS APPLICABLE, SHALL BE ENTITLED TO RECOVER ALL AMOUNTS ACCRUED AND OWING UNDER THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, AMOUNTS ACCRUED AND OWING UNDER ARTICLE 3, ARTICLE 5, ARTICLE 6 AND ARTICLE 8.

11.6.Insurance. Each Party shall procure and maintain insurance (which may take the form of self-insurance), including product liability insurance, with respect to its activities hereunder and which are consistent with normal business practices of prudent companies similarly situated at all times during which any Eisai Collaboration Product is being clinically tested in human subjects or commercially distributed or sold. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this ARTICLE 11. Each Party shall provide the other Party with written evidence of such insurance upon request.

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11.7.Knowledge Exception. Notwithstanding anything to the contrary set forth in this Agreement, the Parties hereto agree and acknowledge that any Indemnitee may bring a claim for indemnification for any Loss under this ARTICLE 11 even though such Indemnitee had Knowledge of the breach, event or circumstance giving rise to such Loss prior to the Effective Date.

ARTICLE 12

CONFIDENTIALITY

12.1.Duty of Confidence.

(a)Subject to the other provisions of this ARTICLE 12, all Confidential Information disclosed by a Party or its Affiliates under this Agreement will be maintained in confidence and otherwise safeguarded by the recipient Party. The recipient Party may only use the Confidential Information for the purposes of this Agreement and pursuant to the rights granted to the recipient Party under this Agreement. Subject to the other provisions of this ARTICLE 12, each Party shall hold and shall cause its Affiliates to hold as confidential such Confidential Information of the other Party or its Affiliates in the same manner and with the same protection as such recipient Party maintains its own confidential information. Subject to the other provisions of this ARTICLE 12, a recipient Party may only disclose Confidential Information of the other Party to Representatives, sublicensees and subcontractors of the recipient Party and its Affiliates to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this Agreement; provided that such Persons are bound to maintain the confidentiality of the Confidential Information in a manner consistent with the confidentiality provisions of this Agreement.

(b)Subject to the other provisions of this ARTICLE 12, the existence of this Agreement and the terms and conditions of this Agreement shall be considered Confidential Information of both Parties and each Party shall maintain in confidence and otherwise safeguard such terms and conditions as such in accordance with this ARTICLE 12, except as permitted by Section 7.7.

12.2.Exceptions. The obligations under this ARTICLE 12 shall not apply to any information to the extent the recipient Party can demonstrate by competent evidence that such information:

(a)is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by the recipient Party or its Affiliates;

(b)was known to, or was otherwise in the possession of, the recipient Party or its Affiliates prior to the time of disclosure by the disclosing Party or any of its Affiliates;

(c)is disclosed to the recipient Party or an Affiliate on a non-confidential basis by a Third Party who is entitled to disclose it without breaching any confidentiality obligation to the disclosing Party or any of its Affiliates; or

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(d)is independently developed by or on behalf of the recipient Party or its Affiliates, as evidenced by its written records, without reference to the Confidential Information disclosed by the disclosing Party or its Affiliates under this Agreement.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the recipient Party or its Affiliate merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the recipient Party or its Affiliate. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the recipient Party or its Affiliate merely because individual elements of such Confidential Information are in the public domain or in the possession of the recipient Party or its Affiliates unless the combination and its principles are in the public domain or in the possession of the recipient Party or its Affiliate.

12.3.Residual Knowledge Exception. Notwithstanding any provision of this Agreement to the contrary, neither the Eisai Confidential Information nor the Company Confidential Information will include Residual Knowledge. Each Party shall permit the other Party, and any of its Affiliates, to use its Residual Knowledge for any legitimate business purpose; provided, that any such use made by a receiving Party of Residual Knowledge is on an “as is, where is” basis, with all faults and all representations and warranties disclaimed and at its sole risk.

12.4.Authorized Disclosure.

(a)In addition to disclosures allowed under Section 12.2, each Party may disclose Confidential Information belonging to the other Party or its Affiliates solely to the extent such disclosure is necessary in the following instances: (i) filing or prosecuting Patent Rights as permitted by this Agreement; (ii) in connection with Regulatory Filings for Eisai Collaboration Products; (iii) prosecuting or defending litigation as permitted by this Agreement; (iv) complying with Applicable Law or the rules of any stock exchange on which such Party’s shares are listed;
(v) Eisai’s disclosure of Confidential Information under this Agreement (including Company’s Confidential Information) to [***] or [***] to the limited extent required by the [***] and the [***]; or (vi) to the extent otherwise necessary or appropriate in connection with exercising its rights or performing its obligations hereunder, including disclosure to the Phase II/III Criteria Panel pursuant to Section 15.2; provided that Eisai acknowledges that the use of Company’s Confidential Information pursuant to subsection (v) shall only be to further the Development and/or Commercialization of the Eisai Collaboration Products under which [***] or [***], as applicable, has rights, as contemplated by this Agreement, and such Confidential Information may not be used in any manner in connection with any other Eisai Collaboration Product under this Agreement or any other products of any Person. Each Party may also disclose Confidential Information belonging to the other Party or its Affiliates to any Person that has agreed in writing that it will hold such information confidential on terms no less favorable than those set forth in this ARTICLE 12 or that is otherwise bound by obligations of professional responsibility to keep such information confidential.

(b)In the event the recipient Party is required to disclose Confidential Information of the disclosing Party by law, applicable court order or governmental regulation or in connection with bona fide legal process, such disclosure shall not be a breach of this Agreement;

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provided that the recipient Party (i) informs the disclosing Party as soon as reasonably practicable of the required disclosure; (ii) limits the disclosure to that which is legally required to be disclosed; and (iii) at the disclosing Party’s request and expense, assists in an attempt to object to or limit the required disclosure.

12.5.Public Disclosures of Data.

(a)Neither Party nor any of its Affiliates shall, except as may be required by Applicable Law in the reasonable judgment of such Party or its Affiliates and its or their counsel, publicly disclose data or results of Clinical Studies or Nonclinical Studies that have not already been publicly disclosed with respect to any Eisai Collaboration Molecule or Eisai Collaboration Product (whether conducted prior to or during the Term), except as provided in this Section 14.

(b)Scientific and Medical Conferences. All presentations of data and results of Clinical Studies or Nonclinical Studies relating to or arising out of Development activities hereunder at scientific and medical conferences shall be by Eisai pursuant to this Section 12.5(b). Eisai shall provide Company copies of any such presentation sufficiently in advance of the applicable conference to allow Company a reasonable opportunity to review and provide comments on such presentation, which Eisai shall consider in good faith.

(c)Publications. Publications of data and results of Clinical Studies or Nonclinical Studies relating to or arising out of Development activities hereunder in peer- reviewed journals (“Publications”) shall be made only pursuant to this Section 12.5(c). The Party proposing a Publication shall provide the other Party with the opportunity to review the proposed Publication at least thirty (30) Business Days prior to its intended submission for publication. If the other Party offers no comments on the Publication, the submitting Party may submit the Publication thirty (30) Business Days after it provided the Publication to the reviewing Party (or earlier, with the written consent of the reviewing Party). The submitting Party shall consider the comments of the reviewing Party in good faith. If the Parties are unable to agree upon any aspect of the Publication, including its form, content, timing (including with respect to additional time required for seeking patent protection for inventions disclosed in the Publication), or proposed medium of publication, either Party may refer the dispute to the JSC, which shall resolve the dispute in the best interests of the Development and Commercialization of the Eisai Collaboration Molecules and the Eisai Collaboration Products and in a manner designed to the extent possible to enable each Party to comply with its publication policies. The submitting Party shall provide the other Party a copy of the Publication at the time of the submission. Notwithstanding the foregoing, the JSC shall not have the right to authorize the publication of either Party’s Confidential Information without such Party’s consent, except that this restriction shall not restrict the JSC from authorizing any publication of any Clinical Study results. Each Party agrees to acknowledge the contributions of the other Party, and the employees of the other Party, in all publications as scientifically appropriate.

12.6.Publicity.

(a)On or after the Effective Date, the Parties shall issue a joint press release relating to this Agreement, in the mutually agreed upon form in Exhibit 12.6(a) or other form as mutually agreed by the Parties. Neither Party shall issue any other press release or make any other

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public announcement concerning this Agreement, the terms hereof or the Collaboration without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. The Party preparing any such other press release or public announcement shall provide the other Party with a draft thereof at least [***] Business Days prior to the date on which such Party would like to issue the press release or make the public announcement. Neither Party shall use the name, trademark, trade name, logo or image of the other Party or its Affiliates in any publicity, press release or other public announcement, including on any website or public forum, without the prior written consent of the other Party. In addition, if a Party enters into a sublicense or other agreement with any sublicensee, subcontractor or other Third Party, such Party shall not permit such sublicensee, subcontractor or other Third Party to use the name, trademark, trade name, logo or image of the other Party or its Affiliates in any publicity, press release or other public announcement, including on any website or public forum, without the prior written consent of the other Party.

(b)Notwithstanding the other provisions of this ARTICLE 12, each Party may make any disclosures required of it, including disclosure of the terms of this Agreement, to comply with any duty of disclosure it may have pursuant to Applicable Law or pursuant to the rules of any Governmental Authority (including the SEC) or any recognized stock exchange. In the event of a disclosure required by Applicable Law, Governmental Authority or the rules of any recognized stock exchange, the Parties shall coordinate with each other with respect to the timing, form and content of such required disclosure. If the Parties are unable to agree on the timing, form or content of any required disclosure, such disclosure shall be limited to the minimum required as reasonably determined by the disclosing Party in consultation with its legal counsel. Notwithstanding the foregoing, if so requested by the other Party, the Party subject to such requirement shall use Commercially Reasonable Efforts to obtain an order protecting to the maximum extent possible the confidentiality of the required disclosures, or such portion thereof as reasonably requested by the other Party, including any provisions of this Agreement requested by the other Party to be redacted from any filing with or by the SEC or other Governmental Authority or recognized stock exchange.

ARTICLE 13

TERM AND TERMINATION

13.1.Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this ARTICLE 13, the term of this Agreement (the “Term”) shall continue on an Eisai Collaboration Product-by-Eisai Collaboration Product and a country-by- country basis until the earlier of:

(a)the termination of this Agreement with respect to such Eisai Collaboration Product in such country; and

(b)the later of (i) twelve (12) years after the First Commercial Sale of such Eisai Collaboration Product in such country and (ii) the earlier of (1) the date of expiration, lapse, or invalidation of the last Valid Claim Covering such Eisai Collaboration Product in such country,
(2) the First Commercial Sale of a Generic Product with respect to such Eisai Collaboration Product in such country, or (3) if such country is not a Major Market country or China, the First

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Commercial Sale of a Generic Product with respect to such Eisai Collaboration Product in the earlier of a Major Market country or China, provided that if the First Commercial Sale of such Eisai Collaboration Product in such country does not occur prior to the First Commercial Sale of a Generic Product with respect to such Eisai Collaboration Product in a Major Market country or China, then there shall be no Term for such Eisai Collaboration Product in such country.

13.2.Termination by Either Party for Breach or Insolvency.

(a)Breach. Either Party (the “Non-Breaching Party”) may, without prejudice to any other remedies available to it under Applicable Law or in equity, terminate this Agreement and any Commercialization Affiliate may terminate any Commercialization Agreement, in its entirety or with respect to one or more of the Eisai Collaboration Products in one or more of the countries in the Territory, if the other Party or its Commercialization Affiliate (the “Breaching Party”) shall have materially breached (1) a representation or warranty made by such Party under this Agreement or (2) in the performance of its obligations under this Agreement or any Commercialization Agreement, and in the case of clause (2) such breach shall have continued for ninety (90) days (or, in the case of a payment breach, thirty (30) days) after written notice thereof was provided to the Breaching Party by the Non-Breaching Party, such notice describing the alleged breach. Subject to Section 13.2(b), any such termination of this Agreement under this Section 13.2(a) shall become effective at the end of such ninety (90) day (or thirty (30) day, as applicable) cure period, unless:

(i)the Breaching Party has cured such breach prior to the expiration of such cure period; or

(ii)such breach is not susceptible to cure within such cure period even with the use of Commercially Reasonable Efforts, in which event the Non-Breaching Party’s right to termination shall be suspended only if and for so long as (A) the Breaching Party has provided to the Non-Breaching Party a written plan that is reasonably calculated to effect a cure of the applicable breach, (B) such plan is acceptable to the Non-Breaching Party as confirmed in writing, and (C) the Breaching Party commits to and does carry out such plan; provided that, unless otherwise mutually agreed by the Parties, in no event shall such suspension of the Non-Breaching Party’s right to terminate extend beyond sixty (60) days after the original cure period.

The Parties acknowledge and agree that, without limiting any other assertion by a Party of a material breach of any representation, warranty or performance under this Agreement or any Commercialization Agreement, any breach of Section 14.3 shall constitute a material breach for purposes of Section 13.2(a); provided, however, that, for the avoidance of doubt, with respect to any such breach of Section 14.3, the breaching Party shall be afforded the opportunity to cure any such breach as provided under this Section 14.2(b)(i).
(b)Disagreement. If the Parties reasonably and in good faith disagree as to whether there has been a material breach, the Party that seeks to dispute that there has been a material breach may contest the allegation in accordance with Section 15.2. The cure period for any allegation made in good faith as to a material breach under this Agreement will, subject to Section 13.2(a) and Section 15.2, run from the date that written notice was first provided to the Breaching Party by the Non-Breaching Party; provided, that such cure period shall be stayed in

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the event that during such cure period, the alleged Breaching Party shall have initiated dispute resolution in good faith in accordance with Section 15.2 with respect to the alleged breach, which stay shall last so long as such alleged Breaching Party diligently and in good faith cooperates in the prompt resolution of such dispute resolution proceedings.

(c)Insolvency. Either Eisai or Company may terminate this Agreement without notice if an Insolvency Event occurs in relation to the other Party. In any event, when a Party first becomes aware of the likely occurrence of any Insolvency Event in regard to that Party, such Party shall promptly so notify the other Party in sufficient time to give the other Party sufficient notice to protect such other Party’s interests under this Agreement.
13.3.Termination by Either Party for Safety Reasons. Either Party shall have the right, exercisable at any time to terminate this Agreement with respect to an Eisai Collaboration Product if it in good faith believes that it is not advisable for the Parties to continue to Develop or Commercialize such Eisai Collaboration Product from a scientific, regulatory or ethical perspective as a result of a bona fide serious safety issue regarding the use of such Eisai Collaboration Product; provided, that prior to exercising such termination right, such issue and the applicable Party’s desire to terminate this Agreement with respect to such Eisai Collaboration Product as a result of such issue shall have been discussed by both the applicable JDC and JSC.
13.4.Termination by either Party for Failure to meet Phase II/III Criteria.

(a)Eisai Collaboration Product containing Molecule BAN2401. Eisai shall provide to Company and the JSC the final BAN2401-201 Clinical Study report for Eisai Collaboration Product containing Molecule BAN2401 promptly after it becomes available. Subject to Sections 13.4(b) and Section 13.7, either Party shall have the right to terminate this Agreement with respect to Eisai Collaboration Product containing Molecule BAN2401 if the Phase II/III Criteria for such Eisai Collaboration Product as set forth on Exhibit 13.4 have not been met, by providing written notice of termination to the other Party within thirty (30) days after such determination by the JSC or if the JSC cannot agree, such determination by the Phase II/III Criteria Panel pursuant to Section 15.4; provided that the Party’s obligations under this Agreement shall continue during the pendency of any such determination pursuant to Section 15.4.

(b)Company Right to Negotiate to Continue. In the event that Eisai elects to terminate a BAN2401 Eisai Collaboration Product under Section 13.4(a), Company shall have a right of first negotiation with Eisai with respect to continuing the Development and Commercialization of such BAN2401 Eisai Collaboration Product on terms to be negotiated, as provided in this Section 13.4(b). Following receipt of notice of termination from Eisai with respect to a BAN2401 Eisai Collaboration Product under Section 13.4(a), Company shall notify Eisai in writing whether it is interested in discussing a potential transaction providing for the continued Development and Commercialization of such BAN2401 Eisai Collaboration Product. If Company fails to exercise such right within a thirty (30) day time period following such notice, this Agreement shall terminate with respect to such BAN2401 Eisai Collaboration Product. If, within such thirty (30) day period after such notice, Company gives Eisai notice of its interest in discussing a potential transaction providing for the continued Development and Commercialization of such BAN2401 Eisai Collaboration Product, the Parties shall enter into negotiations regarding a potential transaction relating to same. If, despite each Party’s good faith

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efforts, the Parties are not able to reach agreement on and do not execute a definitive agreement within ninety (90) days from the date Company exercises its right under this Section 13.4(b), or such longer periods of time as the Parties may agree in writing, then subject to Section 13.7, Eisai may terminate this Agreement with respect to such BAN2401 Eisai Collaboration Product immediately upon giving further notice of such termination under this Section 13.4(b), and thereafter for a period of nine (9) months Eisai shall not be permitted to enter into an agreement relating to the continued Development and Commercialization of such BAN2401 Eisai Collaboration Product with a Third Party on terms more favorable to such Third Party than the terms last offered by Company.

13.5.Termination by Company.

(a)Termination by Company after Phase III Clinical Study. Eisai shall deliver to Company and the JSC (i) the Final Clinical Study Report for the second Pivotal Clinical Study conducted for the Eisai Collaboration Product or this Agreement that is required for submission for Regulatory Approval for the Eisai Collaboration Product in the Primary Indication promptly after it becomes available, and (ii) written notice of the anticipated publication or presentation date, as applicable, of the publication described in (B) below no later than thirty (30) days prior to such anticipated publication or presentation date, as applicable, such notice affirmatively stating that such publication or presentation is being provided in connection with this Section 13.4(a), and is delivered in accordance with Section 16.3; provided that, if Eisai is in good faith unable to comply with the thirty (30) day notice requirement because the anticipated date of such publication or presentation is not reasonably available to Eisai until a time later than thirty
(30) days prior to such date, then, in such case, Eisai shall provide prompt written notice within three (3) Business Days of such date being available to Eisai. Company shall have the right to terminate this Agreement following the first to occur of (A) five (5) months after the delivery of the Final Clinical Study Report for the second Pivotal Clinical Study in accordance with this Section 13.4(a), or (B) the publication by Eisai of the results of such second Pivotal Clinical Study in a peer-reviewed scientific journal or at a scientific conference, such publication or presentation, as applicable, containing a full disclosure of the efficacy and safety data for such second Pivotal Clinical Study, in the case of (A) or (B) by delivery of a written notice to Eisai within thirty (30) days of such first to occur event that it is exercising such termination right. “Final Clinical Study Report” shall mean the final report prepared by Eisai for a Pivotal Clinical Study described in this Section 14.2(c)(ii) summarizing the key data, presented in a summary with tables, listings and figures, of the safety, pharmacokinetics and pharmacodynamics results.

(b)US Termination by Company. Company shall have the right to terminate this Agreement with respect to any or all Eisai Collaboration Products in the United States upon delivery of ninety (90) days’ prior written notice if for any period of twelve (12) consecutive calendar months, after the Initial 3 Year Commercialization Period, Follow On 2 Year Commercialization Period or the Eisai Reversion Period, as applicable, or any Subsequent 12 Month Commercialization Period the Commercialization Entities (as defined in the United States Commercialization Agreement) in the United States, taken together, fail to achieve a Collaboration Operating Profit of at least One Dollar ($1.00) with respect to the Eisai Collaboration Product during such year twelve (12) month period..

13.6.Effects of Expiration or Termination.

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(a)Accrued Obligations; Termination Not Sole Remedy. Except as otherwise expressly provided herein, the expiration or termination of this Agreement for any reason shall not release either Party from any liability or obligation that, at the time of such expiration or termination, has already accrued to the other Party or that is attributable to a period prior to such expiration or termination, nor will any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, or at law or in equity, with respect to breach of this Agreement prior to such expiration or termination.

(b)Expiration or Termination. Following expiration of the later to occur of the financial obligations of the Parties, on an Eisai Collaboration Product-by-Eisai Collaboration Product and country-by-country basis in the Territory, or the Term, and also upon the earlier termination of this Agreement in its entirety or with respect to one or more Eisai Collaboration Products pursuant to Section 14.2(b)(i), Section 14.2(c)(i) (subject to Section 13.7) Section 14.2(c)(ii) or Section 14.2(c)(iv)(A) throughout the Territory, then with respect to such Eisai Collaboration Products and countries, as applicable:
(i)Each license under Section 7.1 for such Eisai Collaboration Product(s) in such country(ies) in shall terminate;

(ii)Company shall cease its Commercialization activities and any Development activities related to such Eisai Collaboration Product(s) in such country(ies);

(iii)The Parties’ rights and obligations under Section 14.3(a) with respect to the applicable type of such Eisai Collaboration Product(s) (i.e., beta-secretase inhibitor and/or anti-amyloid beta antibody) shall terminate, except if a terminating Party terminates this Agreement in its entirety or with respect to one or more Eisai Collaboration Products pursuant to Section 14.2(b)(i), the non-terminating Party’s obligations under Section 14.3(a) with respect to the applicable type of such Eisai Collaboration Product(s) shall not terminate;

(iv)No Milestone achieved with respect to such Eisai Collaboration Product(s) after the effective the date of termination for the applicable Eisai Collaboration Product shall give rise to any Milestone Payments by Company;

(v)Section 3.6 shall survive any expiration or termination of this Agreement until the later of the (A) expiration or (B) exercise and consummation of, Eisai’s rights to each of the Option Products contemplated by Section 3.6, except if Company terminates this Agreement in its entirety or with respect to one or more Eisai Collaboration Products pursuant to Section 14.2(b)(i);

(vi)If Company terminates this Agreement pursuant to Section 13.2(a), then Company shall (a) sell to Eisai all of its right, title and interest in and to the Eisai Collaboration Products under this Agreement with the effects set forth in this Section 13.6 as the entire consideration for the obligation of Eisai to pay to Company the applicable contingent payment amounts set forth on Exhibit 13.6(b)(vi) after any such termination as set forth on Exhibit 13.6(b)(vi) and (b) for the avoidance of doubt, grant to Eisai such non-exclusive right after such termination as contemplated in Section 7.2.

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(vii)Except as set forth in this Section 13.6 and Section 13.9, the rights and obligations of the Parties hereunder solely with respect to such Eisai Collaboration Product(s) in such country(ies)) shall terminate as of the date of such termination; provided that other than in the event of the termination of this Agreement in its entirety, the rights and obligations for any remaining Eisai Collaboration Products and countries under this Agreement shall continue pursuant to the terms of this Agreement.

13.7.Company’s Surviving Rights in certain events of Termination. In the event this Agreement is terminated with respect to an Eisai Collaboration Product by Eisai pursuant to Section 14.2(c)(i), and Eisai subsequently elects to resume Clinical Studies, or Commercialization, as applicable, of such Eisai Collaboration Product, then Eisai shall provide Company notice of such resumption in writing, which notice shall include, as applicable, a proposed revised Development Plan and Established Overall Budget or Commercialization Plan and Commercialization Plan Budget specifying the steps Eisai intends to complete in order to overcome the bona fide serious safety issue (under Section 14.2(c)(i)) or failure to meet the Phase II/III Criteria (under Section 13.4(a)) that triggered the termination of this Agreement with respect to such Eisai Collaboration Product. Company may elect by written notification to Eisai within thirty (30) days from receiving such revised Development Plan and Established Overall Budget or Commercialization Plan and Commercialization Plan Budget to reinstate this Agreement with respect to the applicable Eisai Collaboration Product on the terms set forth in such modified Development Plan and Established Overall Budget or Commercialization Plan and Commercialization Plan Budget. If Company elects to reinstate this Agreement, then the Parties shall discuss the further Development or Commercialization of the Eisai Collaboration Product as set forth in such Development Plan and Established Overall Budget or Commercialization Plan and Commercialization Plan Budget, with the goal of adopting such Development Plan and Established Overall Budget or Commercialization Plan and Commercialization Plan Budget in a manner consistent with the terms set forth in this Agreement. If the Parties are able to agree upon such Development Plan and Established Overall Budget or Commercialization Plan and Commercialization Plan Budget (including in each case any modifications thereto as mutually agreed by the Parties) within ninety (90) days from the above written notice from Company to Eisai, this Agreement shall be reinstated with respect to the applicable Eisai Collaboration Product, and the Parties shall Develop and/or Commercialize, as applicable, such Eisai Collaboration Product pursuant to the terms of such Development Plan and Established Overall Budget or Commercialization Plan and Commercialization Plan Budget. If the Parties are unable to agree upon the Development Plan and Established Overall Budget or Commercialization Plan and Commercialization Plan Budget or Company otherwise elects not to reinstate this Agreement with respect to the applicable Eisai Collaboration Product, Eisai may proceed with Development or Commercialization of the applicable Eisai Collaboration Product on the terms set forth in the Development Plan and Established Overall Budget or Commercialization Plan and Commercialization Plan Budget last presented to Company under this Section 13.7. If, within the nine (9) months of when Eisai commences proceeding with such Development under such Development Plan and Established Overall Budget or Commercialization Plan and Commercialization Plan Budget pursuant to the preceding sentence, as applicable, Eisai desires to modify such Development Plan and Established Overall Budget or Commercialization Plan and Commercialization Plan Budget in a manner that materially changes the terms of the Development Plan and Established Overall Budget or Commercialization Plan and Commercialization Plan Budget last presented to Company under this Section 13.7, then Eisai will present such materially

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changed Development Plan and Established Overall Budget or Commercialization Plan and Commercialization Plan Budget, as applicable, to Company and the Parties will discuss such materially changed Development Plan and Established Overall Budget or Commercialization Plan and Commercialization Plan Budget. Company may elect by written notification to Eisai within thirty (30) days from receiving such materially changed Development Plan and Established Overall Budget or Commercialization Plan and Commercialization Plan Budget to reinstate this Agreement with respect to the applicable Eisai Collaboration Product on the terms set forth in such materially changed Development Plan and Established Overall Budget or Commercialization Plan and Commercialization Plan Budget. If Company elects to reinstate this Agreement with respect to the applicable Eisai Collaboration Product, (1) the Parties shall resume joint Development or Commercialization of the applicable Eisai Collaboration Product pursuant to such materially changed Development Plan and Established Overall Budget or Commercialization Plan and Commercialization Plan Budget, (2) within forty-five (45) days following receipt of an invoice therefor, Company shall reimburse Eisai for Company’s share of the Development Costs and/or Commercialization Costs incurred by Eisai in the Commercial Territory under the Development Plan and Established Overall Budget or Commercialization Plan and Commercialization Plan Budget after the applicable termination and prior to such reinstatement and (3) with respect to any Net Sales of the applicable Eisai Collaboration Product in the Commercial Territory during the period when Eisai was developing such Eisai Collaboration Product under the materially changed Development Plan and Established Overall Budget or Commercialization Plan and Commercialization Plan Budget after such modification but prior to the effective date of reinstatement of the Agreement with respect to such Eisai Collaboration Product (the “Interim Period”), Eisai shall pay to Company any amounts that Eisai otherwise would have paid to Company pursuant to Section 6.1 during the Interim Period with respect to such Eisai Collaboration Product in order to provide to Company the direct economic benefit it would have received from Eisai during the Interim Period in the Commercial Territory. If Company does not elect to reinstate this Agreement with respect to the applicable Eisai Collaboration Product pursuant to the immediately preceding sentence, Eisai shall thereafter have no obligation to Company with respect to such Eisai Collaboration Product and may Develop or cease Development or Commercialize or cease Commercialization of such Eisai Collaboration Product in its sole discretion with or without a Third Party (provided, however, that any such Development or Commercialization during the nine (9) month period described above will be conducted pursuant to the materially changed Development Plan and Established Overall Budget or Commercialization Plan and Commercialization Plan Budget, as applicable, last presented to Company).

13.8.Rights in Bankruptcy.

(a)All licenses, Commercialization, Manufacturing and Development rights granted under or pursuant to this Agreement are, and will otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, 11 U.S.C. §§ 101 et seq. (the “Code”) and any similar laws in any other country in the Territory, licenses of rights to “intellectual property” as defined under Section 101 of the Code. The Parties agree that Company, as licensee of such rights under this Agreement, will retain and may fully exercise all of its protections, rights and elections under the Code and any similar laws in any other country in the Territory. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Eisai under the Code and any similar laws in any other country in the Territory, Company

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will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in its possession, will be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless Eisai elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, upon written request therefor by Company following the rejection of this Agreement by or on behalf of Eisai.

(b)All rights, powers and remedies of Company provided for in this Section
13.8 are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including under the Code and any similar laws in any other country in the Territory). In the event of the bankruptcy of Eisai, Company, in addition to the rights, power and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including under the Code and any similar laws in any other country in the Territory). The Parties agree that they intend the following Company rights to extend to the maximum extent permitted by law, including for purposes of the Code and any similar laws in any other country in the Territory: (i) the right of access to any intellectual property (including all embodiments thereof) of Eisai, or any Third Party with whom Eisai contracts to perform an obligation of Eisai under this Agreement which is necessary for the Development, Manufacture and/or Commercialization of Eisai Collaboration Products in the Territory; (ii) the right to contract directly with any Third Party described in (i) to complete the contracted work; and (iii) the right to cure any breach of or default under any such agreement with a Third Party and set off the costs thereof against amounts payable to Eisai under this Agreement.

13.9.Survival. Notwithstanding anything to the contrary, the following provisions shall survive and continue to apply after expiration or termination of this Agreement in its entirety: ARTICLE 1, Section 6.4, Section 7.2, Section 7.4, Section 8.2(b), Section 8.5, Section 8.6, Section 9.8, Section 9.1, Section 9.2, Section 9.3(a)(i), Section 9.3(b)(i), Section 9.3(c)(i), Section 9.4(b)(i), Section 9.4(b)(iii)(A), Section 9.4(b)(v)(C), Section 10.4, Section 10.1, Section 10.2, Section 11.3, Section 10.5, ARTICLE 11, ARTICLE 12, Section 13.6, Section 13.7, Section 13.8, Section 14.3(a) (to the extent provided in Section 13.6(b)(iii)), Section 15.1, Section 15.3, and ARTICLE 16.

ARTICLE 14

NON-COMPETITION; CHANGE OF CONTROL; STAND STILL

14.1.Non-Competition.

(a)Non-Competition. On an Eisai Collaboration Product-by-Eisai Collaboration Product and country-by-country basis, during the applicable Non-Compete Term, except pursuant to and subject to the provisions of this Agreement, neither Party nor any of their respective Affiliates shall promote, distribute, market or sell any Competing Product in the Territory. Upon the expiration of each Non-Compete Term, either Party may send written notice thereof to the other Party. If such other Party does not dispute or acknowledge in writing such expiration within fifteen (15) Business Days of receiving such written notice, such expiration shall be deemed to have occurred on the date of expiration set forth in the first Party’s written notice.

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Notwithstanding the foregoing in this Section 14.3(a), each Party shall have the right to Develop a Competing Product during the Non-Compete Term. The Parties shall establish an appropriate firewall to safeguard each Party’s Confidential Information such that such Confidential Information is not used in the Development of any Competing Product, including by restricting employees that participate in the Development of a Competing Product from participating in the Development of the Eisai Collaboration Product.

(b)Acknowledgment. Each Party acknowledges that the restrictions contained in this Section 14.3 are reasonable and necessary to protect the legitimate interests of the other Party and constitute a material inducement to the other Party to enter into this Agreement and consummate the transactions contemplated hereby. Each Party acknowledges that any violation of this Section 14.3 will result in irreparable injury to the other Party and agrees that the other Party shall be entitled to specific performance of this Section 14.3 and consent to the entry thereof.

(c)Interpretation. If any provision contained in this Section 14.3 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 14.3, but this Section 14.3 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the Parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by Applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 14.3 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such Applicable Law.
(d)Acquisition in Breach of Non-Competition. In the event that a Party or any of its Affiliates enters into a definitive agreement to acquire a Third Party or business (whether by stock or asset acquisition, merger or otherwise), that directly, or indirectly through an Affiliate, is engaged in activities that would, upon consummation of such transaction, result in such Party (the “Acquiring Party”) being in breach of Section 14.3(a), then such Acquiring Party shall promptly notify the other Party in writing of such event and, shall elect, as promptly as reasonably possible but in no event later than thirty (30) days after the closing date of such definitive agreement (such period, the “Decision Period”), to do one of the following within one hundred eighty (180) days after the expiry of the Decision Period (such period, the “Restricted Period”):

(i)include the acquired product(s) that are Competing Product(s) thereby causing the Acquiring Party to be in breach of Section 14.3(a) (the “Restricted Product(s)”) as an “Eisai Collaboration Product(s)” for purposes of the Collaboration and this Agreement after obtaining the written consent of the other Party to so include the Restricted Product(s) as an Eisai Collaboration Product(s), pursuant to which, if the other Party has provided such consent, the Parties shall in good faith mutually agree to (x) a Development Plan and Established Overall Budget, in the case of a Restricted Product under Development at such time in addition to being Commercialized and/or (y) a Commercialization Plan and Commercialization Plan Budget, in each case of (x) and (y), which will govern the Parties’ obligations to use

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Commercially Reasonable Efforts to Develop and Commercialize such Restricted Product(s) being included as an Eisai Collaboration Product(s) under this Agreement; or

(ii)if the Acquiring Party so elects or the other Party does not provide its consent pursuant to Section 14.1(d)(i), Cease Commercializing such Restricted Product. For the avoidance of doubt, the development, manufacture, use or commercialization of such Restricted Product by the Acquiring Party during the Decision Period and the Restricted Period shall not constitute a breach of Section 14.3(a); provided, however, that during the Decision Period and the Restricted Period, the Acquiring Party shall, upon the request of the other Party, use Commercially Reasonable Efforts to implement “firewalls” and other reasonable measures requested by the other Party to protect the Confidential Information relating to the Eisai Collaboration Product(s) with respect to such Restricted Product that is a Competing Product from being accessed and/or used by Acquiring Party’s employees and/or contractors who are engaged in the development, manufacture, use or commercialization of such Restricted Product.

14.2.Acquisition; Change of Control.

(a)Notice. In the event of a Change of Control of a Party (collectively such Party and such Party’s Third Party acquirer, the “Acquired Party”), the Acquired Party shall notify the other Party (the “Non-Acquired Party”) of such Change of Control in writing no later than five (5) Business Days after the effective date of such Change of Control (a “Change of Control Notice”).
(b)Change of Control that is not a Competitive Change of Control.

(i)Election of Non-Acquired Party. In the event of a Change of Control that is not a Competitive Change of Control, the Non-Acquired Party may, at any time prior to the three (3)-month anniversary of the effective date of such Change of Control, provide written notice to the Acquired Party that it elects to effect an Operational Separation as defined and described on Exhibit 14.2 (such notice, an “Operational Separation Notice”). An Operational Separation Notice under this Agreement shall also constitute an operational notice of an election to effect an operational separation (as such term is defined in and pursuant to any Option Products Agreements then in effect) with respect to the Option Products. A Non-Acquired Party may not elect to effect an Operational Separation pursuant to this Section 14.2(b)(i) without also electing to effect an operational separation pursuant to any Option Products Agreements then in effect. For the avoidance of doubt, if the Non-Acquired Party has not provided written notice to the Acquired Party that it elects to effect an Operational Separation in accordance with this Section 14.2(b)(i), then this Agreement shall continue in accordance with its terms.

(ii)Effect of Operational Separation Notice.

(A)Company is the Acquired Party. If Eisai has provided a timely Operational Separation Notice as the Non-Acquired Party in accordance with Section 14.2(b)(i), then the Parties shall effect an Operational Separation in accordance with Exhibit 14.2.

(B)Eisai is the Acquired Party. If Company has provided a timely Operational Separation Notice in accordance with Section 15.2(a), then, Company, shall, within thirty (30) days of delivery of such Operational Separation Notice, provide notice to Eisai

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of its election to effect one of the options described in (i) and (ii) below; provided, that, if Company fails to provide such notice within such thirty (30)-day period, Company shall be deemed to have elected to effect the option described in clause (ii) below:

(1)Terminate this Agreement effective as of the six (6)- month anniversary of the date of the Operational Separation Notice (the “Separation Date”), with the effects described in Section 13.6(a) and Section 13.6(b), except that, notwithstanding Section 13.6(b)(vi), Section 3.6 shall not survive such termination; or

(2)Effect an Operational Separation in accordance with

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Exhibit 14.2.

(c)Change of Control that is a Competitive Change of Control.

(i)Election of Non-Acquired Party to Request that Acquired Party
Cease Commercializing COC Competing Products. In the event of a Change of Control of a Party that is a Competitive Change of Control, the Non-Acquired Party shall, within thirty (30) days of receiving the Change of Control Notice with respect to such Competitive Change of Control, provide written notice to the Acquired Party of whether such Acquired Party must Cease Commercializing one or more COC Competing Products Controlled by the Acquired Party (such notice, a “COC Competing Product Termination Notice”); provided that if the Non-Acquired Party fails to provide such notice within such thirty (30)-day period, the Acquired Party shall have no obligation to Cease Commercializing any such COC Competing Products.

(ii)Election of Acquired Party to Cease Commercializing COC Competing Products. If the Non-Acquired Party has provided a timely COC Competing Product Termination Notice in accordance with Section 14.2(c)(i) that requests that the Acquired Party Cease Commercializing one or more COC Competing Products Controlled by the Acquired Party by the date that is nine (9) months following the applicable Competitive Change of Control (such date, the “Transition Date”), then the Acquired Party shall, on or before the thirtieth (30th) day following receipt of such COC Competing Product Termination Notice (the “Acquired Party Election Date”), provide written notice to the Non-Acquired Party of whether or not such Acquired Party agrees to Cease Commercializing the applicable COC Competing Products specified in the COC Competing Product Termination Notice; provided that if the Acquired Party fails to provide any such notice by Acquired Party Election Date, the Acquired Party shall be deemed to have decided to continue Commercializing any such COC Competing Products and Section 15.3 shall thereafter apply.

(iii)Acquired Party Determination to Cease Commercializing COC Competing Products. If the Acquired Party provides notice that such Acquired Party shall Cease Commercializing the applicable COC Competing Products on or before the Transition Date pursuant to Section 14.2(c)(ii), then subject to Section 14.2(d), the provisions of Section 15.2(a) shall apply, except that the Non-Acquired Party may provide the Operational Separation Notice at any time within thirty (30) says from the Acquired Party Election Date; provided, however, that during the period prior to the Transition Date, the Acquired Party shall, upon the request of the Non-Acquired Party, use Commercially Reasonable Efforts to implement “firewalls” and other reasonable measures requested by the Non-Acquired Party to protect the Confidential Information

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relating to the Eisai Collaboration Product(s) with respect to such COC Competing Products from being accessed and/or used by the Acquired Party’s employees and/or contractors who are engaged in the development, manufacture, use or commercialization of such COC Competing Product(s).

(iv)Acquired Party Determination to Continue Commercializing COC Competing Products. If the Acquired Party provides notice that such Party will not Cease Commercializing the applicable COC Competing Products on or before the Transition Date or fails to provide a timely notice with respect thereto, in each case pursuant to Section 14.2(c)(ii), the Non-Acquired Party may elect to effect the options described in (A) and (B) below, as applicable:

(A)Eisai as Non-Acquired Party. If Eisai is the Non-Acquired Party, Eisai may elect, within thirty (30) days of the Acquired Party Election Date, to terminate this Agreement effective as of a date specified by Eisai, which date shall be no later than the six (6)-month anniversary of the date of the applicable Competitive Change of Control (such date, the “Termination Date”), with the effects described in Section 13.6(a) and Section 13.6(b);

(B)Company as Non-Acquired Party. If Company is the Non- Acquired Party, Company may elect, within thirty (30) days of the Acquired Party Election Date and upon written notice to Eisai, to effect the one of the options described in (i), (ii), (iii) and (iv) below:

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the terms of this Agreement; or
(1)
Continue as a Party to the Collaboration pursuant to

(2)Terminate this Agreement effective as of a date
specified by Company, which date shall be no later than the Termination Date, with the effects described in Section 13.6(a) and Section 13.6(b), except that, notwithstanding Section 13.6(b)(vi),
Section 3.6 shall not survive such termination; or

(3)Effect an Operational Separation in accordance with
Exhibit 14.2; or

(4)With respect to each applicable COC Competing
Product, commence a buy/sell process with respect to the corresponding Eisai Buy/Sell Product(s) as described in Section 14.2(d).

(a)Buy/Sell Process. Within thirty (30) days of Company’s delivery of a notice to Eisai pursuant to Section 14.2(c)(iv)(B) that Company is commencing a buy/sell process pursuant to Section14.2(c)(iv)(B)(4), Eisai shall provide Company with a single, upfront, non- contingent offer equal to the value of one half of the total value of the applicable Eisai Buy/Sell Product(s) (the “Collaboration Product Value”), which Collaboration Product Value shall constitute an irrevocable offer by Eisai to, at Company’s election in accordance with this Section 14.2(d), (x) purchase Company’s interest and rights in such Eisai Buy/Sell Product(s) from Company for a purchase price equal to the Collaboration Product Value (the “Purchase Price”), or (y) sell Eisai’s interest and rights in such Eisai Buy/Sell Product(s) to Company for a purchase price equal to the Collaboration Product Value (the “Sale Price”), in each case of (x) and (y), in an all cash transaction to be consummated in accordance with this Section 14.2(d). Company shall notify Eisai of its election to either buy Eisai’s interest and rights in such Eisai Buy/Sell Product(s)

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or sell its interest and rights in such Eisai Buy/Sell Product(s) to Eisai, for the purchase/sale prices determined in accordance with the preceding sentence, within sixty (60) days of receipt of the Collaboration Product Value from Eisai. The closing of the purchase or sale of a Party’s interest hereunder sale shall take place within sixty (60) days of Company’s election pursuant to the preceding sentence and, at such closing upon the payment by Eisai to Company of the Purchase Price or by Company to Eisai of the Sale Price, in each case made no later than the end of such sixty-(60)-day period, the following shall occur, as applicable:
(i)If Company has elected to have Eisai purchase its interest in the applicable Eisai Buy/Sell Product(s) at the Sale Price, this Agreement shall be terminated as of such closing date solely with respect to such Eisai Buy/Sell Product(s), with the effects described in Section 13.6(a) and Section 13.6(b), except that, notwithstanding Section 13.6(b)(v), Section
3.6 shall not survive such termination.

(ii)If Company has elected to purchase from Eisai its interest in the applicable Eisai Buy/Sell Product(s) at the Sale Price, then

(A)Eisai shall assign to Company all Eisai Patents that are Substantially Related to the applicable Eisai Buy/Sell Product(s) that are at such time owned by Eisai and Company shall grant to Eisai an exclusive, sublicensable license to such Eisai Patents for any and all purposes worldwide, except to Develop, Manufacture, have Manufactured, use, import, Commercialize and have Commercialized in the Field in the Territory such Eisai Buy/Sell Product(s) or any other product Controlled by Company;

(B)Eisai shall grant and be deemed to have granted to Company an exclusive, fully paid, royalty free, freely sublicensable (to the extent permitted by any applicable license of Eisai Technology by Eisai) license or sublicense, as applicable, under its right in all other Eisai Technology to Develop, Manufacture, have Manufactured, use, import, Commercialize and have Commercialized such Eisai Buy/Sell Product(s) in the Field in the Territory (except that Company shall be obligated to pay any amounts that Eisai is obligated to pay to Third Party licensors of the Eisai Technology arising out of Company’s or its Affiliates’ or sublicensees’ practice of the Eisai Technology);

(C)the license under Section 7.2 for such Eisai Buy/Sell
Product(s) shall terminate;

(D)Eisai shall cease its Commercialization activities and any
Development activities related to such Eisai Buy/Sell Product(s); provided that: (1) in cases where Eisai is undertaking any Clinical Studies and any other Development activities relating to such Eisai Buy/Sell Product(s) that are in progress in any such country(ies) at such time, (x) Company may elect, in its sole discretion, to complete such Clinical Studies and/or other Development activities as it desires, in which event Eisai shall transfer to Company such Clinical Studies and other Development activities, at Company’s expense, and (y) to the extent Company does not elect to complete such Clinical Studies and other Development activities, Eisai shall promptly discontinue and wind-down, at Eisai’s expense, any such Clinical Studies and other Development activities, and forward all interim and final reports and underlying data from such activities to Company; and (2) to avoid a disruption in the supply of such Eisai Buy/Sell Product(s) to patients,

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if such closing occurs after the First Commercial Sale of such Eisai Buy/Sell Product(s) in a country of the Territory, Eisai and its Affiliates, sublicensees and distributors shall continue to distribute (but, for the avoidance of doubt, shall not promote or market unless instructed by Company to do so) such Eisai Buy/Sell Product(s) in each such country in which it is being distributed by Eisai and its Affiliates, sublicensees and distributors prior to such termination, in accordance with the terms and conditions of this Agreement, until the date on which Company notifies Eisai in writing to cease such activities, or any portion thereof, in a given country upon thirty (30) days notice, but in no event for more than twelve (12) months after the effective date of such termination of this Agreement (the “Wind-down Period”), it being agreed that, during the Wind-down Period, Eisai’s and its Affiliates’, sublicensees’ and distributors’ rights with respect to such Eisai Buy/Sell Product(s) shall be non-exclusive and, without limiting the foregoing, Company shall have the right to engage one or more other distributor(s) and/or licensee(s) of such Eisai Buy/Sell Product(s) in any country(ies);
(E)to the extent Eisai owns any Regulatory Filings or Regulatory Approvals for such Eisai Buy/Sell Product(s), Eisai shall promptly transfer and assign to Company any and all such Regulatory Filings and Regulatory Approvals; provided, however, Eisai shall retain a right of reference to such Regulatory Filings and Regulatory Approvals (1) in Japan for the applicable Eisai Buy/Sell Product to the extent Japan is not included in the Territory under this Agreement and (2) with respect to any Backup Candidates and Backup Products not being transferred to Company under this Section 14.2(d);
(F)the Parties’ rights and obligations under Section 14.3(a) with respect to the applicable type of such Eisai Buy/Sell Product(s) (i.e., beta-secretase inhibitor and/or anti-amyloid beta antibody) shall terminate; and
(G)Eisai shall, at it own expense, take any other actions, including with respect to the transfer of Eisai Patents, Eisai Technology, Regulatory Filings and Regulatory Approvals, pursuant to clauses (A), (B) and (D) of this Section 14.2(d)(ii), as applicable, that may be reasonably requested by Company to put Company in ownership (except with respect to those rights licensed to Company as described above) and possession of all rights related to such Eisai Buy/Sell Product(s) being acquired pursuant to this Section 14.2(d). Notwithstanding the foregoing, if Japan is not included in the Territory under this Agreement at the time of the transaction described in this Section 14.2(d), then the provisions described in this paragraph shall not apply with respect to activities or assets of Eisai that are solely related to Japan.
(b)Acquired Party Fails to Cease Commercializing COC Competing Products. Notwithstanding anything to the contrary herein, if the Acquired Party has agreed to Cease Commercializing the applicable COC Competing Products specified in the COC Competing Product Termination Notice pursuant to Section 14.2(c)(iii) and fails to Cease Commercializing the applicable COC Competing Products by the Transition Date, the Non-Acquired Party may elect, as its non-exclusive remedy, to effect the option(s) described in Section 14.2(c)(iv)(A) or Section 14.2(c)(iv)(B) as applicable, in each case to the extent not already effected; provided that
(i)if such Non-Acquired Party elects to terminate this Agreement pursuant to Section 14.2(c)(iv)(A) or 14.2(c)(iv)(B)(2), any such termination shall be effective immediately upon written notice from the Non-Acquired Party to the Acquired Party; and

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(ii)if the Non-Acquired Party is Company and Company elects to commence a buy/sell process pursuant to Section 14.2(c)(iv)(B)(4), then the Purchase Price shall be one hundred and twenty-five percent (125%) of the Collaboration Product Value and the Sale Price shall be seventy-five percent (75%) of the Collaboration Product Value.

14.3.Stand-Still.

(a)Certain Restrictions. During the Term, except with the written consent of a Party (the “Target Party”) (which may be withheld by such Target Party at the sole discretion of its board of directors), neither the other Party nor any of its Affiliates shall: (i) make, effect, initiate, cause or participate in (A) any acquisition of beneficial ownership of any voting securities of the Target Party in excess of five percent (5%) of the total outstanding voting securities of the applicable Target Party at the time of any such acquisition, (B) any acquisition of any material assets of the Target Party’s Entities or any material assets of any Affiliate of the Target Party’s Entities, (C) any tender offer, exchange offer, merger, business combination, recapitalization, reorganization, restructuring, liquidation, dissolution, demerger (Kaisha- bunkatsu) or extraordinary transaction involving the Target Party’s Entities or any Affiliate of the Target Party’s Entities, or involving any securities of the Target Party’s Entities or any securities of any Affiliate of the Target Party’s Entities, or (D) any “solicitation” of “proxies” (as those terms are used in Regulation 14A of the Exchange Act) or consents with respect to any securities of the Target Party’s Entities or any Affiliate of the Target Party’s Entities; (ii) form, join or participate in a “group” (as defined in the Exchange Act and the rules promulgated thereunder) with respect to the beneficial ownership of any securities of the Target Party’s Entities or any Affiliate of the Target Party’s Entities in excess of the amounts permitted under subclause (i)(A); (iii) act, alone or in concert with others, to seek to control the management, board of directors or policies of the Target Party’s Entities or any Affiliate of the Target Party’s Entities; (iv) agree or offer to take, or knowingly encourage or propose (publicly or otherwise) the taking of, any action referred to in clause “(i)”, “(ii)”, or “(iii)” of this sentence; (v) induce or knowingly encourage any other person or entity to take any action of the type referred to in clause “(i)”, “(ii)”, “(iii)”, or “(iv)” of this sentence; or (vi) publicly request or propose that a Target Party’s Entities or any Affiliate of a Target Party’s Entities amend, waive or consider the amendment or waiver of any provision set forth in this standstill provision.

(b)Exception to Standstill Provisions.

(i)The provisions of Section 14.3 shall cease to apply: (A) if the Target Party’s Entities or any Affiliate of the Target Party’s Entities publicly announces or otherwise engages in a process designed to solicit offers relating to transactions that, if consummated, would result in (1) a Third Party acquiring beneficial ownership of fifty percent (50%) or more of the outstanding securities of the Target Party’s Entities or any Affiliate of the Target Party’s Entities, as applicable, immediately after such transaction, (2) a sale of all or substantially all of the consolidated assets of the Target Party’s Entities or any Affiliate of the Target Party’s Entities, or
(1)a merger, consolidation, demerger (Kaisha-bunkatsu) or any similar extraordinary transaction involving the Target Party’s Entities or any Affiliate of the Target Party’s Entities pursuant to which all or substantially all of the consolidated assets of the Target Party’s Entities or any Affiliate of the Target Party’s Entities would, after the closing of such transaction, be under the control of a Person that did not, prior to such transaction, control the Target Party’s Entities or any Affiliate

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of the Target Party’s Entities, in each case ((1), (2) and (3)) from the time of such announcement or the commencement of such process and continuing until such time, if any, as the board of directors of the Target Party’s Entities or any Affiliate of the Target Party’s Entities publicly announces that such process has terminated; or (B) if the board of directors of the Target Party’s Entities or any Affiliate of the Target Party’s Entities adopts a plan of liquidation or dissolution.

(ii)Notwithstanding Section 14.3(a), (A) in the event a Third Party makes a bona fide public offer or proposal that, if consummated, would result in such Third Party, together with its affiliates and other members of any group of which such Third Party is a member, beneficially owning fifty percent (50%) or more of the outstanding shares of the Target Party’s Entities or any Affiliate of the Target Party’s Entities or all or substantially all of the assets of the Target Party’s Entities or any Affiliate of the Target Party’s Entities, from the time such offer or proposal is made public and continuing until such offer or proposal expires or is publicly rescinded or (B) from and after the 10th day following the filing of a preliminary proxy statement by any Third Party with respect to the commencement of a bona fide proxy or consent solicitation subject to Section 14 of the Exchange Act to elect or remove more than one- half of the directors of the Target Party’s Entities or any Affiliate of the Target Party’s Entities, then either case ((A) or (B)) during the applicable time frame above the other Party or one of its Affiliates shall have the right to submit a confidential, non-public proposal to the board of directors of the Target Party’s Entities or any Affiliate of the Target Party’s Entities or any Executive Officer thereof with respect to any transaction of the type referred to in Section 14.3(a)(i), and in connection with such a proposal the other Party or ones of its Affiliates may consult on a confidential basis with Third Party advisors with respect to any such proposal.

(iii)Nothing in Section 14.3(a) shall prohibit the other Party or any of its Affiliates from acquiring beneficial ownership of securities of the Target Party’s Entities or any Affiliate of the Target Party’s Entities by or through (A) a diversified mutual or pension fund managed by an independent investment adviser or pension plan established for the benefit of the employees of the other Party, (B) any employee benefit plan of the other Party or (C) any stock portfolios not controlled by the other Party that invest in the Target Party’s Entities or any Affiliate of the Target Party’s Entities among other companies; provided, that the Target Party or any of its Affiliates does not, directly or indirectly, request the trustee or administrator or investment adviser of such fund, plan or portfolio to acquire beneficial ownership of such securities. Further, nothing herein shall prevent the other Party or any of its Affiliates from acquiring securities of another pharmaceutical or biotechnology company or other Person that beneficially owns any securities of the Target Party’s Entities or any Affiliate of the Target Party’s Entities; provided, that such Person beneficially does not own, at the time of the consummation of such acquisition of securities by the other Party, more than ten percent (10%) of any class of outstanding securities of the Target Party’s Entities or any Affiliate of the Target Party’s Entities.

ARTICLE 15

GOVERNING LAW; DISPUTE RESOLUTION

15.1.Governing Law. This Agreement shall be governed by and construed and enforced under the laws of Japan, without giving effect to any choice of law rules. The United Nations

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Convention on Contracts for the International Sale of Goods (1980) shall not apply to the interpretation of this Agreement.

15.2.Dispute Resolution.

(a)Any dispute or controversy which may arise out of or in connection to this Agreement shall be submitted to the International Chamber of Commerce (the “ICC”) for resolution by arbitration before three arbitrators (such arbitrators, collectively, the “Arbitral Tribunal”) under the Arbitration Rules of the ICC in effect as of the date of this Agreement (the “Arbitration Rules”), as modified by this Section 15.2. Except as expressly limited by subsection (b)(ii) of this Section 15.2, the Arbitral Tribunal shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a disputed matter under the substantive laws of Japan.

(b)The number of arbitrators shall be three (3), who shall be selected as follows: each of Eisai, on the one hand, and Company on the other hand, shall nominate one (1) arbitrator. The initiating Party shall nominate its arbitrator in the Request for Arbitration, and the other Party shall nominate its arbitrator in its Answer to the Request for Arbitration (provided, that if the other Party receives an extension of time to submit its Answer, it shall nonetheless nominate its arbitrator on the date its Answer otherwise would have been due under Article 5(1) of the Arbitration Rules), and those Party-nominated arbitrators shall unanimously nominate the third arbitrator, who will act as president of the Arbitral Tribunal (the “President Arbitrator”), within sixty (60) days of the appointment of the last Party-nominated arbitrator. Each of the three arbitrators shall be an attorney in good standing licensed to practice for at least fifteen (15) years and with substantial experience representing pharmaceutical companies in disputes or contract negotiations (the “Qualifications”); provided that if the Party-nominated arbitrators do not jointly nominate such a President Arbitrator within the sixty (60)-day period, then the ICC Court shall within thirty (30) days after the expiration of that sixty (60)-day period prepare and submit to each of the Party-nominated arbitrators (with copies sent to the Parties) a list of fifteen (15) candidates for nomination as President Arbitrator, each of which candidates shall have the Qualifications. The list shall be accompanied by copies of the candidates’ curriculum vitae. Each Party-nominated arbitrator may object to any unacceptable candidates on the list, and shall rank each acceptable candidate in numerical order, with the candidate ranked number 1 being that Party-nominated arbitrator’s most preferred candidate, and with any other acceptable candidates listed with ascending numerical ranking thereafter through the last acceptable candidate remaining on the list. The Party-nominated arbitrators may discuss the candidates on the list. Each Party-nominated arbitrator shall return the list to the ICC Court within thirty (30) days after receiving it, reflecting the objected-to candidates and the numerical ranking of the acceptable candidates. The Party- nominated arbitrators shall not exchange their returned lists with each other. The candidate ranked as acceptable on both returned lists with the lowest combined numerical ranking shall be deemed by the ICC Court to be nominated as the President Arbitrator by both Party-nominated arbitrators.

(i)If the two lists returned to the ICC Court by the Party-nominated arbitrators do not contain any candidates ranked as acceptable by both Party-nominated arbitrators, then the ICC Court shall within fourteen (14) days thereafter submit to each of the Party-nominated arbitrators (with copies sent to the Parties) a second list of fifteen (15) candidates for nomination as President Arbitrator, each of which candidates shall have the Qualifications. The list shall be

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accompanied by copies of the candidates’ curriculum vitae. Each Party-nominated arbitrator may object to any unacceptable candidates on the list, but not to all candidates on the list, and shall rank each acceptable candidate in numerical order, with the candidate ranked number 1 being that Party- nominated arbitrator’s most preferred candidate, and with any other acceptable candidates listed in ascending numerical ranking thereafter through the last acceptable candidate remaining on the list. The Party-nominated arbitrators may discuss the candidates on the list. Each Party-nominated arbitrator shall return the list to the ICC Court within fourteen (14) days after receiving it, reflecting the objected-to candidates and the numerical ranking of the acceptable candidates. The Party- nominated arbitrators shall not exchange their returned lists with each other. The candidate ranked as acceptable on both returned lists with the lowest combined numerical ranking shall be deemed by the ICC Court to be nominated as the President Arbitrator by both Party-nominated arbitrators.

(ii)If the two lists returned to the ICC Court by the Party-nominated arbitrators again do not contain any candidates ranked as acceptable by both Party-nominated arbitrators, then the ICC Court shall within seven (7) days thereafter so advise both Party- nominated arbitrators and the Parties, and shall give the Party-nominated arbitrators a final period of ten (10) days within which to determine if they can agree upon a nominee for President Arbitrator, whether from either list submitted to them by the ICC Court, or otherwise. The two Party-nominated arbitrators will, at or before the expiration of that 10-day period, jointly advise the ICC Court either of the name of an agreed-upon nominee for President Arbitrator, or that they have been unable to agree. If they are unable to agree, then the ICC Court shall appoint the President Arbitrator pursuant to the Arbitration Rules, provided that the appointee must have the Qualifications.

(c)The place of arbitration shall be London, United Kingdom. All proceedings involving attendance by the Parties shall be conducted in London, England (unless another location is otherwise agreed to by the parties on one or more occasions), at a suitable venue to be agreed by the Parties and arbitrators. The proceedings shall be conducted in the English language.

(d)The decision and award of the Arbitral Tribunal shall be made by majority decision and shall be final, non-appealable and binding on the Parties hereto and their successors and assigns. The arbitral award shall be accompanied by a reasoned opinion.

(e)The arbitral award may include both pre-and post-award interest, at the per- annum rate of [***] over the then-current U.S. Prime Rate reported in The Wall Street Journal or the maximum rate allowable by Applicable Law, whichever is lower.

(f)Without limiting the authority of the Arbitral Tribunal with respect to non- monetary relief, the Arbitral Tribunal shall only have the power to award monetary relief consistent with Section 13.5(a).

(g)The Arbitral Tribunal’s final award shall be rendered within the six (6)- month period specified in Article 30(1) of the Arbitration Rules, and any extension thereof pursuant to Article 30(2) of the Arbitration Rules. Notwithstanding any provision of the Arbitration Rules: (i) each Party shall be permitted to (A) serve ten (10), but no more than ten (10), interrogatories on the other Party, (B) take five (5), but no more than five (5), depositions, (C) obtain production of documents from the other Party pursuant to Article 3 of the International Bar

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Association Rules on the Taking of Evidence in International Arbitration as current on the date of this Agreement, (D) appoint one (1) or more experts to testify at the hearing, each of whom the appointing Party shall identify to the other Party (by name, address and employer/professional affiliation) and for whom the appointing Party shall provide to the other Party a general statement of the subject matter and opinions to which such expert is expected to testify, and each of whom shall provide a written, dated and signed report, setting forth a complete statement of all opinions the expert will express and the bases and reasons for them, the facts or data considered by the expert in forming the opinions, and including any exhibits that will be used to summarize or support the opinions and a copy of such expert’s then- current curriculum vitae, which report shall constitute the direct testimony of such expert at the hearing (it being agreed by the Parties that any such expert shall be made available for examination at the hearing by the other Party and the Arbitral Tribunal), and (E) exchange exhibits and information as provided for in the Arbitration Rules, all of the foregoing on dates and locations to be mutually agreed upon (or, failing such agreement, as the President Arbitrator shall select after hearing from the Parties); and (ii) neither Party shall be required to produce documents or provide information reflecting communications between the Party and its attorney(s) for the purpose of seeking or providing legal advice or prepared by the Party or its attorney(s) (or retained experts or consultants) in anticipation of litigation or arbitration. The Parties will make their respective employees available for depositions (subject to the above limitations) and hearing testimony as reasonably requested by the other Party. Judgment on any arbitral award issued by the Arbitral Tribunal may be entered in any court having competent jurisdiction.

(h)Except as required by Applicable Law, applicable stock exchange rules, or as necessary for recognition and enforcement of the arbitral decision and award, neither a Party nor any of its Affiliates nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Parties. Any documents submitted to or issued by the Arbitration Tribunal shall be kept confidential and shall not be disclosed, except that any such documents may be disclosed (i) as reasonably necessary in connection with any action to enforce or collect the award or (ii) to the extent discoverable or admissible in any action arising out of or in connection with this Agreement.

(i)The fees and expenses of the arbitrators, the Arbitral Tribunal, and the ICC administrative expenses, the fees and expenses of a court reporter, and any expenses for a hearing room, will be shared equally by the Parties. The Parties will otherwise bear their respective expenses (including their respective legal, expert and other fees, expenses and costs) of the arbitration.

15.3.Injunctive Relief; Remedy for Breach of Exclusivity. Nothing in Section 3.1(b) shall limit or effect a Party’s exercise of its rights under this Section 15.3. Nothing in this ARTICLE 15 will preclude either Party from applying to any court of competent jurisdiction at any time to (a) enforce the arbitration provisions in Section 15.2 of this Agreement (including with respect to maintaining the confidentiality of any arbitration proceedings and non-public information) or (b) seek equitable relief, including interim, provisional or similar relief (including a temporary restraining order or a preliminary injunction), in each case until the final arbitration award is rendered and any judicial proceedings with respect to such final award have finally been concluded or the matter giving rise to such application has otherwise finally been resolved between the Parties in writing.

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15.4.Dispute Relating to Satisfaction of Phase II/III Criteria. If the Senior Officers are unable to mutually agree whether or not a BAN2401 Eisai Collaboration Product has met the applicable Phase II/III Criteria within fifteen (15) days after the JSC’s submission of such dispute to such Senior Officers pursuant to Section 3.1(b), then either Party may submit the resolution of such dispute to the Phase II/III Criteria Panel for its conclusion pursuant to this Section 15.4; provided that, the Phase II/III Criteria Panel shall only have the authority to determine whether the Phase II/III Criteria described in paragraph 1) (“Primary endpoint efficacy”) or 2) (“Safety”) of Exhibit 13.4 have been met. Any such dispute shall be submitted to the applicable Phase II/III Criteria Panel by written notice to the members thereof by either Party, with a copy simultaneously to the other Party, which notice shall state only (without argument) that a dispute has arisen with respect to whether a particular BAN2401 Eisai Collaboration Product has met the applicable Phase II/III Criteria, and enclosing the final Phase II Clinical Study Report for such BAN2401 Eisai Collaboration Product. Each Party may submit a written statement of its respective position on such dispute to the Phase II/III Criteria Panel and to the other Party simultaneously within fifteen
(15) days after a dispute has been submitted to the Phase II/III Criteria Panel, which statement may include any scientific and technical information in support thereof. Each Party shall have five (5) Business Days after receipt of the other Party’s submission to submit a written response thereto if it so chooses, which may include any scientific and technical information in support thereof. The Phase II/III Criteria Panel shall have the right to meet with the Parties together, as necessary to reach its conclusion; provided that the failure of either Party to participate in any such meeting shall not delay the Phase II/III Criteria in issuing its conclusion. The Phase II/III Criteria Panel shall base its conclusion upon the final Phase II Clinical Study Report for the applicable BAN2401 Eisai Collaboration Product and the written submissions of the Parties (if any) and meetings (if any) with both Parties pursuant to this Section 15.5. No later than thirty (30) days after the submission of the dispute to the Phase II/III Criteria Panel, or as otherwise agreed in writing by the Parties, the Phase II/III Criteria Panel shall issue its conclusion in writing delivered to both Parties stating whether or not the Phase II/III Criteria have been met with respect to the applicable BAN2401 Eisai Collaboration Product.

ARTICLE 16 MISCELLANEOUS
16.1.Entire Agreement; Amendment; Conflict with Commercialization
Agreements. This Agreement, including the Exhibits hereto, and the Commercialization Agreements as forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the Parties existing as of the Effective Date with respect to the subject matter hereof, other than the Other Transaction Agreements. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and in the Other Transaction Agreements. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party. In the event of a conflict between this Agreement and any provision of a Commercialization Agreement or any Other Transaction Agreement, the provisions of this Agreement shall control and take precedence.

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16.2.Force Majeure. In the event that either Party is prevented from performing its obligations under this Agreement as a result of any contingency beyond its reasonable control (“Force Majeure”), including any actions of Governmental Authorities or agencies, war, terrorism, hostilities between nations, civil commotions, riots, strikes, lockouts, sabotage, shortages in supplies (but only to the extent such shortages are not caused by the nonperforming Party), energy shortages, fire, floods and acts of nature such as typhoons, hurricanes, earthquakes, or tsunamis, the Party so affected shall not be responsible to the other Party for any delay or failure of performance of its obligations hereunder, for so long as Force Majeure prevents such performance. In the event of Force Majeure, the Party immediately affected thereby shall give prompt written notice to the other Party specifying the Force Majeure event complained of, and shall use Commercially Reasonable Efforts to resume performance of its obligations.

16.3.Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt); (b) sent by fax (with written confirmation of receipt), provided that a copy is immediately sent by an internationally recognized overnight delivery service (receipt requested); or (c) when received by the addressee, if sent by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and fax numbers set forth below (or to such other addresses and fax numbers as a Party may designate by notice):

If to Eisai:

Eisai Co., Ltd. Koishikawa 4-6-10 Bunkyo-Ku
Tokyo 112-8088 Japan
Attention: Chief Product Creation Officer Telephone: [***]
Facsimile: [***] with copies to:
Eisai Co., Ltd. Koishikawa 4-6-10 Bunkyo-Ku
Tokyo 112-8088 Japan
Attention: General Counsel Telephone: [***] Facsimile: [***]

and

Eisai Inc.
100 Tice Blvd.

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and

Woodcliff Lake, NJ 07677 Attention: CEO
General Counsel Telephone: [***] Facsimile: [***]

King & Spalding LLP 1180 Peachtree Street NE Atlanta, GA 30309 U.S.A.
Attention: John D. Capers, Jr., Esq. Telephone: [***]
Facsimile: [***]

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If to Company:

Biogen MA, Inc.
225 Binney Street
Cambridge, MA 02142
Attention: Executive Vice President and General Counsel Facsimile: [***]

with copies to:

Biogen MA, Inc.
225 Binney Street
Cambridge, MA 02142
Attention: Executive Vice President of Corporate Development Facsimile: [***]

and

Cravath, Swaine & Moore LLP 825 Eighth Avenue
New York, NY 10019
Attention: David J. Kappos, Esq. Joel F. Herold, Esq.
Telephone: [***] Facsimile: [***]

16.4.No Construction Against the Drafter; Headings. This Agreement has been prepared jointly. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning.

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16.5.Assignment. Neither Party may assign its rights and obligations under this Agreement without the other Party’s prior written consent, except that Company may, without Eisai’s written consent (a) assign its rights and obligations under this Agreement or any part hereof to one or more of its Affiliates; or (b) assign this Agreement in its entirety to a successor to all or substantially all of its business or assets to which this Agreement relates. Any permitted assignee will assume all obligations of its assignor under this Agreement (or related to the assigned portion in case of a partial assignment). Any attempted assignment in contravention of the foregoing will be void. Subject to the terms of this Agreement, this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

16.6.Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate. Each Party shall remain primarily liable for any acts or omissions of its Affiliates.

16.7.Further Assurances. Company and Eisai hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary to carry out the intent and purposes of this Agreement, including with respect to each Party’s regulatory, Development and Commercialization obligations under this Agreement.

16.8.Compliance with Law. Each Party shall perform its obligations under this Agreement in accordance with all Applicable Law, including cooperation with tax filings as applicable. No Party shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any Applicable Law.

16.9.Severability. Subject to Section 14.1(c), should one or more of the provisions of this Agreement become void or unenforceable as a matter of law, then this Agreement shall be construed as if such provision were not contained herein and the remainder of this Agreement shall be in full force and effect, and the Parties will use their Commercially Reasonable Efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties, including, as nearly as possible, the same economic benefit to each Party.

16.10.No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

16.11.Relationship of the Parties. Nothing in this Agreement shall be deemed to constitute a partnership, joint venture or legal entity of any type between Eisai and Company, or to constitute one as the agent of the other, provided, however, that the Parties intend, and hereby

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agree, that solely for U.S. tax purposes, the Commercialization activities to be conducted in the Commercialization Territories by the Parties’ respective Commercialization Affiliates, as contemplated under this Agreement and the Commercialization Agreements, shall constitute separate partnerships, one each with respect to each of the Commercial Territories. Each Party shall designate an Affiliate, as necessary and appropriate, to serve as a partner in each such partnership, provided, however, that the Party that designates an Affiliate to serve as a partner in such partnership hereby covenants and agrees to assign all of its rights and responsibilities under this Agreement with respect to Commercialization in the United States to such Affiliate and to make available to such Affiliate by transfer, sale, license, lease, or otherwise all assets, resources, capabilities or rights that such Affiliate may require from such Party to conduct such Commercialization in the United States. The Parties agree to cooperate, and to cause their respective Affiliates to cooperate, in good faith with respect to all tax matters that are reasonably necessary to carry out their intent as described in this Section 16.11. The Parties further agree that they do not intend that Development or Manufacturing as contemplated hereby be treated as partnership activities for U.S. federal tax purposes in any way. The Parties agree to cooperate, and to cause their respective Affiliates to cooperate, in good faith in the event of a tax audit or challenge to the Parties’ mutual desired tax treatment of the various activities as described herein by any government authority. Nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other. If the Parties are unable to reach agreement on any tax matter that is reasonably necessary to carry out their intent as described in this Section 16.11, then such matter shall be promptly referred to the Senior Officers of the Parties for resolution, but for clarity, no failure of the Parties to reach agreement on any such matter shall be subject to the decision making process described in Section 3.1.

16.12.No Third Party Beneficiary Rights. The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights to any Third Party (including any Third Party beneficiary rights), except in the case of ARTICLE 11, Company Indemnitees and Eisai Indemnitees, as applicable.

16.13.English Language. This Agreement is written and executed in the English language. Any translation into any other language shall not be an official version of this Agreement and, in the event of any conflict in interpretation between the English version and such translation, the English version shall prevail.

16.14.Expenses. Except as otherwise expressly provided in this Agreement, each Party shall pay the fees and expenses of its respective lawyers and other experts and all other expenses and costs incurred by such Party incidental to the negotiation, preparation, execution and delivery of this Agreement.

16.15.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16.16.Effect of This Agreement. This Agreement amends and restates in its entirety the Original Agreement. From and after the Effective Date, the Original Agreement shall have no further force or effect; provided, however, that this Agreement shall not operate to render invalid

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or improper any action taken by a Party prior to the Effective Date pursuant to the Original Agreement.

16.17.Mutual Release. Company, on the one hand, and Eisai, on the other hand, on behalf of themselves and for all of their Affiliates, irrevocably and unconditionally release the other, from any and all causes of action or claims for breach of contract, whether known or unknown, which, as of the Effective Date, have arisen or could have arisen out of or relate in any manner to the Original Agreement (including as to Company, any right of termination based upon the Phase II/III Criteria for the E2609 Eisai Collaboration Product); provided, however, this release and waiver shall not release or waive claims to enforce the terms of this Agreement in connection with the Parties’ actions from and after the Effective Date, and shall not release any causes of action or claims based on fraud or intentional misrepresentation.

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IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized officers as of the Effective Date.

EISAI CO., LTD.

By:    /s/ Haruo Naito     Name:        Haruo Naito
Title:    CEO

BIOGEN MA INC.

By:    /s/ Michel Vounatsos     Name:        Michel Vounatsos
Title:    Chief Executive Officer

132539616_1

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized officers as of the Effective Date.

EISAI CO., LTD.    BIOGEN MA INC.

By:	By:
Name:	Name:
Title:	Title:

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[***]

Exhibit 1(A) Molecule E2609

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[***]

Exhibit 1(B) Molecule BAN2401

2

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Exhibit 1(C) Molecule Anti-Tau
[***]

3

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Exhibit 1(D) Eisai Patents Molecule E2609
[***]

4

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[***]

Exhibit 1(E) Company Patents

5

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Exhibit 1(F) Commercial Territories
•United States and its territories
•Japan
•Asia Territory
•European Territory
•Rest of World Territory

6

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1.[***]

Exhibit 1(G) Existing Third Party Licenses

7

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Exhibit 1(H) Field
Eisai Collaboration Products containing Molecule E2609: Subject to the Santen Option Agreement solely with respect to the treatment and/or prevention of any ophthalmic disease, disorder or condition in humans, all human and veterinary therapeutic, diagnostic and prophylactic uses.

Eisai Collaboration Products containing Molecule BAN2401: (1) all human and veterinary therapeutic, diagnostic and prophylactic uses for the indication of Alzheimer Disease and (2) (a) any AD related Indications and (b) any Other Indications, in each case ((a) and (b)) solely to the extent any such other indications are added to the Field pursuant to Section 5.10; provided that upon the expiration of all Valid Claims under the [***] (as such term is defined in the [***]), the Field for Eisai Collaboration Products containing Molecule BAN2401 shall be all human and veterinary therapeutic, diagnostic and prophylactic uses.

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[***]

Exhibit 1(I)

Form of Quarterly Forecast and Quarterly Report

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Exhibit 2.2(a)(ii)

Form of Development Information Format

Development information of the Company Collaboration Molecule to be shared for review at each scheduled JDC Meeting:

•The Development Plan including any updates
•The regulatory strategy for seeking Regulatory Approvals or health authority guidance including any updates
•Development Costs for the development Program including any updates
•Progress of all Development activities, including clinical and preclinical studies, and related budgets
•Safety reporting in line with pharmacovigilance agreement
Development information of the Company Collaboration Molecule to be shared for review at each scheduled JSC Meeting:

•The overall goals, strategy and progress of the development Plan
•Updates or amendments to THE DEVELOPMENT Plan
•The annual Development Plan Budget
•Regulatory matters relating to significant interactions with PMDA, FDA, EMA, or CFDA, and discussions in advance of any filing for Company Collaboration Molecules.

[***]

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11

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Exhibit 3.1(a)(i)

E2609 Eisai Collaboration Product Development Plan

[***]

12

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Exhibit 3.1(a)(ii)

BAN2401 Eisai Collaboration Product Development Plan

[***]

13

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Exhibit 3.1(b)(i)

E2609 Eisai Collaboration Product Established Overall Budget and Development Plan Budget

[***]

14

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Exhibit 3.1(b)(ii)

BAN2401 Eisai Collaboration Product Established Overall Budget and lopment Plan Budget

15

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Exhibit 3.6(b)(ii)

Basic Terms and Conditions of the Definitive Anti-Tau Agreement for the Anti-Tau Option Product

Pursuant to Section 3.6(b)(ii), no later than three (3) months prior to the end of the Phase I Clinical Study with the Anti-Tau Option Product and the anticipated delivery of the Anti-Tau Updated Schedules, the Parties shall negotiate the terms of a definitive agreement for the co- Development and co-promotion of the Anti-Tau Option Product in accordance with the terms and conditions set forth below (such agreement, the “Definitive Anti-Tau Agreement”) and other terms that will mirror the Amended and Restated Collaboration Agreement in all substantive respects with the substitution of the Parties (“Eisai” or “Company”) and replacing all references to “Eisai Collaboration Product containing BAN2401” with “Anti-Tau Option Product” in the applicable paragraphs. If Eisai subsequently exercises the Anti-Tau Option during the

Anti-Tau Option Period, Eisai and Company shall enter into the Definitive Anti-Tau Agreement.

Anti-Tau Option Product:	Any pharmaceutical product using or containing Molecule Anti- Tau in any forms, presentations, doses and formulations in the Field
Field:	All human and veterinary therapeutic, diagnostic and prophylactic uses
Territory:	Same as Definitive BIIB037 Agreement
Term:
The term of the Definitive Anti-Tau Agreement will commence upon the execution of the Definitive Anti-Tau Agreement and shall remain in effect on an Anti-Tau Option Product-by-Anti-Tau Option Product and country-by-country basis until the earlier of:

(a)the termination of the Definitive Anti-Tau Agreement with respect to such Anti-Tau Option Product in such country, and

(b)the later of (i) twelve (12) years after the First Commercial Sale of such Anti-Tau Option Product in such country and (ii) the earlier of
(1) the date of expiration, lapse, or invalidation of the last Valid Claim Covering such Anti-Tau Option Product in such country or (2) the First Commercial Sale of a Generic Product with respect to the Anti-Tau Option Product in such country or (3) if such country is not the US or a Major European Country, the First Commercial Sale of a Generic Product with respect to the Anti-Tau Option Product in the earlier of Major European Country or the US;

provided that if the First Commercial Sale of such Anti-Tau Option Product in such country does not occur prior to the First Commercial Sale of a Generic Product with respect to the Anti- Tau Option Product in a Major European Country or the US, then there shall be no term for the Anti-Tau Option Product in such country.

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Competing Product:
For the avoidance of doubt, “Competing Product” shall not include any anti-tau product being developed or commercialized by one of the Parties as of the effective date of the Definitive Anti-Tau Agreement.

Intellectual Property:	Same as BIIB037 Collaboration Agreement entered into by the Parties contemporaneously with the Amended and Restated Collaboration Agreement (“BIIB037 Agreement”)
Governance and Decision Making:	Same as BIIB037 Agreement
Co-Development:	Same as BIIB037 Agreement
Development Expense:	Same as BIIB037 Agreement
Promotion and booking of the sales:	Same as BIIB037 Agreement
Regulatory Matters:	Same as BIIB037 Agreement
Manufacture and Supply of Product:	Same as BIIB037 Agreement
Commercialization:	Same as BIIB037 Agreement
Pricing:	Same as BIIB037 Agreement
Consideration	The consideration for the Anti-Tau Option Product shall be as follows: Upfront Payment: [***] Development Milestone Payments:
	Row	Milestone	Payment (U.S. Dollars Millions)
	1	[***]	[***]
	2	[***]	[***]
	3	[***]	[***]
	4	[***]	[***]
	5	[***]	[***]

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	6	[***]	[***]
Collaboration Operating Profit/Loss Parties to share Collaboration Operation Profit/Loss in accordance with the applicable percentage in the Commercial Territories as set forth in the BIIB037 Agreement
Profit Sharing:	50-50
Booking of Sales:	Same as BIIB037 Agreement
Trademarks:	Same as BIIB037 Agreement
Intellectual Property:	Same as BIIB037 Agreement
Governing Law:	Same as BIIB037 Agreement
Other Provisions:	Same as BIIB037 Agreement

Commercial Milestone Payments

In a given achievement of (i) aggregate Net Sales of Anti- Tau Option Products, in each case in the Territory in the Field, where such total sum first equals or exceeds:	Payment (U.S. Dollars Millions)
[***]	[***]
[***]	[***]
[***]	[***]

20

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Exhibit 3.7(b)

Milestone Payments for Backup Products

The following Milestone Payments shall apply with respect to each Backup Product that is included in the definition of Eisai Collaboration Product pursuant to Section 3.7(b):

Milestone	Payment (U.S. Dollars Millions)
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

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Exhibit 3.7(d)

Milestone Payments for the first Backup Candidate that becomes a Backup Product

The following Milestone Payments shall apply with respect to a Backup Product that is included in the definition of Eisai Collaboration Product pursuant to Section 3.7(d):

Milestone	Payment (U.S. Dollars Millions)
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Commercial Milestone Payments: Biogen shall pay to Eisai any unpaid Commercial Sales Milestones set forth in Section 8.1(b) upon achievement in a given Calendar Year of the applicable Net Sales Milestone with respect to aggregate Net Sales of the applicable Backup Product instead of aggregate Net Sales of Eisai Collaboration Products containing Molecule E2609 in Section 8.2(b).

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Exhibit 5.3

Global Branding Strategy

The Global Branding Strategy for each Eisai Collaboration Product shall include policies on at least the following elements:

•Brand Colors
•Logos
•Trademark/Tradename
•“Look and Feel”
•Similar Trade Dress
•typography (name)
•packaging design

23

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Exhibit 7.7

Obligations under Existing Third Party Licenses

[***]

24

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Exhibit 8.1(a)

Form of Commercialization Agreement

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COMMERCIALIZATION AGREEMENT

This COMMERCIALIZATION AGREEMENT (this “Agreement”) is entered into as of October 22, 2017 (the “Effective Date”) by and between EISAI CO., LTD., a Japanese corporation having its principal place of business at 4-6-10, Koishikwa, Bunkyo-ku Tokyo 112- 8088, Japan (“Eisai Commercialization Entity” or “Eisai”) and BIOGEN INTERNATIONAL GMBH, a Swiss corporation having its principal place of business at Landis & Gyr-Strasse 3, 6300 Zug, Switzerland (“Biogen Commercialization Entity”). Eisai Commercialization Entity and Biogen Commercialization Entity are sometimes referred to herein individually as a “Commercialization Entity” and collectively as the “Commercialization Entities”.

Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in that certain Amended and Restated Collaboration Agreement (the “Collaboration Agreement”), dated as of October 22, 2017, by and between Eisai and BIOGEN MA INC., a Massachusetts corporation having its principal place of business at 225 Binney Street, Cambridge, MA 02142 (“Biogen”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Eisai and Biogen have entered into the Collaboration Agreement pursuant to which the Commercialization Entities shall enter into this Agreement to share the Collaboration Operating Profit/Loss in Japan (the “Applicable Commercial Territory”);

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained in this Agreement, the Commercialization Entities agree as follows:

ARTICLE 1

FINANCIAL TERMS

1.1.Profit Sharing.

(a)The Commercialization Entities shall share the Collaboration Operating Profit/Loss in the Applicable Commercial Territory on an Eisai Collaboration Product-by-Eisai Collaboration Product basis as set forth below:

Commercial Territory	Biogen Commercialization Entity’s Percentage Share of Collaboration Operating Profit/Loss	Eisai Commercialization Entity’s Percentage Share of Collaboration Operating Profit/Loss
Japan	50%	50%

(b)Promptly, and in any event, no later than fifteen (15) days following the exchange of Quarterly Reports and any supporting documentation pursuant to Section 8.1(b) of the Collaboration Agreement, Eisai Commercialization Entity shall submit to Biogen Commercialization Entity a report in the form of Exhibit A hereto setting forth the calculation of

26

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the net amount a Commercialization Entity shall pay to the other Commercialization Entity to result in the sharing of Collaboration Operating Profit/Loss in the Applicable Commercial Territory for the period commencing on the Effective Date and ending on the last day of the Calendar Quarter to which such Quarterly Reports relate with respect to each Eisai Collaboration Product, which calculation shall give effect to the proportions described in Section 1.1(a) (a “Profit Sharing Calculation Report”). Eisai Commercialization Entity shall then either (i) submit an invoice for any such net amount to Biogen Commercialization Entity if a payment is due to Eisai Commercialization Entity, and within forty-five (45) days after receipt of such invoice Biogen Commercialization Entity shall make such payment to Eisai Commercialization Entity or
(ii) within forty-five (45) days after delivery of a Profit Sharing Calculation Report make a payment to Biogen Commercialization Entity in the amount set forth in a Profit Sharing Calculation Report if a payment is due to Biogen Commercialization Entity. No Commercialization Entity shall reduce (by netting, set-off or otherwise) any amount payable by such Commercialization Entity in respect of the Applicable Commercial Territory pursuant to this Section 1.1(b) by any amount that may be payable to such Commercialization Entity pursuant to this Section 1.1(b) or otherwise pursuant to this Agreement.

1.2.Payment Terms.

(a)Form of Payment; Currency. All payments due hereunder shall be made by wire transfer in Japanese Yen in immediately available funds to the credit of such bank account as may be designated by the Commercialization Entity to which such payment is due in this Agreement or in writing due hereunder. Any payment which falls due on a date which is not a Business Day may be made on the next succeeding Business Day.

(b)Late Payments. If a Commercialization Entity does not receive payment of any sum due to it on or before the due date therefor, interest shall thereafter accrue on the sum due to the Commercialization Entity from the due date until the date of payment at the per annum rate equal to the lesser of (i) the rate announced by Bank of America (or its successor) as its prime rate in effect on the date that such payment would have been first due plus one percent (1%) or (ii) the maximum rate permissible under Applicable Law.

1.3.Accounting Principles; Calculations. All Commercialization Costs will be calculated based on the principles set forth on Exhibit 8.8 of the Collaboration Agreement.

ARTICLE 2 REPRESENTATIONS AND WARRANTIES
2.1.Mutual Representations and Warranties. Each Commercialization Entity hereby represents and warrants to the other Commercialization Entity as of the Effective Date as follows:

(a)Corporate Existence and Power. It is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement.

27

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(b)Authority and Binding Agreement. (i) It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder;
(ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

(c)No Conflict. It is not a party to any agreement or commitment that would prevent it from granting the rights granted or intended to be granted to the other Party under this Agreement or performing its obligations under this Agreement.

(d)No Debarment. Neither such Commercialization Entity nor any Affiliate thereof is debarred, has been convicted, or is subject to debarment or conviction pursuant to Section 306 of the FD&C Act.

ARTICLE 3 GOVERNING LAW; MISCELLANEOUS
3.1.Governing Law. This Agreement shall be governed by and construed and enforced under the laws of the State of Delaware, without giving effect to any choice of law rules. The United Nations Convention on Contracts for the International Sale of Goods (1980) shall not apply to the interpretation of this Agreement.

3.2.Termination. This Agreement may be terminated by a Commercialization Entity to the extent permitted by Section 13.2 of the Collaboration Agreement. Unless earlier terminated, the term of this Agreement shall continue on an Eisai Collaboration Product-by-Eisai Collaboration Product and a country-by-country basis with respect to the Applicable Commercial Territory until the earlier of:

(a)the termination of this Agreement with respect to such Eisai Collaboration Product in such country;

(b)the later of (i) twelve (12) years after the First Commercial Sale of such Eisai Collaboration Product in such country and (ii) the earlier of (1) the date of expiration, lapse, or invalidation of the last Valid Claim Covering such Eisai Collaboration Product in such country,
(2) the First Commercial Sale of a Generic Product with respect to such Eisai Collaboration Product in such country, or (3) if such country is not a Major Market country or China, the First Commercial Sale of a Generic Product with respect to such Eisai Collaboration Product in the earlier of a Major Market country or China, provided that if the First Commercial Sale of such Eisai Collaboration Product in such country does not occur prior to the First Commercial Sale of a Generic Product with respect to such Eisai Collaboration Product in a Major Market country or China, then there shall be no Term for such Eisai Collaboration Product in such country; and

(c)the termination of the Collaboration Agreement in its entirety.

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3.3.Incorporation of Miscellaneous Provisions. This Agreement shall be subject to the provisions set forth in Article 16 of the Collaboration Agreement (the provisions of which are hereby incorporated, mutatis mutandis).

[Remainder of Page Left Intentionally Blank]

132676890_1

IN WITNESS WHEREOF, the Commercialization Entities have executed this Agreement in duplicate originals by their duly authorized officers as of the Effective Date.

[●]	[●]
By:	By:
Name:	Name:
Title:	Title:

[Signature Page to Commercialization Agreement]

132676890_1

EXHIBIT A

Form of Profit Sharing Calculation Reports

[***]

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COMMERCIALIZATION AGREEMENT

This COMMERCIALIZATION AGREEMENT (this “Agreement”) is entered into as of October 22, 2017 (the “Effective Date”) by and between EISAI CO., LTD., a Japanese corporation having its principal place of business at 4-6-10, Koishikwa, Bunkyo-ku Tokyo 112- 8088, Japan (“Eisai Commercialization Entity” or “Eisai”) and BIOGEN INTERNATIONAL GMBH, a Swiss corporation having its principal place of business at Landis & Gyr-Strasse 3, 6300 Zug, Switzerland (“Biogen Commercialization Entity”). Eisai Commercialization Entity and Biogen Commercialization Entity are sometimes referred to herein individually as a “Commercialization Entity” and collectively as the “Commercialization Entities”.

Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in that certain Amended and Restated Collaboration Agreement (the “Collaboration Agreement”), dated as of October 22, 2017, by and between Eisai and BIOGEN MA INC., a Massachusetts corporation having its principal place of business at 225 Binney Street, Cambridge, MA 02142 (“Biogen”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Eisai and Biogen have entered into the Collaboration Agreement pursuant to which the Commercialization Entities shall enter into this Agreement to share the Collaboration Operating Profit/Loss in the Asia Territory (the “Applicable Commercial Territory”);

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained in this Agreement, the Commercialization Entities agree as follows:

ARTICLE 1

FINANCIAL TERMS

1.1.Profit Sharing.

(a)The Commercialization Entities shall share the Collaboration Operating Profit/Loss in the Applicable Commercial Territory on an Eisai Collaboration Product-by-Eisai Collaboration Product basis as set forth below:

Commercial Territory	Biogen Commercialization Entity’s Percentage Share of Collaboration Operating Profit/Loss	Eisai Commercialization Entity’s Percentage Share of Collaboration Operating Profit/Loss
Asia Territory	50%	50%

(b)Promptly, and in any event, no later than fifteen (15) days following the exchange of Quarterly Reports and any supporting documentation pursuant to Section 8.1(b) of the Collaboration Agreement, Eisai Commercialization Entity shall submit to Biogen Commercialization Entity a report in the form of Exhibit A hereto setting forth the calculation of

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the net amount a Commercialization Entity shall pay to the other Commercialization Entity to result in the sharing of Collaboration Operating Profit/Loss in the Applicable Commercial Territory for the period commencing on the Effective Date and ending on the last day of the Calendar Quarter to which such Quarterly Reports relate with respect to each Eisai Collaboration Product, which calculation shall give effect to the proportions described in Section 1.1(a) (a “Profit Sharing Calculation Report”). Eisai Commercialization Entity shall then either (i) submit an invoice for any such net amount to Biogen Commercialization Entity if a payment is due to Eisai Commercialization Entity, and within forty-five (45) days after receipt of such invoice Biogen Commercialization Entity shall make such payment to Eisai Commercialization Entity or
(ii) within forty-five (45) days after delivery of a Profit Sharing Calculation Report make a payment to Biogen Commercialization Entity in the amount set forth in a Profit Sharing Calculation Report if a payment is due to Biogen Commercialization Entity. No Commercialization Entity shall reduce (by netting, set-off or otherwise) any amount payable by such Commercialization Entity in respect of the Applicable Commercial Territory pursuant to this Section 1.1(b) by any amount that may be payable to such Commercialization Entity pursuant to this Section 1.1(b) or otherwise pursuant to this Agreement.

1.2.Payment Terms.

(a)Form of Payment; Currency. All payments due hereunder shall be made by wire transfer in U.S. Dollars in immediately available funds to the credit of such bank account as may be designated by the Commercialization Entity to which such payment is due in this Agreement or in writing due hereunder. Any payment which falls due on a date which is not a Business Day may be made on the next succeeding Business Day.

(b)Late Payments. If a Commercialization Entity does not receive payment of any sum due to it on or before the due date therefor, interest shall thereafter accrue on the sum due to the Commercialization Entity from the due date until the date of payment at the per annum rate equal to the lesser of (i) the rate announced by Bank of America (or its successor) as its prime rate in effect on the date that such payment would have been first due plus one percent (1%) or (ii) the maximum rate permissible under Applicable Law.

1.3.Accounting Principles; Calculations. All Commercialization Costs will be calculated based on the principles set forth on Exhibit 8.8 of the Collaboration Agreement.

ARTICLE 2 REPRESENTATIONS AND WARRANTIES
2.1.Mutual Representations and Warranties. Each Commercialization Entity hereby represents and warrants to the other Commercialization Entity as of the Effective Date as follows:

(a)Corporate Existence and Power. It is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement.

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(b)Authority and Binding Agreement. (i) It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder;
(ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

(c)No Conflict. It is not a party to any agreement or commitment that would prevent it from granting the rights granted or intended to be granted to the other Party under this Agreement or performing its obligations under this Agreement.

(d)No Debarment. Neither such Commercialization Entity nor any Affiliate thereof is debarred, has been convicted, or is subject to debarment or conviction pursuant to Section 306 of the FD&C Act.

ARTICLE 3 GOVERNING LAW; MISCELLANEOUS
3.1.Governing Law. This Agreement shall be governed by and construed and enforced under the laws of the State of Delaware, without giving effect to any choice of law rules. The United Nations Convention on Contracts for the International Sale of Goods (1980) shall not apply to the interpretation of this Agreement.

3.2.Termination. This Agreement may be terminated by a Commercialization Entity to the extent permitted by Section 13.2 of the Collaboration Agreement. Unless earlier terminated, the term of this Agreement shall continue on an Eisai Collaboration Product-by-Eisai Collaboration Product and a country-by-country basis with respect to the Applicable Commercial Territory until the earlier of:

(a)the termination of this Agreement with respect to such Eisai Collaboration Product in such country;

(b)the later of (i) twelve (12) years after the First Commercial Sale of such Eisai Collaboration Product in such country and (ii) the earlier of (1) the date of expiration, lapse, or invalidation of the last Valid Claim Covering such Eisai Collaboration Product in such country,
(2) the First Commercial Sale of a Generic Product with respect to such Eisai Collaboration Product in such country, or (3) if such country is not a Major Market country or China, the First Commercial Sale of a Generic Product with respect to such Eisai Collaboration Product in the earlier of a Major Market country or China, provided that if the First Commercial Sale of such Eisai Collaboration Product in such country does not occur prior to the First Commercial Sale of a Generic Product with respect to such Eisai Collaboration Product in a Major Market country or China, then there shall be no Term for such Eisai Collaboration Product in such country; and

(c)the termination of the Collaboration Agreement in its entirety.

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3.3.Incorporation of Miscellaneous Provisions. This Agreement shall be subject to the provisions set forth in Article 16 of the Collaboration Agreement (the provisions of which are hereby incorporated, mutatis mutandis).

[Remainder of Page Left Intentionally Blank]

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IN WITNESS WHEREOF, the Commercialization Entities have executed this Agreement in duplicate originals by their duly authorized officers as of the Effective Date.

[●]	[●]
By:	By:
Name:	Name:
Title:	Title:

[Signature Page to Commercialization Agreement]

132676890_1

[***]

Form of Profit Sharing Calculation Reports

EXHIBIT A

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COMMERCIALIZATION AGREEMENT

This COMMERCIALIZATION AGREEMENT (this “Agreement”) is entered into as of October 22, 2017 (the “Effective Date”) by and between EISAI CO., LTD., a Japanese corporation having its principal place of business at 4-6-10, Koishikwa, Bunkyo-ku Tokyo 112- 8088, Japan (“Eisai Commercialization Entity” or “Eisai”) and BIOGEN INTERNATIONAL GMBH, a Swiss corporation having its principal place of business at Landis & Gyr-Strasse 3, 6300 Zug, Switzerland (“Biogen Commercialization Entity”). Eisai Commercialization Entity and Biogen Commercialization Entity are sometimes referred to herein individually as a “Commercialization Entity” and collectively as the “Commercialization Entities”.

Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in that certain Amended and Restated Collaboration Agreement (the “Collaboration Agreement”), dated as of October 22, 2017, by and between Eisai and BIOGEN MA INC., a Massachusetts corporation having its principal place of business at 225 Binney Street, Cambridge, MA 02142 (“Biogen”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Eisai and Biogen have entered into the Collaboration Agreement pursuant to which the Commercialization Entities shall enter into this Agreement to share the Collaboration Operating Profit/Loss in the Rest of World Territory (the “Applicable Commercial Territory”);

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained in this Agreement, the Commercialization Entities agree as follows:

ARTICLE 1

FINANCIAL TERMS

1.1.Profit Sharing.

(a)The Commercialization Entities shall share the Collaboration Operating Profit/Loss in the Applicable Commercial Territory on an Eisai Collaboration Product-by-Eisai Collaboration Product basis as set forth below:

Commercial Territory	Biogen Commercialization Entity’s Percentage Share of Collaboration Operating Profit/Loss	Eisai Commercialization Entity’s Percentage Share of Collaboration Operating Profit/Loss
Rest of World Territory	50%	50%

(b)Promptly, and in any event, no later than fifteen (15) days following the exchange of Quarterly Reports and any supporting documentation pursuant to Section 8.1(b) of the Collaboration Agreement, Eisai Commercialization Entity shall submit to Biogen Commercialization Entity a report in the form of Exhibit A hereto setting forth the calculation of

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the net amount a Commercialization Entity shall pay to the other Commercialization Entity to result in the sharing of Collaboration Operating Profit/Loss in the Applicable Commercial Territory for the period commencing on the Effective Date and ending on the last day of the Calendar Quarter to which such Quarterly Reports relate with respect to each Eisai Collaboration Product, which calculation shall give effect to the proportions described in Section 1.1(a) (a “Profit Sharing Calculation Report”). Eisai Commercialization Entity shall then either (i) submit an invoice for any such net amount to Biogen Commercialization Entity if a payment is due to Eisai Commercialization Entity, and within forty-five (45) days after receipt of such invoice Biogen Commercialization Entity shall make such payment to Eisai Commercialization Entity or
(ii) within forty-five (45) days after delivery of a Profit Sharing Calculation Report make a payment to Biogen Commercialization Entity in the amount set forth in a Profit Sharing Calculation Report if a payment is due to Biogen Commercialization Entity. No Commercialization Entity shall reduce (by netting, set-off or otherwise) any amount payable by such Commercialization Entity in respect of the Applicable Commercial Territory pursuant to this Section 1.1(b) by any amount that may be payable to such Commercialization Entity pursuant to this Section 1.1(b) or otherwise pursuant to this Agreement.

1.2.Payment Terms.

(a)Form of Payment; Currency. All payments due hereunder shall be made by wire transfer in U.S. Dollars in immediately available funds to the credit of such bank account as may be designated by the Commercialization Entity to which such payment is due in this Agreement or in writing due hereunder. Any payment which falls due on a date which is not a Business Day may be made on the next succeeding Business Day.

(b)Late Payments. If a Commercialization Entity does not receive payment of any sum due to it on or before the due date therefor, interest shall thereafter accrue on the sum due to the Commercialization Entity from the due date until the date of payment at the per annum rate equal to the lesser of (i) the rate announced by Bank of America (or its successor) as its prime rate in effect on the date that such payment would have been first due plus one percent (1%) or (ii) the maximum rate permissible under Applicable Law.

1.3.Accounting Principles; Calculations. All Commercialization Costs will be calculated based on the principles set forth on Exhibit 8.8 of the Collaboration Agreement.

ARTICLE 2 REPRESENTATIONS AND WARRANTIES
2.1.Mutual Representations and Warranties. Each Commercialization Entity hereby represents and warrants to the other Commercialization Entity as of the Effective Date as follows:

(a)Corporate Existence and Power. It is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement.

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(b)Authority and Binding Agreement. (i) It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder;
(ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

(c)No Conflict. It is not a party to any agreement or commitment that would prevent it from granting the rights granted or intended to be granted to the other Party under this Agreement or performing its obligations under this Agreement.

(d)No Debarment. Neither such Commercialization Entity nor any Affiliate thereof is debarred, has been convicted, or is subject to debarment or conviction pursuant to Section 306 of the FD&C Act.

ARTICLE 3 GOVERNING LAW; MISCELLANEOUS
3.1.Governing Law. This Agreement shall be governed by and construed and enforced under the laws of the State of Delaware, without giving effect to any choice of law rules. The United Nations Convention on Contracts for the International Sale of Goods (1980) shall not apply to the interpretation of this Agreement.

3.2.Termination. This Agreement may be terminated by a Commercialization Entity to the extent permitted by Section 13.2 of the Collaboration Agreement. Unless earlier terminated, the term of this Agreement shall continue on an Eisai Collaboration Product-by-Eisai Collaboration Product and a country-by-country basis with respect to the Applicable Commercial Territory until the earlier of:

(a)the termination of this Agreement with respect to such Eisai Collaboration Product in such country;

(b)the later of (i) twelve (12) years after the First Commercial Sale of such Eisai Collaboration Product in such country and (ii) the earlier of (1) the date of expiration, lapse, or invalidation of the last Valid Claim Covering such Eisai Collaboration Product in such country,
(2) the First Commercial Sale of a Generic Product with respect to such Eisai Collaboration Product in such country, or (3) if such country is not a Major Market country or China, the First Commercial Sale of a Generic Product with respect to such Eisai Collaboration Product in the earlier of a Major Market country or China, provided that if the First Commercial Sale of such Eisai Collaboration Product in such country does not occur prior to the First Commercial Sale of a Generic Product with respect to such Eisai Collaboration Product in a Major Market country or China, then there shall be no Term for such Eisai Collaboration Product in such country; and

(c)the termination of the Collaboration Agreement in its entirety.

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3.3.Incorporation of Miscellaneous Provisions. This Agreement shall be subject to the provisions set forth in Article 16 of the Collaboration Agreement (the provisions of which are hereby incorporated, mutatis mutandis).

[Remainder of Page Left Intentionally Blank]

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IN WITNESS WHEREOF, the Commercialization Entities have executed this Agreement in duplicate originals by their duly authorized officers as of the Effective Date.

[●]	[●]
By:	By:
Name:	Name:
Title:	Title:

[Signature Page to Commercialization Agreement]

132676890_1

EXHIBIT A

Form of Profit Sharing Calculation Reports

[***]

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COMMERCIALIZATION AGREEMENT

This COMMERCIALIZATION AGREEMENT (this “Agreement”) is entered into as of October 22, 2017 (the “Effective Date”) by and between EISAI EUROPEAN LIMITED, a company incorporated under the laws of England and Wales having its principal place of business at European Knowledge Centre, Mosquito Way, Hatfield, Hertfordshire AL10 9SN, U.K. (“Eisai Commercialization Entity”) and BIOGEN INTERNATIONAL GMBH, a Swiss corporation having its principal place of business at Landis & Gyr-Strasse 3, 6300 Zug, Switzerland (“Biogen Commercialization Entity”). Eisai Commercialization Entity and Biogen Commercialization Entity are sometimes referred to herein individually as a “Commercialization Entity” and collectively as the “Commercialization Entities”.

Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in that certain Amended and Restated Collaboration Agreement (the “Collaboration Agreement”), dated as of October 22, 2017, by and between EISAI CO., LTD., a Japanese corporation having its principal place of business at 4-6-10, Koishikwa, Bunkyo-ku Tokyo 112- 8088, Japan (“Eisai”), and BIOGEN MA INC., a Massachusetts corporation having its principal place of business at 225 Binney Street, Cambridge, MA 02142 (“Biogen”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Eisai and Biogen have entered into the Collaboration Agreement pursuant to which the Commercialization Entities shall enter into this Agreement to share the Collaboration Operating Profit/Loss in the European Territory (the “Applicable Commercial Territory”);

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained in this Agreement, the Commercialization Entities agree as follows:

ARTICLE 1

FINANCIAL TERMS

1.1.Profit Sharing.

(a)The Commercialization Entities shall share the Collaboration Operating Profit/Loss in the Applicable Commercial Territory on an Eisai Collaboration Product-by-Eisai Collaboration Product basis as set forth below:

Commercial Territory	Biogen Commercialization Entity’s Percentage Share of Collaboration Operating Profit/Loss	Eisai Commercialization Entity’s Percentage Share of Collaboration Operating Profit/Loss
European Territory	50%	50%

(b)Promptly, and in any event, no later than fifteen (15) days following the exchange of Quarterly Reports and any supporting documentation pursuant to Section 8.1(b) of

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the Collaboration Agreement, Eisai Commercialization Entity shall submit to Biogen Commercialization Entity a report in the form of Exhibit A hereto setting forth the calculation of the net amount a Commercialization Entity shall pay to the other Commercialization Entity to result in the sharing of Collaboration Operating Profit/Loss in the Applicable Commercial Territory for the period commencing on the Effective Date and ending on the last day of the Calendar Quarter to which such Quarterly Reports relate with respect to each Eisai Collaboration Product, which calculation shall give effect to the proportions described in Section 1.1(a) (a “Profit Sharing Calculation Report”). Eisai Commercialization Entity shall then either (i) submit an invoice for any such net amount to Biogen Commercialization Entity if a payment is due to Eisai Commercialization Entity, and within forty-five (45) days after receipt of such invoice Biogen Commercialization Entity shall make such payment to Eisai Commercialization Entity or
(ii) within forty-five (45) days after delivery of a Profit Sharing Calculation Report make a payment to Biogen Commercialization Entity in the amount set forth in a Profit Sharing Calculation Report if a payment is due to Biogen Commercialization Entity. No Commercialization Entity shall reduce (by netting, set-off or otherwise) any amount payable by such Commercialization Entity in respect of the Applicable Commercial Territory pursuant to this Section 1.1(b) by any amount that may be payable to such Commercialization Entity pursuant to this Section 1.1(b) or otherwise pursuant to this Agreement.

1.2.Payment Terms.

(a)Form of Payment; Currency. All payments due hereunder shall be made by wire transfer in U.S. Dollars in immediately available funds to the credit of such bank account as may be designated by the Commercialization Entity to which such payment is due in this Agreement or in writing due hereunder. Any payment which falls due on a date which is not a Business Day may be made on the next succeeding Business Day.

(b)Late Payments. If a Commercialization Entity does not receive payment of any sum due to it on or before the due date therefor, interest shall thereafter accrue on the sum due to the Commercialization Entity from the due date until the date of payment at the per annum rate equal to the lesser of (i) the rate announced by Bank of America (or its successor) as its prime rate in effect on the date that such payment would have been first due plus one percent (1%) or (ii) the maximum rate permissible under Applicable Law.

1.3.Accounting Principles; Calculations. All Commercialization Costs will be calculated based on the principles set forth on Exhibit 8.8 of the Collaboration Agreement.

ARTICLE 2 REPRESENTATIONS AND WARRANTIES
2.1.Mutual Representations and Warranties. Each Commercialization Entity hereby represents and warrants to the other Commercialization Entity as of the Effective Date as follows:

(a)Corporate Existence and Power. It is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and

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has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement.

(b)Authority and Binding Agreement. (i) It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder;
(ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

(c)No Conflict. It is not a party to any agreement or commitment that would prevent it from granting the rights granted or intended to be granted to the other Party under this Agreement or performing its obligations under this Agreement.

(d)No Debarment. Neither such Commercialization Entity nor any Affiliate thereof is debarred, has been convicted, or is subject to debarment or conviction pursuant to Section 306 of the FD&C Act.

ARTICLE 3 GOVERNING LAW; MISCELLANEOUS
3.1.Governing Law. This Agreement shall be governed by and construed and enforced under the laws of the State of Delaware, without giving effect to any choice of law rules. The United Nations Convention on Contracts for the International Sale of Goods (1980) shall not apply to the interpretation of this Agreement.

3.2.Termination. This Agreement may be terminated by a Commercialization Entity to the extent permitted by Section 13.2 of the Collaboration Agreement. Unless earlier terminated, the term of this Agreement shall continue on an Eisai Collaboration Product-by-Eisai Collaboration Product and a country-by-country basis with respect to the Applicable Commercial Territory until the earlier of:

(a)the termination of this Agreement with respect to such Eisai Collaboration Product in such country;

(b)the later of (i) twelve (12) years after the First Commercial Sale of such Eisai Collaboration Product in such country and (ii) the earlier of (1) the date of expiration, lapse, or invalidation of the last Valid Claim Covering such Eisai Collaboration Product in such country,
(2) the First Commercial Sale of a Generic Product with respect to such Eisai Collaboration Product in such country, or (3) if such country is not a Major Market country or China, the First Commercial Sale of a Generic Product with respect to such Eisai Collaboration Product in the earlier of a Major Market country or China, provided that if the First Commercial Sale of such Eisai Collaboration Product in such country does not occur prior to the First Commercial Sale of a Generic Product with respect to such Eisai Collaboration Product in a Major Market country or China, then there shall be no Term for such Eisai Collaboration Product in such country; and

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(c)the termination of the Collaboration Agreement in its entirety.

3.3.Incorporation of Miscellaneous Provisions. This Agreement shall be subject to the provisions set forth in Article 16 of the Collaboration Agreement (the provisions of which are hereby incorporated, mutatis mutandis).

[Remainder of Page Left Intentionally Blank]

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IN WITNESS WHEREOF, the Commercialization Entities have executed this Agreement in duplicate originals by their duly authorized officers as of the Effective Date.

[●]	[●]
By:	By:
Name:	Name:
Title:	Title:

[Signature Page to Commercialization Agreement]

132676890_1

EXHIBIT A

Form of Profit Sharing Calculation Reports

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COMMERCIALIZATION AGREEMENT

This COMMERCIALIZATION AGREEMENT (this “Agreement”) is entered into as of October 22, 2017 (the “Effective Date”) by and between EISAI INC., a Delaware corporation having its principal place of business at 100 Tice Blvd., Woodcliff Lake, New Jersey 07677 (“Eisai Commercialization Entity”) and BIOGEN MA INC., a Massachusetts corporation having its principal place of business at 225 Binney Street, Cambridge, MA 02142 (“Biogen Commercialization Entity” or “Biogen”). Eisai Commercialization Entity and Biogen Commercialization Entity are sometimes referred to herein individually as a “Commercialization Entity” and collectively as the “Commercialization Entities”.

Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in that certain Amended and Restated Collaboration Agreement (the “Collaboration Agreement”), dated as of October 22, 2017, by and between EISAI CO., LTD., a Japanese corporation having its principal place of business at 4-6-10, Koishikwa, Bunkyo-ku Tokyo 112- 8088, Japan (“Eisai”), and Biogen.

WHEREAS, concurrently with the execution and delivery of this Agreement, Eisai and Biogen have entered into the Collaboration Agreement pursuant to which the Commercialization Entities shall enter into this Agreement to share the Collaboration Operating Profit/Loss in the United States and its territories (the “Applicable Commercial Territory”);

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained in this Agreement, the Commercialization Entities agree as follows:

ARTICLE 1

FINANCIAL TERMS

1.1.Profit Sharing.

(a)The Commercialization Entities shall share the Collaboration Operating Profit/Loss in the Applicable Commercial Territory on an Eisai Collaboration Product-by-Eisai Collaboration Product basis as set forth below:

Commercial Territory	Biogen Commercialization Entity’s Percentage Share of Collaboration Operating Profit/Loss	Eisai Commercialization Entity’s Percentage Share of Collaboration Operating Profit/Loss
United States and its territories	50%	50%

(b)Promptly, and in any event, no later than fifteen (15) days following the exchange of Quarterly Reports and any supporting documentation pursuant to Section 8.1(b) of the Collaboration Agreement, Eisai Commercialization Entity shall submit to Biogen

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Commercialization Entity a report in the form of Exhibit A hereto setting forth the calculation of the net amount a Commercialization Entity shall pay to the other Commercialization Entity to result in the sharing of Collaboration Operating Profit/Loss in the Applicable Commercial Territory for the period commencing on the Effective Date and ending on the last day of the Calendar Quarter to which such Quarterly Reports relate with respect to each Eisai Collaboration Product, which calculation shall give effect to the proportions described in Section 1.1(a) (a “Profit Sharing Calculation Report”). Eisai Commercialization Entity shall then either (i) submit an invoice for any such net amount to Biogen Commercialization Entity if a payment is due to Eisai Commercialization Entity, and within forty-five (45) days after receipt of such invoice Biogen Commercialization Entity shall make such payment to Eisai Commercialization Entity or
(ii) within forty-five (45) days after delivery of a Profit Sharing Calculation Report make a payment to Biogen Commercialization Entity in the amount set forth in a Profit Sharing Calculation Report if a payment is due to Biogen Commercialization Entity. No Commercialization Entity shall reduce (by netting, set-off or otherwise) any amount payable by such Commercialization Entity in respect of the Applicable Commercial Territory pursuant to this Section 1.1(b) by any amount that may be payable to such Commercialization Entity pursuant to this Section 1.1(b) or otherwise pursuant to this Agreement.

1.2.Payment Terms.

(a)Form of Payment; Currency. All payments due hereunder shall be made by wire transfer in U.S. Dollars in immediately available funds to the credit of such bank account as may be designated by the Commercialization Entity to which such payment is due in this Agreement or in writing due hereunder. Any payment which falls due on a date which is not a Business Day may be made on the next succeeding Business Day.

(b)Late Payments. If a Commercialization Entity does not receive payment of any sum due to it on or before the due date therefor, interest shall thereafter accrue on the sum due to the Commercialization Entity from the due date until the date of payment at the per annum rate equal to the lesser of (i) the rate announced by Bank of America (or its successor) as its prime rate in effect on the date that such payment would have been first due plus one percent (1%) or (ii) the maximum rate permissible under Applicable Law.

1.3.Accounting Principles; Calculations. All Commercialization Costs will be calculated based on the principles set forth on Exhibit 8.8 of the Collaboration Agreement.

ARTICLE 2 REPRESENTATIONS AND WARRANTIES
2.1.Mutual Representations and Warranties. Each Commercialization Entity hereby represents and warrants to the other Commercialization Entity as of the Effective Date as follows:

(a)Corporate Existence and Power. It is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement.

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(b)Authority and Binding Agreement. (i) It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder;
(ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

(c)No Conflict. It is not a party to any agreement or commitment that would prevent it from granting the rights granted or intended to be granted to the other Party under this Agreement or performing its obligations under this Agreement.

(d)No Debarment. Neither such Commercialization Entity nor any Affiliate thereof is debarred, has been convicted, or is subject to debarment or conviction pursuant to Section 306 of the FD&C Act.

ARTICLE 3 GOVERNING LAW; MISCELLANEOUS
3.1.Governing Law. This Agreement shall be governed by and construed and enforced under the laws of the State of Delaware, without giving effect to any choice of law rules. The United Nations Convention on Contracts for the International Sale of Goods (1980) shall not apply to the interpretation of this Agreement.

3.2.Termination. This Agreement may be terminated by a Commercialization Entity to the extent permitted by Section 13.2 of the Collaboration Agreement. Unless earlier terminated, the term of this Agreement shall continue on an Eisai Collaboration Product-by-Eisai Collaboration Product and a country-by-country basis with respect to the Applicable Commercial Territory until the earlier of:

(a)the termination of this Agreement with respect to such Eisai Collaboration Product in such country;

(b)the later of (i) twelve (12) years after the First Commercial Sale of such Eisai Collaboration Product in such country and (ii) the earlier of (1) the date of expiration, lapse, or invalidation of the last Valid Claim Covering such Eisai Collaboration Product in such country,
(2) the First Commercial Sale of a Generic Product with respect to such Eisai Collaboration Product in such country, or (3) if such country is not a Major Market country or China, the First Commercial Sale of a Generic Product with respect to such Eisai Collaboration Product in the earlier of a Major Market country or China, provided that if the First Commercial Sale of such Eisai Collaboration Product in such country does not occur prior to the First Commercial Sale of a Generic Product with respect to such Eisai Collaboration Product in a Major Market country or China, then there shall be no Term for such Eisai Collaboration Product in such country; and

(c)the termination of the Collaboration Agreement in its entirety.

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3.3.Incorporation of Miscellaneous Provisions. This Agreement shall be subject to the provisions set forth in Article 16 of the Collaboration Agreement (the provisions of which are hereby incorporated, mutatis mutandis).

[Remainder of Page Left Intentionally Blank]

132676890_1

IN WITNESS WHEREOF, the Commercialization Entities have executed this Agreement in duplicate originals by their duly authorized officers as of the Effective Date.

[●]	[●]
By:	By:
Name:	Name:
Title:	Title:

[Signature Page to Commercialization Agreement]

132676890_1

[***]

Form of Profit Sharing Calculation Reports

EXHIBIT A

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Exhibit 8.6

Accounting Principles; Calculations

1.Accounting for Development Costs and Commercialization Costs

Collaboration Operating Profit/Loss and all Development Costs and Commercialization Costs will be calculated based on the definitions of such terms and the other defined terms set forth in the Agreement.

The calculation of any item included in Collaboration Operating Profit/Loss or Development Costs and Commercial Costs shall be made in accordance with the Accounting Standards, including applicable revenue and expense recognition provisions, applicable to the Party generating such Collaboration Operating Profit/Loss and incurring such Development Costs and Commercialization Costs.

Terms of an accounting or financial nature used and not defined in the Agreement shall be construed in accordance with the applicable Accounting Standards.

2.Calculations to be Made without Duplication

With respect to the calculation of Collaboration Operating Profit/Loss and Development Costs any items included in such calculations shall be included without duplication. For clarity, for any one-time payments made to Third Parties that are treated as a Commercialization Cost in full at the time of such payment for the purpose of Profit Sharing Calculation Report used in connection with the applicable Commercialization Agreement, the Party making such one-time payment shall not include the amortization expense for such one-time payment as Commercialization Cost for the purpose of Profit Sharing Calculation Report to avoid double counting.

3.Foreign Exchange

The functional currency for accounting for Collaboration Operating Profit/Loss and Development Costs and Commercialization Costs and the components thereof will be U.S. Dollars.

All financial reporting by a Party shall be translated into U.S. Dollars using such Party’s then- current standard exchange rate methodology as applied in such Party’s external reporting in accordance with such Party’s Accounting Standards.

4.Guidelines for Charging Costs

The following guidelines shall be used in determining costs and expenses chargeable to Company Collaboration Products or Commercial Territories, subject to the relevant definitions set forth in the Agreement:

A.If a cost or expense is specifically and exclusively (i.e., for no other product) used for the Development of a Company Collaboration Product or for Commercialization in a single Commercial Territory, then 100% of that cost or expense will be charged to such

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Commercial Territory. Notwithstanding the foregoing, Development Costs shall in all cases be shared between the Parties equally.

B.If a cost or expense is specifically and exclusively (i.e., for no other product) used for Commercialization in more than one Commercial Territory, then the following shall apply:

1.If the portion of that cost or expense used for Commercialization can be objectively determined through specific means (e.g., man hours of effort, amounts consumed, etc.), then the amount so used will be charged to the applicable Commercial Territory.

2.If the portion of that cost or expense used for Commercialization cannot be objectively determined through specific means, then the Party that incurred such cost or expense shall allocate such cost or expense to the applicable Commercial Territories using its reasonable discretion based on equitable and fairness principles and consistent with the terms of this Agreement to reflect the actual or intended benefits of such costs or expenses.

C.If a cost or expense within a Commercial Territory is not specifically and exclusively (i.e., for other products in addition to a Company Collaboration Products) used for Commercialization, then the following shall apply:

1.If the portion of that cost or expense used for Commercialization can be objectively determined through specific means (e.g., man hours of effort, amounts consumed, etc.), then the amount so used will be charged to the applicable Company Collaboration Product.

2.If the portion of that cost or expense used for Commercialization can be objectively determined through specific means, then the Party that incurred such cost or expense shall allocate such cost or expense to the applicable Company Collaboration Product using its reasonable discretion based on equitable and fairness principles and consistent with the terms of this Agreement to reflect the actual or intended benefits of such costs or expenses.

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[***]

Exhibit 10.2(b)

License, Assignment, Distribution and Other Agreements relating to Eisai Patents and Eisai Know-How

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[***].

Exhibit 10.3(a)(ii)

License, Assignment, Distribution and Other Agreements relating to Company Patents and Company Know-How

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Exhibit 10.3(b)(ii)

Form of Authorized Representative Certificate

This certificate (this “Certificate”), dated as of [●], is delivered pursuant to the Amended and Restated Collaboration Agreement by and between Eisai Co., Ltd., a Japanese corporation having its principal place of business at 4-6-10, Koishikwa, Bunkyo-ku Tokyo 112-8088, Japan (“Eisai”), and [BIOGEN IDEC MA INC.], a [] having its principal place of business at [ ] (“Company”) (the “A/R Collaboration Agreement”). Capitalized terms used in this Certificate and not defined herein shall have the meanings assigned to them in the A/R Collaboration Agreement.

The undersigned, being a duly authorized representative of Company hereby certifies that the representations and warranties of Company set forth in Section 10.3(a) of the A/R Collaboration Agreement, as updated by the [Anti-Tau] Updated Schedules, were true and correct as of the [Anti-Tau] Updated Schedules Date, except, in each case, for those certain representations and warranties that by their terms were not made on such a date, which representations and warranties were true and correct in all material respects as of the date made and provided that each reference to the “Effective Date” in Section 10.3(a) of the Collaboration Agreement instead referred to the [Anti-Tau] Updated Schedules Date.

IN WITNESS HEREOF, the undersigned has executed this Certificate as of the date first set above.

By:     Name:

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Exhibit 12.6(a)

Forms of Company and Eisai Press Releases (Please see attached.)

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FOR IMMEDIATE RELEASE

October 23, 2017

Biogen Inc. Eisai Co., Ltd.

BIOGEN AND EISAI EXPAND EXISTING COLLABORATION AGREEMENT TO DEVELOP AND COMMERCIALIZE INVESTIGATIONAL ALZHEIMER’S DISEASE TREATMENTS INCLUDING PHASE 3 ADUCANUMAB

•Eisai has exercised its option to jointly develop and commercialize aducanumab, with Biogen continuing as development lead

•The expanded collaboration agreement leverages each company’s respective geographic strengths for commercialization and adjusts the respective share of potential profits from potential sales of aducanumab

•Biogen and Eisai will now co-promote Biogen’s multiple sclerosis (MS) treatments, AVONEX ® (interferon beta 1a), TYSABRI ® (natalizumab), and TECFIDERA ® (dimethyl fumarate) in Japan to accounts that Biogen currently does not call upon

Eisai Co., Ltd. (Headquarters: Tokyo, CEO: Haruo Naito, “Eisai”) and Biogen Inc. (NASDAQ: BIIB) (Headquarters: Cambridge, Massachusetts, United States, CEO: Michel Vounatsos, “Biogen”) announced today that the companies have expanded their existing agreement to jointly develop and commercialize investigational Alzheimer’s disease treatments.

Under the terms of the agreement Eisai has exercised its option to co-develop and co- promote aducanumab, Biogen’s investigational anti-amyloid beta (Aβ) antibody for patients with Alzheimer’s disease (“AD”).

The expanded agreement leverages each company’s respective geographic strengths for commercialization and adjusts the respective share of profits from potential sales of aducanumab. Biogen will receive 55 percent of the potential profits in the United States and

68.5 percent of the potential profits in Europe. Eisai will receive 80 percent of the potential profits in Japan and Asia (excluding China and South Korea). The companies will have a 50:50 co-promotion split of potential profits in the rest of the world. Further, Biogen will book sales in the United States, Europe, and rest of world markets while Eisai will book sales in Japan and Asia (excluding China, South Korea).

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Biogen will continue to lead the ongoing Phase 3 development of aducanumab and will remain solely responsible for all development costs for aducanumab until April 2018. Eisai will then reimburse Biogen for 15 percent of expenses from April 2018 through December 2018, and 45 percent from January 2019 onwards.

Neither party is making any upfront payments associated with the exercise of the aducanumab option. Furthermore, Eisai’s and Biogen’s respective milestone payments under the original agreement for aducanumab and BAN2401, an anti-Aβ protofibril antibody, have been eliminated.

The companies will continue to jointly develop elenbecestat* (E2609), a beta amyloid cleaving enzyme (BACE) inhibitor, and BAN2401. The financial terms for elenbecestat and BAN2401 remain unchanged, other than the eliminated BAN2401 milestone payments.

Additionally, Eisai and Biogen have agreed to co-promote Biogen’s multiple sclerosis (MS) treatments, AVONEX (interferon beta-1a), TYSABRI (natalizumab) and TECFIDERA (dimethyl fumarate) in Japan to those accounts that Biogen currently does not call upon.

Eisai will also distribute and book sales for AVONEX, TYSABRI, TECFIDERA and PLEGRIDY® (peginterferon beta-1a) in India and other Asia-Pacific markets (excluding China).
“Through this new agreement, we believe we have improved our ability to maximize the value of aducanumab and expand the potential reach of our industry-leading multiple sclerosis portfolio,” said Michel Vounatsos, Chief Executive Officer of Biogen. “The ongoing collaboration between Biogen and Eisai leverages our respective expertise and strengths in our efforts to bring new treatments to patients and families affected by Alzheimer’s disease.”

Eisai CEO Haruo Naito commented, “Genetic epidemiological studies such as the Icelandic genetic research as well as the knowledge recently gained from various clinical studies such as the aducanumab Phase 1b trial have deepened our conviction in the amyloid hypothesis. We hope to establish a new treatment paradigm for fighting dementia by expanding the strategic collaboration between Biogen, a company that leverages its cutting-edge bio- technology to develop innovative therapies for people living with serious neurological and neurodegenerative diseases, and Eisai, a company which possesses a rich pipeline based on holistic approaches. In accordance with this new paradigm, we plan to further co-develop the collaboration products and hope to advance the world’s potentially first new treatment for Alzheimer’s disease based on the amyloid hypothesis. Through the collaboration and by leveraging each company’s respective strengths in each region, we hope to maximize the benefits for patients and their families.”

* The generic name is not yet fixed at this time.

Biogen Safe Harbor Statement

This press release contains forward-looking statements, including statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 relating to the anticipated benefits and potential of Biogen’s collaboration arrangements with Eisai, risks and uncertainties associated with drug development and commercialization, the potential benefits,

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safety and efficacy of investigational drugs including aducanumab, elenbecestat, and BAN2401, the timing and status of current regulatory filings and the potential of Biogen’s commercial business and pipeline programs, including aducanumab, elenbecestat, and BAN2401. These forward-looking statements may be accompanied by words such as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,”

“intend,” “may,” “plan,” “potential,” “possible,” “will,” and other words and terms of similar meaning. Drug development and commercialization involve a high degree of risk, and only a small number of research and development programs result in commercialization of a product. Results in early stage clinical trials may not be indicative of full results or results from later stage or larger scale clinical trials and do not ensure regulatory approval. You should not place undue reliance on these statements or scientific data presented.

These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including without limitation, uncertainty as to whether the anticipated benefits and potential of Biogen’s collaboration arrangement with Eisai can be achieved; risks of unexpected costs or delays; uncertainty of success in the development and potential commercialization of aducanumab, elenbecestat and/or BAN2401, which may be impacted by, among other things, unexpected concerns that may arise from additional data or analysis, the occurrence of adverse safety events, failure to obtain regulatory approvals in certain jurisdictions, failure to protect and enforce Biogen’s data, intellectual property, and other proprietary rights and uncertainties relating to intellectual property claims and challenges; and third party collaboration risks. The foregoing sets forth many, but not all, of the factors that could cause actual results to differ from Biogen’s expectations in any forward-looking statement. Investors should consider this cautionary statement, as well as the risk factors identified in in Biogen’s most recent annual or quarterly report and in other reports Biogen has filed with the Securities and Exchange Commission. These statements are based on Biogen’s current beliefs and expectations and speak only as of the date of this press release. Biogen does not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

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<Notes to editors>

1.About aducanumab (BIIB037)

Aducanumab (BIIB037) is an investigational drug being developed for the treatment of AD. Aducanumab is a human recombinant monoclonal antibody (mAb) derived from a de- identified library of B cells collected from healthy elderly subjects with no signs of cognitive impairment or cognitively impaired elderly subjects with unusually slow cognitive decline using Neurimmune’s technology platform called Reverse Translational Medicine (RTM). Biogen licensed aducanumab from Neurimmune under a collaborative development and license agreement.

Aducanumab is thought to target aggregated forms of beta amyloid including soluble oligomers and insoluble fibrils which can form into amyloid plaque in the brain of AD patients. Based on pre-clinical and Phase 1b data to date, treatment with aducanumab has been shown to reduce amyloid plaque levels.

In August 2016 aducanumab was accepted into the European Medicines Agency’s PRIME program. In September 2016 the U.S. Food and Drug Administration accepted aducanumab into its Fast Track program and in April 2017 aducanumab was accepted into the Japanese Ministry of Health, Labour and Welfare’s (MHLW) SAKIGAKE* Designation System.

* SAKIGAKE aims at shortening premarket review period for innovative new medical products that satisfy certain criteria, such as severity of intended indication, by designating such products during the early stages of development, and providing prioritized consultation services and premarket pharmaceutical affairs review. The target review period for the designated products may be reduced to as short as 6 months, half the standard review period of 12 months for typical new pharmaceutical products.

2.Collaboration for multiple sclerosis treatments in Japan and Asia

Eisai and Biogen will enter into a sales collaboration to further expand contributions to patients in Japan and Asia (excluding China) through Biogen’s MS treatments. In Japan, Eisai will co- promote AVONEX, TYSABRI, and TECIFIDERA, MS treatments for which Biogen holds the rights, to accounts that Biogen currently does not call upon. In Asia (excluding China), Eisai now has sole promotion rights for the above three products as well as PLEGRIDY.

3.About Biogen

At Biogen, our mission is clear: we are pioneers in neuroscience. Biogen discovers, develops and delivers worldwide innovative therapies for people living with serious neurological and neurodegenerative diseases. Founded in 1978 as one of the world’s first global biotechnology companies by Charles Weissman and Nobel Prize winners Walter Gilbert and Phillip Sharp, today Biogen has the leading portfolio of medicines to treat multiple sclerosis; has introduced the first and only approved treatment for spinal muscular atrophy; and is focused on advancing neuroscience research programs in Alzheimer’s disease and dementia, neuroimmunology, movement disorders, neuromuscular disorders, pain, ophthalmology, neuropsychiatry, and acute neurology. Biogen also manufactures and commercializes biosimilars of advanced biologics.

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We routinely post information that may be important to investors on our website at website at www.biogen.com. To learn more, please visit www.biogen.com and follow us on social media – Twitter, LinkedIn, Facebook, YouTube.

3.About Eisai

Eisai Co., Ltd. is a leading global research and development-based pharmaceutical company headquartered in Japan. We define our corporate mission as “giving first thought to patients and their families and to increasing the benefits health care provides,” which we call our human health care (hhc) philosophy. With approximately 10,000 employees working across our global network of R&D facilities, manufacturing sites and marketing subsidiaries, we strive to realize our hhc philosophy by delivering innovative products to address unmet medical needs, with a particular focus in our strategic areas of Oncology and Neurology.

Leveraging the experience gained from the development and marketing of Aricept®, a treatment for Alzheimer’s disease and dementia with Lewy bodies, Eisai has been working to establish a social environment that involves patients in each community in cooperation with various stakeholders including the government, healthcare professionals and care workers, and is estimated to have held over ten thousand dementia awareness events worldwide. As a pioneer in the field of dementia treatment, Eisai is striving to not only develop next generation treatments but also to develop diagnosis methods and provide solutions.

For more information about Eisai Co., Ltd., please visit www.eisai.com.

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[***]

Exhibit 13.4(b)

Phase II/III Criteria for BAN2401 Eisai Collaboration Product

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[***]

Exhibit 13.4(b)(1)

BAN2401-201 Clinical Study Protocol, Amendment 01

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Exhibit 13.6(b)(vi)

Amounts Payable by Eisai upon Termination by Company for Eisai’s Breach

Table A

Status of applicable Eisai Collaboration Product on the effective date of termination	Amount Payable by Eisai to Company with respect to such Eisai Collaboration Product in the Territory during the Post Collaboration Term
Prior to or during Phase II Clinical Studies	[***]
Prior to or during Phase III Clinical Studies	[***]
Completed Phase III Clinical Studies	Lesser of (a) twenty five percent (25%) of Net Sales and (b) fifty percent (50%) of Collaboration Operating Profit

The determination of which amount is lesser, Net Sales or Collaboration Operating Profit, shall be made with respect to each Calendar Quarter, and Eisai shall pay to Company the applicable amounts in Table A on a Calendar Quarter basis within thirty (30) days after each Calendar Quarter. Eisai shall calculate Collaboration Operating Profit for the applicable Eisai Collaboration Product in accordance with the applicable Accounting Standards and the accounting principles set forth in Exhibit 8.9, and consistent with the provisions of any applicable Commercialization Agreement.

In the event the amount payable by Eisai to Company set forth in Table A is a percentage based on Net Sales, then during the applicable Post Collaboration Term on an Eisai Collaboration Product-by-Eisai Collaboration Product and Commercial Territory-by- Commercial Territory basis within the Territory, Eisai shall make payments to Company based on those percentages of Net Sales as set forth above in Table A, which shall be payable only once with respect to the same unit of Eisai Collaboration Product.

In the event the amount payable by Eisai to Company set forth in Table A is a percentage based on Collaboration Operating Profit, then during the applicable Post Collaboration Term on an Eisai Collaboration Product-by-Eisai Collaboration Product and Commercial Territory-by- Commercial Territory basis within the Territory, Eisai shall pay the percentage of Collaboration Operating Profit as set forth above in Table A.

Furthermore Section 8.5 (Taxes) and Section 8.6 (Records and Audit Rights) shall apply to the payment amounts described in this Exhibit 13.6(b)(vi).

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Certain Definitions used in this Exhibit 13.6(b)(vi)

“Post Collaboration Term” means, on an Eisai Collaboration Product-by-Eisai Collaboration Product and country-by-country basis, the period starting on the effective date of the termination with respect to an Eisai Collaboration Product in a given country and ending on the later of (i) twelve (12) years after the First Commercial Sale of such Eisai Collaboration Product in a given country and (ii) the earlier of (1) the date of expiration, lapse, or invalidation of the last Valid Claim Covering such Eisai Collaboration Product in such country, (2) the First Commercial Sale of a Generic Product with respect to such Eisai Collaboration Product in such country or (3) if such country is not a Major Market country or China, the First Commercial Sale of a Generic Product with respect to such Eisai Collaboration Product in the earlier of a Major Market country or China; provided that if the First Commercial Sale of such Eisai Collaboration Product in such country does not occur prior to the First Commercial Sale of a Generic Product with respect to such Eisai Collaboration Product in a Major Market country or China, then there shall be no Post Collaboration Term for such Eisai Collaboration Product in such country.

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Exhibit 14.2 Operational Separation
In the event that a Party elects, after delivery of an Operational Separation Notice in accordance with Section 14.2(b)(i) or 14.2(c)(iv)(B)(iii), the A/R Collaboration Agreement shall not be terminated in its entirety but shall be maintained in effect in accordance with its terms, except for the changes to the terms of this Agreement and effects described below (such changes and effects, an “Operational Separation”):

(A)Company shall cease to conduct any and all Development, Manufacturing and Commercialization activities with respect to Eisai Collaboration Products and Eisai Collaboration Molecules under this Agreement on and following the Separation Date and shall provide all assistance reasonably requested by Eisai to effect a timely transition of such activities to Eisai, which transition shall be conducted in a business-like fashion, with the expenses of such assistance being considered Development Costs or Commercialization Costs, as applicable based on the stage of the applicable Eisai Collaboration Product. Each Development Plan and Commercialization Plan in effect on the Separation Date shall automatically be deemed amended so that all references therein to activities to be conducted by Company shall thereafter be conducted by Eisai.

(B)Following a Change of Control, if the first NDA or MAA for BAN2401 Eisai Collaboration Product is filed before (i) the six (6)-month anniversary of such Change of Control and (ii) the Separation Date, then Company’s obligations with respect to (A) Development Costs relating to such BAN2401 Eisai Collaboration Product pursuant to Sections 3.2(a)(i), 3.2(a)(iii), 3.2(a)(iv) and 3.2(a)(v) and (B) Commercialization Costs pursuant to Section 5.3 and the Commercialization Agreements shall, in each case of (A) and (B), be reduced to an amount equal to eighty percent (80%) of the amount that would have been required prior to the Separation Date; provided that for purposes of this reduction, any royalties or one- time, extraordinary amounts payable (including any third party milestone amounts) shall not be deemed Commercialization Costs. For the avoidance of doubt, unless the requirements of (i) and (ii) in the preceding sentence are satisfied, Eisai’s obligations under the above provisions shall remain unchanged.

(C)Following a Change of Control, if the first NDA or MAA for E2609 Eisai Collaboration Product or any Backup Product is filed before (i) the six (6)- month anniversary of such Change of Control and (ii) the Separation Date, then Company’s obligations with respect to
(A) Development Costs relating to such E2609 Eisai Collaboration Product or Backup Product pursuant to Sections 3.2(b)(i), 3.2(b)(iii), 3.2(b)(iv) and 3.2(b)(v) and (B) Commercialization Costs pursuant to Section 5.3 and the Commercialization Agreements shall, in each case of (A) and (B), be reduced to an amount equal to eighty percent (80%) of the amount that would have been required prior to the Separation Date; provided that for purposes of this reduction, any royalties or one-time, extraordinary amounts payable (including any third party milestone amounts) shall not be deemed Commercialization Costs. For the avoidance of doubt, unless the requirements of (i) and (ii) in the preceding sentence are satisfied, Eisai’s obligations under the above provisions shall remain unchanged.

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(D)The following Sections of this Agreement shall be terminated as of the Separation Date: Section 2.6 (Alliance Managers), Section 3.5 (Development Subcontractors), Section 3.6 (Option Products; Option Exercise), Section 4.3(b)(i) except for the first sentence of such Section (Regulatory Responsibilities), Section 4.4 (Eisai Collaboration Product Withdrawals and Recalls), Section 4.5 (Pharmacovigilance Agreement), Section 5.1 (Overview), Section 5.2 (Global Branding Strategy), Section 5.5 (Commercialization Standards of Conduct) to the extent such Section refers to activities and obligations of Company, Section 5.6 (Commercialization Subcontractors), Article 6 (Manufacturing and Supply), Section 7.7 (Compliance with Third Party Agreements) and Section 7.8 (Limited Disclosure of Know- How). Any Section of this Agreement not explicitly set forth in the immediately preceding sentence shall survive and continue to apply on and after the Separation Date.

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